TO BE COUNTED PROXIES MUST BE RECEIVED NO LATER THAN

11:00 a.m. (CALGARY TIME) ON MAY 5, 2014

In order to ensure that your proxy is received in time for Agrium Inc.’s Annual and Special Meeting to be held on Wednesday, May 7, 2014, we recommend that you vote in the following ways:

VOTING METHOD	BENEFICIAL SHAREHOLDERS	REGISTERED SHAREHOLDERS
	If your shares are held with a broker, bank or other intermediary	If your shares are held in your name and represented by a physical certificate

INTERNET @	Visit www.proxyvote.com and enter your 12-digit control number located on the enclosed voting instruction form.	Go to www.cstvotemyproxy.com and follow the instructions. You will need your 13-digit control number, which is on your proxy form.
TELEPHONE	Canadian: Call 1-800-474-7493 U.S.: Call 1-800-454-8683 and provide your 12-digit control number located on the enclosed voting instruction form.	Call 1-888-489-5760 (toll-free in North America) from a touch-tone phone and follow the voice instructions. You will need your 13-digit control number which is noted on your proxy form. If you vote by telephone, you cannot appoint anyone other than the appointees named on your proxy form as your proxyholder.
FACSIMILE	Canadian: Fax your voting instruction form to 905-507-7793 or toll-free to 1-866-623-5305 in order to ensure that your vote is received before the deadline. U.S.: N/A	Complete, sign and date your proxy form and send it by fax to CST Trust Company at 1-866-781-3111 (toll-free in North America) or 1-416-368-2502 (outside North America).
MAIL	Complete, sign and date your voting instruction form and return it in the envelope provided.	Complete, sign and date your proxy form and return it in the envelope provided.

NOTICE OF MEETING

The Annual and Special Meeting of Shareholders of Agrium Inc. (the “Corporation”) will be held:

When:	Wednesday, May 7, 2014	Where:	Agrium Place
	11:00 a.m. (Calgary time)		Main Floor Rotunda
13131 Lake Fraser Drive S.E.
Calgary, Alberta T2J 7E8

Items of business

The following items of business will be covered, as more fully described in the attached management proxy circular:

1.	receive our audited consolidated financial statements and the auditors’ report thereon for the 2013 financial year;
2.	elect the directors;
3.	appoint the auditors for the 2014 financial year;
4.	vote, on a non-binding advisory basis, on a resolution to accept the Corporation’s approach to executive compensation;
5.	vote on a resolution to confirm amendments to our General By-Law No. 1;
6.	vote on a resolution to confirm an Advance Notice By-Law for nominations of directors by shareholders in certain circumstances;
7.	vote on a resolution to amend the Corporation’s Stock Option Plan to increase the number of authorized common shares to be reserved for issuance thereunder and to ratify the grant of an aggregate of 531,687 stock options issued thereunder; and
8.	transact any other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Who has the right to vote

You are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting if you are a shareholder of record at the close of business on March 19, 2014.

Your vote is important

The attached management proxy circular includes important information about the meeting and the voting process. Please read it carefully and remember to vote.

To be used at the meeting, completed proxies must be returned to CST Trust Company, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 so that they arrive by 11:00 a.m. (Calgary time) on Monday, May 5, 2014, or, if the meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chair of the meeting at his or her discretion, and the Chair of the meeting is under no obligation to accept or reject any particular late proxy. The Chair of the meeting may waive or extend the proxy cut-off without notice.

Non-registered shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting.

Questions

If you have any questions or need assistance to vote, please contact our proxy solicitation agent, CST Phoenix Advisors, by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States).

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary
March 19, 2014

MESSAGE FROM THE BOARD CHAIR AND FROM THE CHIEF EXECUTIVE OFFICER

Dear Shareholder:

The annual and special meeting of shareholders of Agrium Inc. (the “Corporation”) will be held on May 7, 2014, at Agrium Place, Main Floor Rotunda, 13131 Lake Fraser Drive S.E., Calgary, Alberta, at 11:00 a.m. (Calgary time).

The items of business to be considered at this meeting are described in the notice of annual and special meeting of shareholders of Agrium Inc. and the accompanying management proxy circular. The contents and the sending of this management proxy circular have been approved by the Board of Directors.

We encourage you to vote on the items of business to be conducted at the meeting, which can easily be done by following the instructions enclosed with this management proxy circular. Following the formal portion of the meeting, management will review the Corporation’s operational and financial performance during 2013 and provide an outlook on priorities for 2014 and beyond.

2013 was an eventful year for our business. The proxy dispute with JANA Partners LLC., while difficult, provided us with an opportunity to highlight the strengths of our integrated strategy and our ongoing initiatives to enhance shareholder value over the long term. In addition, we believe that the outcome of the proxy contest indicated a strong endorsement by the shareholders of our integrated strategy and of our Board of Directors.

A number of these initiatives highlighted Agrium’s continuing commitment to providing strong total shareholder returns, as well as our confidence in the outlook for the business. We believe that we can continue to deliver value-added growth across the value chain, while at the same time delivering significant returns of capital to shareholders.

Dividend Increase. In keeping with raising our dividend payments to shareholders since 2011, we again significantly increased our dividends this year, by $1.00 per common share in the third quarter of 2013 to a total dividend of $3.00 per common share on an annualized basis. The dividend increase demonstrates our confidence in the ability of the business to generate significant cash flow and is an indication of the strength of our position across the crop-input value chain. We are committed to returning capital to shareholders while continuing to deliver on value-adding growth. Further, our capital allocation policy calls for continued preservation of stakeholder value, growing shareholder value and return of excess capital. We believe we are clearly illustrating how the capital allocation policy is being executed.

Share Buybacks. Following the completion of our $900 million substantial issuer bid in late 2012, we commenced a normal course issuer bid in May 2013, under which we can purchase for cancellation up to approximately 7.5 million of our currently outstanding common shares until May 20, 2014. During 2013, we bought back approximately 5.8 million common shares under the normal course issuer bid. The normal course issuer bid was put in place because we believe the common shares are a sound investment in the context of equity market conditions and the repurchase of common shares is consistent with our objective of delivering a significant return of capital to shareholders over time. The bid has resulted in a higher earnings per share multiple and increased proportional market value of the common shares for all shareholders.

Transparent Retail Business Disclosure. In an effort to increase the transparency of our business, we have included additional disclosure metrics in respect of our retail business.

A Growing Company with a Focus on Operational Excellence. We were extremely pleased with our acquisition of Viterra’s Canadian retail business in 2013 and welcome all of the new customers and employees to the Agrium family. This business is an excellent strategic fit and our acquisition is expected to be highly accretive to share value. Throughout our history, Agrium has been a growth company, and growth remains a top priority for us with a focus on expansion projects in 2014, including at our Vanscoy potash mine and our Profertil, Argentina and Borger, Texas nitrogen operations. At the same time, we continue to make operational excellence a key focus for the organization – this is about ensuring we are making the most of the assets we have, and maximizing the value from investments we have already made.

Making Corporate Governance a Top Priority. We continue to make corporate governance a top priority, and to implement policies that are aligned with shareholders’ interests. In 2013 our board of directors adopted an advance notice by-law that we believe conforms to best corporate governance practices by setting out a balanced, clear and transparent process for all shareholders who intend to nominate directors at a shareholders’ meeting, including by requiring shareholders to disclose information concerning the proposed nominees as is mandated by applicable law. The advance notice by-law must be confirmed by shareholders at the meeting in order for it to continue in effect.

Your Vote is Important. Whether or not you plan to attend the annual and special meeting in person, we encourage you to vote promptly. Shareholder participation provides meaningful input regarding the strategy and direction of our business and we hope to continue to hear from you.

Many of our public documents, including our 2013 annual report, are available in the Investor centre on our website at www.agrium.com. We encourage you to visit our website during the year for information about your company, including news releases and investor presentations. To ensure you receive all the latest news on the Corporation, you can use the ‘email alerts’ subscribe feature on the Corporation’s website. Additional information relating to the Corporation is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml.

You can confidentially contact the Chair of our Board of Directors, or the independent directors as a group, by writing to them at our corporate office. These envelopes will be delivered unopened. Please send the sealed envelope to our corporate head office, marked as follows:

Private and Strictly Confidential

Agrium Inc.

13131 Lake Fraser Drive SE

Calgary, Alberta T2J 7E8

Attention:  Chair of the Board of Directors

If you want to confidentially contact the Chair of the Audit Committee, please send your sealed envelope to the same address, marked as follows:

Private and Strictly Confidential

Attention:  Chair of the Audit Committee

You can also contact our Board of Directors through our Corporate Secretary by sending an email to corporatesecretary@agrium.com.

We thank you for your ongoing support of Agrium.

Yours sincerely,

Victor J. Zaleschuk	Charles V. Magro
Board Chair	President & Chief Executive Officer
March 19, 2014	March 19, 2014

MANAGEMENT PROXY CIRCULAR

This circular, dated March 19, 2014, solicits proxies by or on behalf of management of Agrium Inc. for use at the Annual and Special Meeting of Shareholders to be held on Wednesday, May 7, 2014, or any adjournment or postponement thereof, at Agrium Place, Main Floor Rotunda, 13131 Lake Fraser Drive S.E., Calgary, Alberta, at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying notice of meeting.

In this circular, unless the context requires otherwise:

•	“Agrium”, the “Corporation”, “our”, “us”, or “we” means Agrium Inc.;
•	“circular” means this management proxy circular, including the schedules to this circular;
•	“common shares” means common shares of Agrium Inc.;
•	“meeting” means the Annual and Special Meeting of Shareholders to be held on Wednesday, May 7, 2014, or any adjournment or postponement thereof; and
•	“shareholders” or “you” means the holders of common shares of Agrium Inc.

Additional terms used in this circular are defined in Schedule A – Certain Definitions.

SECTION ONE: GENERAL INFORMATION

Section Index

Voting by Proxy	6
Exercise of Discretion by Proxyholder	7
Revocability of Proxy	7
Other Information	8
Additional Information	8
Currency	8
Date of Information	8

VOTING SHARES AND PRINCIPAL SHAREHOLDERS

Who Can Vote

We had 143,708,009 common shares outstanding as of March 19, 2014, which is the record date for the meeting. If you held common shares at the close of business on the record date, you or the person you appoint as your proxyholder can attend the meeting and vote your shares. Each common share you own represents one vote.

Principal Shareholders

As of the record date, to the knowledge of Agrium’s directors and executive officers, there are no shareholders that beneficially own, directly or indirectly, or control or direct, common shares carrying more than 10% of the votes attached to the common shares that may be voted at the meeting.

Quorum

In accordance with the amendments to Agrium’s General By-Law No. 1 adopted by the Board on December 12, 2013, a quorum for the transaction of business at the meeting is two shareholders present in person, or a duly appointed proxyholder or representative for such shareholder, together holding or representing not less than 25% of the votes attached to the common shares that may be voted at the meeting. If a quorum is present at the opening of the meeting, shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting, shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business. For details about the amendment to the Corporation’s quorum requirement for meetings of shareholders, see “Section Three: Business of the Meeting – Confirmation of Amendments to General By-Law No. 1”.

How to Vote

Registered Shareholders

The enclosed proxy form indicates whether you are a registered shareholder. You are a registered shareholder if your common shares are held in your name and you have a share certificate. Registered shareholders can vote as follows:

•	IN PERSON AT THE MEETING: If you wish to vote in person at the meeting, please register with CST Trust Company when you arrive at the meeting; or

•	BY PROXY:

•	INTERNET: Go to www.cstvotemyproxy.com and follow the instructions. You will need your 13-digit control number, which is on your proxy form.

•	TELEPHONE: Call 1-888-489-5760 (toll-free in North America) from a touch-tone phone and follow the voice instructions. You will need your 13-digit control number which is noted on your proxy form. If you vote by telephone, you cannot appoint anyone other than the appointees named on your proxy form as your proxyholder.

•	FAX: Complete, sign and date your proxy form and send it by fax to CST Trust Company at 1-866-781-3111 (toll-free in North America) or 1-416-368-2502 (outside North America).

•	MAIL: Complete, sign and date your proxy form and return it in the envelope provided.

Non-Registered (Beneficial) Shareholders

You are a non-registered (beneficial) shareholder if your common shares are held in a nominee’s name such as a bank, trust company, securities broker or other nominee. Generally, the voting instruction form or other form of proxy provided by your nominee indicates whether you are a beneficial shareholder. In order to vote, follow the instructions on the voting instruction form or other form of proxy provided by your nominee.

PROXIES

Persons Making the Solicitation

This solicitation is made on behalf of the management of the Corporation. In addition to soliciting proxies by mailing this circular, directors, officers, employees and agents of the Corporation may solicit proxies personally, by telephone or by other means of communication. All costs of soliciting, preparing and mailing of the form of proxy (in the form accompanying this circular), notice of meeting and this circular will be borne by us.

About our Proxy Solicitation Agent

CST Phoenix Advisors, a division of Canadian Stock Transfer Company Inc., has been retained by the Corporation as our proxy solicitation agent in connection with the solicitation of proxies for the meeting. CST Phoenix Advisors will receive a fixed fee of CAD$50,000, plus disbursements and a telephone call fee from the Corporation for its solicitation services. CST Phoenix Advisors may also receive additional fees from the Corporation for their other services. The contact information for CST Phoenix Advisors is set out on the last page of this circular.

Voting in Person

Whether or not you plan to attend the annual and special meeting in person, we encourage you to vote promptly. Shareholder participation provides meaningful input regarding the strategy and direction of our business and we hope to continue to hear from you. If you are a registered shareholder and you wish to vote in person at the meeting, your vote can be taken and counted at the meeting.

Agrium does not have access to all the names of its non-registered shareholders. Therefore, if you are a non-registered shareholder and attend the meeting, we will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as a proxyholder. If you wish to vote in person at the meeting, insert your name in the space provided on the proxy form or voting instruction form sent to you by your nominee. In doing so you are instructing your nominee to appoint you as a proxyholder. Complete the form by following the return instructions provided by your nominee. You should report to a representative of CST Trust Company upon arrival at the meeting.

Voting by Proxy

The persons named in the enclosed proxy are directors or executive officers of the Corporation. You have the right to appoint another person or company (who need not be a shareholder) to represent you at the meeting. To do so, insert the name of that person in the space provided in the proxy and strike out the other names, or complete and submit another appropriate form of proxy, and in either case deposit such proxy with the Corporation at the place and within the time specified below for the deposit of proxies.

Shareholders who want to vote by proxy must ensure that their proxy is returned to the following address in accordance with the instructions below:

CST Trust Company

P.O. Box 721

Agincourt, Ontario M1S 0A1

Attention: Proxy Department

The proxy must be returned to the above address so that it arrives by 11:00 a.m. (Calgary time) on Monday, May 5, 2014 or, if the meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date at which the meeting is reconvened. Late proxies may be accepted or rejected by the Chair of the meeting at his or her discretion and the Chair of the meeting is under no obligation to accept or reject any particular late proxy. The Chair of the meeting may waive or extend the proxy cut-off without notice.

Non-registered (beneficial) shareholders cannot vote their shares directly but must direct their nominee on how to vote their shares. Beneficial shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their nominee. The voting instruction form or other form of proxy must be submitted to allow enough time for the nominee to receive it and send it to CST Trust Company in time for the meeting as described above. Every nominee has its own procedures which should be carefully followed by non-registered shareholders in order to ensure that their common shares are voted at the meeting.

Alternatively, you can vote using the Internet, by telephone or by fax in accordance with the instructions set out earlier in this Circular.

Questions

If you have any questions or need assistance to vote, please contact our proxy solicitation agent. Shareholders should contact CST Phoenix Advisors by email at inquiries@phoenixadvisorscst.com or by telephone at 1-866-822-1242 (toll-free within Canada or the United States) or 1-201-806-2222 (for collect calls outside Canada and the United States).

Exercise of Discretion by Proxyholder

The persons named in the enclosed proxy must vote or withhold from voting in accordance with your instructions on the proxy. The persons named in the enclosed proxy will have discretionary authority with respect to any amendments or variations of the matters of business to be acted on at the meeting or any other matters properly brought before the meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the meeting is routine and whether or not the amendment, variation or other matter that comes before the meeting is contested. The persons named in the enclosed proxy will vote on such matters in accordance with their best judgment. As at the time this circular was printed, the Corporation did not know of any such amendment, variation or other matter.

If you appoint the proxyholders named in the enclosed proxy, but do not tell them how you want to vote your shares, your shares will be voted:

•	for electing each nominated director;

•	for appointing KPMG LLP, chartered accountants, as auditors of the Corporation;

•	for the non-advisory vote on our approach to executive compensation;

•	for a resolution confirming amendments to our general by-laws to increase the quorum requirements applicable to shareholders’ and directors’ meetings and eliminate the ability of the chairman of shareholders’ and directors’ meetings to have a casting vote;

•	for a resolution confirming an advance notice by-law for nominations of directors by shareholders in certain circumstances; and

•	for a resolution to increase the number of authorized common shares reserved under Agrium’s Stock Option Plan and to ratify the grant of an aggregate of 531,687 stock options issued thereunder.

Revocability of Proxy

You may revoke your proxy at any time prior to its use if you change your mind about how you want to vote your common shares. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by depositing an instrument in writing at our head office at the following address any time up to and including the last business day before the meeting:

Agrium Inc.

13131 Lake Fraser Drive SE

Calgary, Alberta T2J 7E8

Attention:  Corporate Secretary

Email:          corporatesecretary@agrium.com

You may also revoke your proxy by depositing an instrument in writing with the Chair of the meeting prior to the commencement of the meeting.

The instrument in writing can be from you or your attorney, if he or she has your written authorization. If the shares are owned by a corporation, the instrument in writing must be from its authorized officer or attorney.

If you are a non-registered (beneficial) shareholder, please contact your nominee for instructions on how to revoke your voting instruction form or other form of proxy provided by your nominee. See “Non-Registered (Beneficial) Shareholders” above.

OTHER INFORMATION

Additional Information

Financial information for the Corporation is provided in our comparative financial statements and MD&A for our most recently completed financial year.

Additional information relating to the Corporation is available under Agrium’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml. Any shareholder wishing to receive a copy of this circular, our 2013 Annual Report (including our consolidated annual financial statements and MD&A for the Corporation’s most recently completed financial year) and our Annual Information Form dated February 24, 2014 may do so free of charge by contacting our head office at the following address:

Agrium Inc.

13131 Lake Fraser Drive SE

Calgary, Alberta T2J 7E8

Attention: Corporate Secretary

Email:         corporatesecretary@agrium.com

A reference made in this circular to other documents or to information or documents available on a website does not constitute the incorporation by reference into this circular of such other documents or such information or documents available on such website unless otherwise stated.

Currency

Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Date of Information

Unless otherwise specified, the information contained in this circular is given as of March 19, 2014.

SECTION TWO: LEGAL ADVISORIES

Section Index

Forward-looking Statements Advisory	9
IFRS Advisory	10
Additional IFRS and Non-IFRS Financial Measures Advisory	10

FORWARD-LOOKING STATEMENTS ADVISORY

Certain statements and other information included in this management proxy circular constitute “forward-looking information” or “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this document other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: our positive outlook and ability to continue achieving record results and significant and sustainable value; the composition of our Board and its ability to oversee Agrium’s integrated strategy, safeguard the interests of all Agrium shareholders and preserve and enhance shareholder value; our ability to continue to deliver value-added growth across the value chain, while at the same time delivering significant returns of capital to shareholders; and our ability to return capital to shareholders through dividend payments while continuing to deliver on value-adding growth. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this circular are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Refer to the discussion under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2013 (the “2013 MD&A”), which section is incorporated herein by reference, with respect to the material assumptions and risks associated with the forward-looking statements. The 2013 MD&A is available on our website at www.agrium.com and has been filed with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml. Upon request, we will promptly provide a copy of the 2013 MD&A to an Agrium shareholder, free of charge.

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include risks set forth in our Annual Information Form for the year ended December 31, 2013 under the heading “Risk Factors” and the risks set forth in the 2013 MD&A under the heading “Enterprise Risk Management – Key Business Risks” and under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”, which sections are incorporated herein by reference. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this circular as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

IFRS ADVISORY

Historical financial information relating to Agrium for 2013, 2012 and 2011 presented and discussed in this circular is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

ADDITIONAL IFRS AND NON-IFRS FINANCIAL MEASURES ADVISORY

Certain measures used in this circular and outlined below are not prescribed by IFRS. We consider these financial measures to provide useful information to both management and investors and for certain other purposes. For a discussion of how certain of such measures are calculated and their usefulness to users including management, please refer to our 2013 MD&A under the heading “Additional IFRS and Non-IFRS Financial Measures” at pages 83 and 84. The other financial measures are used for measuring performance and setting executive compensation.

EBIT, ROCE, and ROOCE are presented in our Consolidated Financial Statements and are classified as additional IFRS measures. EBITDA, Wholesale EBITDA, Retail EBITDA, Retail EBITDA as a percentage of sales, Wholesale EBIT, Retail EBIT, Retail operating cost as a percentage of gross profit, Retail working capital as a percentage of sales, corporate operating cost as a percentage of gross profit, Wholesale manufacturing fixed costs, Wholesale warehouse and terminal fixed costs, corporate funds flow from operations, cash flow cycle time, and debt to debt + equity are not recognized measures under IFRS and our method of calculation may not be comparable to other companies. Similarly, EBITDA should not be used as an alternative to net earnings from continuing operations as determined in accordance with IFRS. For a reconciliation of EBITDA to EBIT, Wholesale EBITDA to Wholesale EBIT, and Retail EBITDA to Retail EBIT, as determined in accordance with IFRS, and for a disclosure of the components of ROCE and ROOCE, please refer to our 2013 MD&A under the heading “Additional IFRS and Non-IFRS Financial Measures” at page 85. For a reconciliation of corporate funds flow from operations to cash provided by operating activities as determined in accordance with IFRS, and for a disclosure of the components of debt to debt + equity, please refer to Schedule B – Additional Information Relating to Certain Non-IFRS Financial Measures.

SECTION THREE: BUSINESS OF THE MEETING

Section Index

Matters to Be Voted On	11
Election of Directors	11
Majority Voting Policy	12
Financial Statements	12
Appointment of Auditors	12
External Audit Service Fees (By Category)	13
Advisory Vote on Executive Compensation	13

Confirmation of Amendments to General By-Law No. 1	14
Amendments to General By-Law No. 1	14
Resolution to Confirm Amendments to General By-Law No. 1	14
Confirmation of Advance Notice By-Law No. 2	15
Advance Notice By-Law No. 2	15
Resolution to Confirm Advance Notice By-Law No. 2	16
Amendments to Stock Option Plan and Ratification of Stock Option Grants	16

MATTERS TO BE VOTED ON

You will be asked to vote on the following items of business:

1.	the election of each director;
2.	the appointment of auditors;
3.	our approach to executive compensation, on a non-binding advisory basis;
4.	a resolution to confirm amendments to our general by-laws to increase the quorum requirements applicable to shareholders’ and directors’ meetings and eliminate the ability of the chairman of shareholders’ and directors’ meetings to have a casting vote;
5.	a resolution to confirm an advance notice by-law for nominations of directors by shareholders in certain circumstances;
6.	a resolution to increase in the number of authorized common shares to be reserved for issuance under Agrium’s Stock Option Plan and to ratify the grant of an aggregate of 531,687 stock options issued thereunder; and
7.	such other business as may properly be brought before the meeting.

ELECTION OF DIRECTORS

Our articles require us to have between three and fifteen directors on our Board. Subject to our articles, the Board is entitled to determine the number of directors from time to time.

Our nominees for election as directors are set out below. Each is currently a member of the Board and is standing for re-election. If elected, each will serve until the earlier of our next annual meeting or until his or her successor is elected or appointed.

David C. Everitt	Charles V. Magro

Russell K. Girling	A. Anne McLellan

Susan A. Henry	Derek G. Pannell

Russell J. Horner	Mayo M. Schmidt

David J. Lesar	Victor J. Zaleschuk

John E. Lowe

Agrium’s Board has a proven track record of effective corporate governance and value creation. As a result of having added Chuck Magro, our new director as of October 3, 2013, who replaced Mike Wilson as the President & Chief Executive Officer of the Corporation on January 1, 2014, we

believe we continue to have an outstanding group of directors with the right mix of skills, perspectives, experience and expertise to oversee Agrium’s strategy and the continued creation of shareholder value.

See “Section Four: About Agrium’s Nominees” for information relating to each of the directors nominated by Agrium, including the number and percentage of votes cast FOR and WITHHELD from each individual director at the 2013 Annual General Meeting.

The enclosed proxy permits you to vote in favour of all of our nominees, to vote in favour of some nominees and withhold votes for other nominees, or to withhold votes for all nominees. Unless instructed otherwise, persons named in the enclosed proxy will vote FOR the election of all of our nominees as directors.

Majority Voting Policy

Under Agrium’s Directors Majority Voting Policy, in an uncontested election of directors, if a director does not receive the support of a majority of the votes cast at the annual meeting of shareholders in his or her favour, that director will tender his or her resignation to the Board Chair, to be effective upon acceptance by the Board. The Corporate Governance & Nominating Committee will expeditiously consider the director’s offer to resign and make a recommendation to the Board whether to accept it. The Board will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance & Nominating Committee at which the resignation is considered. This policy has been codified in the Corporate Governance Guidelines which can be found on our website under “Governance” at www.agrium.com. This policy does not apply in circumstances involving contested director elections.

The Corporation will file with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com a report that discloses the outcome of the vote for each matter voted upon at the meeting and issue a press release regarding all items of business conducted at the meeting including the detailed results of the vote for the election of directors.

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the year ended December 31, 2013 and the auditors’ report for the 2013 financial year will be placed before the meeting. These audited consolidated financial statements form part of our 2013 Annual Report. Copies of the 2013 Annual Report may be obtained from the Corporate Secretary upon request and will be available at the meeting. The full text of the 2013 Annual Report is available on our website at www.agrium.com and has been filed with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml.

APPOINTMENT OF AUDITORS

KPMG LLP have been our auditors since 1993. At our 2013 Annual General Meeting, the re-appointment of KPMG LLP as our auditors was approved by shareholders. Approximately 97.21% of votes cast were FOR the re-appointment of KPMG LLP as our auditors and approximately 2.79% of votes cast were WITHHELD for the re-appointment of KPMG LLP as our auditors.

The Board unanimously recommends that the shareholders vote FOR the re-appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting.

External Audit Service Fees (By Category)

The Audit Committee has implemented a Pre-Approval Policy for Audit and Non-Audit Services for the pre-approval of services performed by our auditors. The objective of the Policy is to specify the scope of services permitted to be performed by our auditors and to ensure that the independence of our auditors is not compromised through engaging them for other services. Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and quarterly reviews whether these services affect KPMG LLP’s independence. All services performed by our auditors in 2013 complied with the Pre-Approval Policy for Audit and Non-Audit Services, and professional standards and securities regulations governing auditor independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2013 and 2012. During these years, KPMG LLP was the Company’s only external auditor.

	Year Ended December 31
Category	2013 (CAD$)	2012 (CAD$)
Audit Fees(1)	$4,556,000	$4,377,000
Audit-Related Fees(2)	$15,000	$12,000
Tax Fees(3)	$245,000	$316,000
All Other Fees	Nil	Nil

Total	$4,816,000	$4,705,000

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of the Corporation’s financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	For professional services rendered by KPMG LLP for specified audit procedures regarding financial assurances issued to certain government agencies, and services which are reasonably related to the performance of the audit of the Corporation’s financial statements.
(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning with respect to Canadian, U.S. and key international jurisdictions; review of tax filings; assistance with the preparation of tax filings; tax advice relating to potential asset and business acquisitions/combinations; and other tax planning, compliance, and transaction services.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The underlying principle for executive pay throughout the Corporation is “pay-for-performance”. We believe that this philosophy achieves the goal of attracting and retaining excellent employees and executive officers, while rewarding demonstrated behaviours that reinforce the Corporation’s values and help to deliver on its corporate objectives. A detailed discussion of our executive compensation program is provided in “Section Seven: Executive Compensation Governance — Compensation Discussion & Analysis” and “Section Seven: Executive Compensation Governance — 2013 Executive Compensation”.

The Board believes that it is essential for shareholders to be well informed of the Corporation’s approach to executive compensation and considers a non-binding advisory vote on executive compensation to be an important part of the ongoing process of engagement between the shareholders and the Board. Accordingly, the Board has determined to again provide shareholders with the opportunity to vote FOR or AGAINST our approach to executive compensation through the following resolution:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in the management proxy circular delivered in advance of the 2014 annual and special meeting of the shareholders of the Corporation.”

This resolution conforms to the form of resolution recommended by the Canadian Coalition for Good Governance and is in the same form as our “Say-on-Pay” resolution that was approved by shareholders at the 2013 Annual General Meeting. As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation and, if there is a significant proportion of votes against the “Say-on-Pay” resolution, the Board will take steps to better understand any shareholder concerns that might have influenced the voting.

The Board unanimously recommends that the shareholders vote FOR the approach to executive compensation as described in this circular. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the approach to executive compensation as described in this circular.

At our 2013 Annual General Meeting, the “Say-on-Pay” resolution was approved by shareholders. Approximately 94,229,422 (or 82.08%) of votes cast were FOR the approach to executive compensation and approximately 20,566,405 (or 17.92%) of votes cast were WITHHELD for the approach to executive compensation. The voting results have been filed under Agrium’s profile on SEDAR at www.sedar.com.

CONFIRMATION OF AMENDMENTS TO GENERAL BY-LAW NO. 1

On December 12, 2013, the Board, on the recommendation of the Corporate Governance & Nominating Committee, adopted certain amendments to Agrium’s General By-Law No. 1.

The following is a summary only of the principal provisions of the amendments to Agrium’s General By-Law No. 1 and is qualified by reference to the full text of Agrium’s General By-Law No. 1 attached as Schedule C – General By-Law No. 1. The full text of General By-Law No. 1 is also available on our website at www.agrium.com and has been filed with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml.

Amendments to General By-Law No. 1

The amendments to General By-Law No. 1 were adopted in order to keep pace with evolving corporate governance practices. The amendments:

•	increase the quorum requirements for meetings of shareholders from two or more persons holding or representing at least 10% of the votes attached to the common shares entitled to be cast at the meeting to two or more persons holding or representing at least 25% of the votes attached to the common shares entitled to be cast at the meeting;

•	increase the quorum requirements for meetings of the Board from three directors to a majority of the directors; and

•	eliminate the ability of the chairman of shareholders’ and directors’ meetings to have a casting vote.

Resolution to Confirm Amendments to General By-Law No. 1

The amendments to General By-Law No. 1 are in effect until they are confirmed, confirmed as amended or rejected by shareholders at the meeting, and if confirmed, will continue in effect. Accordingly, shareholders are being asked to confirm the amendments to General By-Law No. 1 at the meeting so that the amendments to General By-Law No. 1 can continue in effect.

The Corporation believes that the amendments to General By-Law No. 1 conform to the published guidelines of major proxy advisory firms.

The resolution to confirm the amendments to General By-Law No. 1 is as follows:

“RESOLVED as an ordinary resolution that:

1.	the amendments to the Corporation’s General By-Law No. 1, in the form adopted by the Board of Directors of the Corporation on December 12, 2013 and attached as Schedule C – General By-Law No. 1, be and are hereby confirmed as by-laws of the Corporation; and

2.	any officer of the Corporation be and is hereby authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

The resolution must be passed, with or without amendment, by not less than a majority of votes cast by shareholders who vote in person or by proxy in respect of the resolution at the meeting. No shareholders are excluded from voting in respect of the resolution.

The Board unanimously recommends that the shareholders vote FOR the resolution to confirm the amendments to General By-Law No. 1 as described in this circular. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the amendments to General By-Law No. 1.

CONFIRMATION OF ADVANCE NOTICE BY-LAW NO. 2

On December 12, 2013, the Board, on the recommendation of the Corporate Governance & Nominating Committee, adopted Advance Notice By-Law No. 2.

The following is a summary only of the principal provisions of Advance Notice By-Law No. 2 and is qualified by reference to the full text of the Advance Notice By-Law attached as Schedule D – Advance Notice By-Law No. 2. The full text of the Advance Notice By-Law is also available on our website at www.agrium.com and has been filed with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml.

Advance Notice By-Law No. 2

The Advance Notice By-Law establishes a framework for the advance notice by shareholders intending to nominate directors. In general, the Advance Notice By-Law:

•	sets a deadline in advance of a shareholders’ meeting at which directors are to be elected for a shareholder to notify Agrium of its intention to nominate one or more directors; and

•	sets forth the information that the shareholder must include for the notice to be valid.

The Advance Notice By-Law does not interfere with the ability of shareholders to requisition a meeting or to nominate directors by way of a shareholder proposal in accordance with the Canada Business Corporations Act.

To be timely, a shareholder must give a valid notice to the Corporation:

•	in the case of an annual meeting of shareholders, not less than 30 and not more than 65 days before the date of the meeting; provided that if the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given not later than the close of business on the tenth day following such public announcement; and

•	in the case of a special meeting (which is not also an annual meeting) of shareholders, not later than the close of business on the fifteenth day following the day on which the first public announcement of the date of the meeting was made.

The Advance Notice By-Law authorizes the chairman of the shareholders’ meeting to determine whether a nomination was made in accordance with the procedures set forth in the Advance Notice By-Law and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination may be disregarded. The Board may, in its sole discretion, waive any requirement of the Advance Notice By-Law.

The Board believes that the Advance Notice By-Law sets out a clear and transparent process for all shareholders who intend to nominate directors at a shareholders’ meeting, by providing a reasonable time frame for shareholders to notify the Corporation of their intention to nominate directors and by requiring shareholders to disclose information concerning the proposed nominees as is mandated by applicable securities laws. The Board will be able to evaluate the proposed nominees’ qualifications and suitability as directors and respond as appropriate in the best interests of the Corporation. The Advance Notice By-Law is also intended to facilitate an orderly and efficient meeting process.

Resolution to Confirm Advance Notice By-Law No. 2

The Advance Notice By-Law No. 2 is in effect until it is confirmed, confirmed as amended or rejected by shareholders at the meeting, and if confirmed, will continue in effect. Accordingly, shareholders are being asked to confirm the Advance Notice By-Law No. 2 at the meeting so that the Advance Notice By-Law No. 2 can continue in effect.

The Corporation believes that the Advance Notice By-Law No. 2 conforms to the published guidelines of major proxy advisory firms.

The resolution to confirm the Advance Notice By-Law No. 2 is as follows:

“RESOLVED as an ordinary resolution that:

1.	the Corporation’s Advance Notice By-Law No. 2, in the form adopted by the Board of Directors of the Corporation on December 12, 2013 and attached as Schedule D – Advance Notice By-Law No. 2, be and is hereby confirmed as by-laws of the Corporation; and

2.	any officer of the Corporation be and is hereby authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

The resolution must be passed, with or without amendment, by not less than a majority of votes cast by shareholders who vote in person or by proxy in respect of the resolution at the meeting. No shareholders are excluded from voting in respect of the resolution.

The Board unanimously recommends that the shareholders vote FOR the resolution to confirm the Advance Notice By-Law No. 2 as described in this circular. Unless instructed otherwise, the persons named in the enclosed proxy will vote FOR the Advance Notice By-Law No. 2.

AMENDMENTS TO STOCK OPTION PLAN AND RATIFICATION OF STOCK OPTION GRANTS

The purpose of the Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”) is to provide officers and employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through Stock Options (which include stock options with tandem stock appreciation rights (or “SARs”)) to participate in an increase in the equity value of our common shares. The Board believes that the granting of awards under the Stock Option Plan is an important part of Agrium’s overall compensation program. As a long-term incentive award, it also helps Agrium deliver market competitive compensation to plan participants, and attract and retain talented officers and employees.

The maximum number of common shares reserved for issuance under the Stock Option Plan was last increased in 2007 by 1 million common shares. On February 21, 2014, the Board approved an increase in the maximum number of common shares reserved for issuance under the Stock Option Plan (in combination with any other security-based compensation arrangement of the Corporation) by 5 million common shares, which will cover 531,687 common shares that are subject to outstanding Stock Options that have not been approved by shareholders, and 4,468,313 common shares that will be available for future Stock Option grants. The Stock Option Plan is the Corporation’s only compensation plan providing for the issuance of securities of the Corporation as compensation and is accordingly the only security-based compensation arrangement for purposes of TSX Company Manual Section 613 — Security-Based Compensation Arrangements.

The following table sets forth the maximum potential dilution under the Stock Option Plan, both before and after the proposed increase, based on 143,708,009 outstanding common shares as at the date of this circular:

	Common Shares Subject to Outstanding Stock Options Currently Approved by Shareholders (a)	Common Shares Subject to Outstanding Stock Options Not Currently Approved by Shareholders (b)	Common Shares Available for Future Stock Option Grants Before Proposed Increase of 5 million Common Shares (c)	Common Shares Available for Future Stock Option Grants After Proposed Increase of 5 million Common Shares, less the number of Common Shares under column (b) (d)	Maximum Common Shares Subject to Outstanding Options and Available for Future Stock Option Grants (the total of columns (a), (b) and (d))
Number of common shares	1,911,990	531,687	Nil	4,468,313	6,911,990
Percentage of common shares	1.33%	0.37%	0%	3.11%	4.81%

The proposed increase has been conditionally approved by the Toronto Stock Exchange and must be approved by shareholders. The Corporation believes that after giving effect to the proposed increase of 5 million common shares, the maximum level of dilution of 4.81% that would result if all Stock Options subject to and available for future grants under the Stock Option Plan are exercised for common shares is within the levels recommended by major proxy advisory firms.

The following table summarizes the 531,687 common shares subject to outstanding Stock Options that have not been approved by shareholders and that are subject to shareholder ratification, which are outstanding due to the Corporation having inadvertently exceeded its previously approved total fixed plan maximum number of common shares issuable under the Stock Option Plan as a result of administrative error. None of the Stock Options subject to shareholder ratification are held by non-executive directors because non-executive directors are not eligible to participate in the Stock Option Plan:

	Stock Options/Tandem SARs (#)	Exercise Price (U.S.$)	Expiry Date
Officers and Employees	418,482	$90.53	Feb 24, 2024
Officers and Employees	113,295	$101.13	Feb 25, 2023

459,275 of the Stock Options have been allocated to insiders of the Corporation. No Stock Options to acquire common shares may be exercised until such time as the Corporation has obtained shareholder approval for the increase in the number of common shares to be reserved for issuance upon the exercise of Stock Options under the Stock Option Plan.

The resolution to approve the proposed increase is as follows:

“RESOLVED as an ordinary resolution that:

1.	the number of common shares of the Corporation to be reserved for issuance upon the exercise of stock options for common shares under the Agrium Inc. Amended and Restated Stock Option and Tandem SAR Plan (the “Plan”) is hereby increased by an additional 5 million common shares, such that the aggregate number of common shares to be reserved for issuance upon the exercise of stock options for common shares under the Plan, when combined with any other security-based compensation arrangement of the Corporation, shall be 6,911,990 common shares, and the total fixed maximum number of common shares issuable under the Plan, including common shares that have been issued upon exercise of stock options since inception of the Plan, when combined with any other security-based compensation arrangement of the Corporation, shall be 18,650,625 common shares;

2.	the grant of an aggregate of 531,687 outstanding stock options (including tandem stock appreciation rights) exercisable for common shares to officers and employees of the Corporation and its affiliates, of which 418,484 have an exercise price of U.S.$90.53 and expire February 24, 2024 and 113,295 have an exercise price of U.S.$101.13 and expire February 25, 2023, that has not been approved by shareholders is hereby ratified, confirmed and approved; and

3.	any officer of the Corporation be and is hereby authorized to take such actions as such officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.”

The resolution must be passed, with or without amendment, by not less than a majority of votes cast by shareholders who vote in person or by proxy in respect of the resolution at the meeting. No shareholders are excluded from voting in respect of the resolution.

The Board unanimously recommends that shareholders approve the proposed increase by voting for the resolution. Unless instructed otherwise, the persons named in our form of proxy will vote FOR the resolution to approve the proposed increase and to ratify, confirm and approve the grant of outstanding stock options.

For further details about the Stock Option Plan, see “Section Seven: Executive Compensation Governance — Compensation Discussion & Analysis — Components of Compensation — Long-Term Incentives — Stock Option Plan”.

SECTION FOUR: ABOUT AGRIUM’S NOMINEES

All of our nominees proposed for election to the Board are currently directors of the Corporation. We believe that each nominee will be able to continue to serve as a director. If, for any reason, any nominee is unavailable to serve, the persons named in the enclosed proxy will be able to vote in their discretion for any substitute nominee or nominees.

For information about each director’s attendance at Board and Committee meetings, the compensation paid to directors, the equity in the Corporation held by each of the directors, Board composition (including the independence of the directors) and director succession planning, see “Section Six: Corporate Governance”.

Voting results from our 2013 Annual General Meeting are also provided below in respect of each director who was a nominee and appointed at such meeting. Total voting numbers are lower in respect of certain directors due to the fact that these directors were not included on the form of proxy distributed by a dissident shareholder for use at the meeting and shareholders who voted using such form were not able to vote for such directors.

Mr. David C. Everitt Director since 2013 Age: 61 Residence: Marco Island, Florida, U.S.A. Independent Occupation: Corporate Director

DAVID C. EVERITT, 61, B. Sc. (Engineering), was elected to our Board in 2013. Mr. Everitt was appointed interim CEO on March 3, 2014 of Harsco Corporation, a worldwide industrial company. Mr. Everitt is the former President, Agriculture and Turf Division — North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor and Turf Products of Deere & Company. Mr. Everitt served as President of Deere’s Ag Division from 2001 until his retirement in September 2012. During that time, he led significant growth in overseas markets as well as streamlining the North American and European distribution footprint. Since joining Deere & Company in 1975, Mr. Everitt held a variety of management positions in the areas of industrial engineering, production engineering, mechanical services and sales throughout the company. Mr. Everitt also serves on the Board of the National Business Aviation Association located in Washington, D.C.

Current Public Company Directorships

•	Harsco Corporation, a worldwide industrial company (NYSE)
•	Brunswick Corporation, a worldwide manufacturing company (NYSE)

Current Committee Memberships

•	Audit Committee
•	Corporate Governance & Nomination Committee

Skills and Qualifications

Mr. Everitt brings over 37 years of extensive industry expertise to Agrium, including leadership knowledge gained from managing the world’s leading manufacturer and distributor of agricultural machinery. With expertise in industrial engineering, production engineering, mechanical services and sales, Mr. Everitt is able to provide a valuable perspective on Agrium’s innovation and investment across the value chain. His deep understanding of procurement, marketing and distribution in the global agricultural marketplace is also extremely beneficial to the Board in the context of Agrium’s wholesale and retail businesses.

2013 Annual General Meeting Voting Results

• For:	100,622,346 (87.82%)
• Withheld:	13,960,364 (12.18%)

Mr. Russell K. Girling Director since 2006 Age: 51 Residence: Calgary, Alberta, Canada Independent Occupation: President and CEO of TransCanada Corporation

RUSSELL K. GIRLING, 51, B. Comm., M.B.A. (Finance), was elected to our Board in 2006. Mr. Girling is a Director and the President and Chief Executive Officer of TransCanada Corporation, a diversified energy and pipeline company (having been appointed in July 2010), and the former Chief Operating Officer of TransCanada Corporation. Mr. Girling is a former Chairman of the Interstate Natural Gas Association of America (INGAA) and the Natural Gas Council (NGC), and a former director of the Canadian Energy Pipeline Association (CEPA). Mr. Girling is the former Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., (the general partner of TC Pipelines, L.P. (a pipeline limited partnership)), a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.), and a former director of Bruce Power Inc. (a nuclear power company). Mr. Girling was previously President, Pipelines, of TransCanada Corporation, President of TransCanada Gas Services, a division of TransCanada Corporation, Executive Vice President, Power of TransCanada Energy, and Executive Vice President, Corporate Development and Chief Financial Officer of TransCanada Corporation. Mr. Girling is also a former director of the Alberta Children’s Hospital Fund.

Current Public Company Directorships

•	TransCanada Corporation, a diversified energy and pipeline company (TSX, NYSE)

Current Committee Memberships

•	Audit Committee
•	Environment, Health, Safety & Security Committee

Skills and Qualifications

Agrium and its Board benefit from Mr. Girling’s extensive governance of prominent public companies and management experience gained across a variety of resources businesses, including energy and oil and gas.

2013 Annual General Meeting Voting Results

• For:	100,365,740 (87.59%)
• Withheld:	14,217,405 (12.41%)

Dr. Susan A. Henry Director since 2001 Age: 67 Residence: Ithaca, New York, U.S.A. Independent Occupation: Professor of Molecular Biology and Genetics at Cornell University

SUSAN A. HENRY, 67, B.Sc. (Zoology), Ph.D. (Genetics), was elected to our Board in 2001. Dr. Henry is a Professor of Molecular Biology and Genetics and Dean Emerita of the College of Agriculture and Life Sciences at Cornell University. Dr. Henry previously served as Dean of the Mellon College of Science at Carnegie Mellon University in Pittsburgh, PA. She is a Fellow of the American Association for the Advancement of Science since 1994, a Fellow of the American Academy of Microbiology since 1993. Dr. Henry has served as a member of the New York Governor’s Food Policy Council, the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, and is past Chair of the National Institute of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

Current Public Company Directorships

•	Seneca Foods Corporation, a food processing company (NASDAQ)
•	Tompkins Financial Corporation, a financial holding company (NYSE)

Current Committee Memberships

•	Corporate Governance & Nominating Committee
•	Human Resources & Compensation Committee

Skills and Qualifications

As a biologist and academic, Dr. Henry offers Agrium significant experience in the areas of science and technology. Her qualifications are extensive, having served a governance function on various committees, councils and boards, including having served on U.S. Senator Hillary Clinton’s Agricultural Advisory Committee. Dr. Henry’s leadership, knowledge and technical expertise is particularly valuable to Agrium and the Board.

2013 Annual General Meeting Voting Results

• For:	59,888,147 (97.51%)
• Withheld:	1,529,156 (2.49%)

Mr. Russell J. Horner Director since 2004 Age: 64 Residence: Vancouver, British Columbia, Canada Independent Occupation: Corporate Director

RUSSELL J. HORNER, 64, B.Sc. (Chemistry), was elected to our Board in 2004. Mr. Horner is the former President and Chief Executive Officer of Catalyst Paper Corporation (a forest products and paper company), a former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company), and a former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is a former Board member of the Pulp and Paper Research Institute of Canada, a former member of the Board of Directors of the World Wildlife Fund Canada, and a former member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

Current Public Company Directorships

•	None

Current Committee Memberships

•	Corporate Governance & Nominating Committee (Chair)
•	Human Resources & Compensation Committee

Skills and Qualifications

As a director, Mr. Horner provides Agrium and its Board strong leadership, extensive business and operating experience and tremendous knowledge of resource companies. His notable governance background is considerably deep and his comprehensive knowledge of international governance practices provides the Board with valuable insight into its oversight functions.

2013 Annual General Meeting Voting Results

• For:	60,251,090 (98.10%)
• Withheld:	1,166,283 (1.90%)

Mr. David J. Lesar Director since 2010 Age: 60 Residence: Houston, Texas, U.S.A. Independent Occupation: President and CEO of Halliburton Company

DAVID J. LESAR, 60, B.Sc., M.B.A., C.P.A., was elected to our Board in 2010. Mr. Lesar is, and has been since 2000, the Chairman of the Board of Directors and President and Chief Executive Officer of Halliburton Company (a global oilfield service company). Mr. Lesar serves on the Board of Directors of the American Petroleum Institute, and is a former director of Lyondell Chemical Company (a chemical manufacturing company) and Mirant Corporation (a power company).

Current Public Company Directorships

•	Halliburton Company, a global oilfield service company (NYSE)

Current Committee Memberships

•	Audit Committee
•	Environment, Health, Safety & Security Committee

Skills and Qualifications

Mr. Lesar brings to Agrium a keen understanding and deep knowledge regarding strategy and leadership of multinational corporations operating in key industries. Having held a long-term position as Chairman and Chief Executive Officer of Halliburton Company, Mr. Lesar possesses outstanding leadership and business insight, adding significant value to Agrium. His expertise includes the international growth and diversification of energy and distribution businesses, which is especially valuable as Agrium seeks to enter new markets and build strong global relationships with producers and customers. Agrium’s Board also benefits from Mr. Lesar’s extensive expertise in industrial manufacturing, mergers and acquisitions and environmental, health and safety issues.

2013 Annual General Meeting Voting Results

• For:	100,343,257 (87.57%)
• Withheld:	14,240,006 (12.43%)

Mr. John E. Lowe Director since 2010 Age: 55 Residence: Houston, Texas, U.S.A. Independent Occupation: Corporate Director

JOHN E. LOWE, 55, B.Sc. (Finance & Accounting), was elected to our board in 2010. Mr. Lowe is currently Senior Executive Advisor at Tudor, Pickering, Holt & Co. (an energy investment and merchant banking firm), after having been Assistant to the Chief Executive Officer of ConocoPhillips (an integrated energy company) from October 2008 to April 2012, Executive Vice President of Exploration & Production from September 2007 to October 2008, Executive Vice President of Commercial from April 2006 to September 2007, Executive Vice President of Planning, Strategy and Corporate Affairs from August 2002 to April 2006, and has held various executive and managerial positions with ConocoPhillips for more than 25 years. He is currently a director of Phillips 66 Company (an energy manufacturing and logistics company) and Apache Corporation (an oil and gas company). He is a former director of DCP Midstream, LLC (a midstream energy company), DCP Midstream Partners L.P. (a midstream energy partnership), and Chevron Phillips Chemical Co. LLC (a global petrochemicals company). Mr. Lowe is a member of the Board of Trustees for the Houston Museum of Natural Science, a member of the Kelce Business School of Pittsburg State University Advisory Board, and a member of the Katy ISD Foundation Board. Mr. Lowe is also a former member of the Texas Children’s Hospital West Campus Advisory Council, and a former director of the National Association of Manufacturers.

Current Public Company Directorships

•	Apache Corporation, an oil and gas company (NYSE)
•	Phillips 66, an energy manufacturing and logistics company (NYSE)

Current Committee Memberships

•	Audit Committee (Chair)
•	Human Resources & Compensation Committee

Skills and Qualifications

As a director, Mr. Lowe brings Agrium and its Board over three decades of experience and strategic leadership in the global oil and gas industry. Mr. Lowe’s operational expertise and global connections provide Agrium’s Board with perspective on growing and diversifying global business operations, leadership of financial and corporate affairs including risk management and long-term strategic planning. Mr. Lowe also offers critical insights related to mergers and acquisitions. Mr. Lowe has close ties in the financial industry. He is also extremely well versed in the issues applicable to public companies, serving as a director of Phillips 66 Company and Apache Corporation. His significant experience on various boards provides instrumental benefits to Agrium.

2013 Annual General Meeting Voting Results

• For:	100,587,280 (87.79%)
• Withheld:	13,995,749 (12.21%)

Mr. Charles (Chuck) V. Magro Director since 2013 Age: 44 Residence: DeWinton, Alberta, Canada Non-Independent Occupation: President & CEO of Agrium

CHARLES V. MAGRO, 44, B.Sc., M.B.A., was appointed to our Board in 2013. Mr. Magro was appointed President & Chief Executive Officer of Agrium on January 1, 2014, replacing Mr. Michael M. Wilson who retired on December 31, 2013. Mr. Magro is a director of Canpotex Limited (a potash export company), The Fertilizer Institute (TFI), and the International Fertilizer Association (IFA). Prior to his appointment as President & Chief Executive Officer, Mr. Magro served in various executive positions at Agrium including: (i) from October 2012 to December 2013, as Executive Vice President & Chief Operating Officer, where he was accountable for three strategic Business Units (Wholesale, Retail and Advanced Technologies) and Human Resources; (ii) from February 2012 to October 2012, as Executive Vice President, Corporate Development & Chief Risk Officer, where he was responsible for a number of core areas within Agrium including: Corporate Development & Strategy, EHS&S, Sustainability & Stakeholder Relations, Internal Audit, and Risk Management; and (iii) from November 2009 to February 2012, as Vice-President, Manufacturing, where he was responsible for Agrium’s Wholesale manufacturing facilities.

Mr. Magro joined Agrium in November 2009 following an extensive career with Nova Chemicals, a major petrochemical manufacturer, most recently as Vice President, Investor Relations between 2007 and 2009.

Mr. Magro started his career as a process engineer and his career progressed quickly to include leadership roles in plant and operations management, product line management, leading a major strategic growth project, supply chain team leadership and heading investor relations.

Skills and Qualifications

Mr. Magro brings to the Board strong leadership as well as extensive strategic planning, business and operating experience. Mr. Magro offers a broad and comprehensive strategic vision for Agrium and the Board. His service on the Board provides a critical link between management and the Board, enabling the Board to perform its oversight and governance function with the added benefits of management’s business perspectives.

2013 Annual General Meeting Voting Results

•	N/A

Ms. A. Anne McLellan Director since 2006 Age: 63 Residence: Edmonton, Alberta, Canada Independent Occupation: Corporate Director

ANNE MCLELLAN, 63, B.A., LL.B., LL.M., was elected to our Board in 2006. Ms. McLellan is Senior Advisor with Bennett Jones LLP (a Canadian law firm) and was the Distinguished Scholar in Residence at the Institute for United States Policy Studies at the University of Alberta. Ms. McLellan is a director of the Edmonton Regional Airports Authority, where she is Vice-Chair and the Edmonton Community Foundation, where she Chairs the Governance Committee. She is also a member of various charitable and community boards. Ms. McLellan is a former four-term Member of Parliament for Edmonton Centre from October 25, 1993 — January 23, 2006. She served as Deputy Prime Minister from December 2003 to January 2006 and throughout her career has held numerous ministerial posts, including Minister of Natural Resources, Minister of Justice and Attorney General, Minister of Health and the first Minister of Public Safety and Emergency Preparedness. Before her political career, Ms. McLellan taught law at the Universities of New Brunswick and Alberta. Ms. McLellan holds a Bachelor of Arts and a Bachelor of Laws degree from Dalhousie University and a Masters of Law degree from King’s College, University of London.

Current Public Company Directorships

•	Cameco Corporation, a uranium company (TSX, NYSE)

Current Committee Memberships

•	Environment, Health, Safety & Security Committee (Chair)
•	Audit Committee

Skills and Qualifications

As a director, Ms. McLellan brings extensive experience in government relations, international affairs, compensation, environment, health and safety to Agrium’s Board. With proven leadership in areas critical to Agrium’s business, Ms. McLellan is well positioned to provide the insights and oversight Agrium needs to ensure it is a successful, responsible and respected corporate citizen in Canada and across the global marketplace. In addition, Ms. McLellan’s vast experience as a director of public and non-profit organizations gives her an enhanced perspective on governance that is beneficial to Agrium’s Board.

2013 Annual General Meeting Voting Results

• For:	100,571,841 (87.77%)
• Withheld:	14,011,343 (12.23%)

Mr. Derek G. Pannell Director since 2008 Age: 67 Residence: Bathurst, New Brunswick, Canada Independent Occupation: Corporate Director

DEREK G. PANNELL, 67, B.Sc. (Eng), P. Eng., FCAE, was elected to our Board in 2008. Mr. Pannell is Board Chair of Brookfield Infrastructure Partners Limited (an asset management company). He is the former Acting Chairman of African Barrick Gold plc, former Managing Partner of Brookfield Asset Management Inc. and a former director of Major Drilling Group International Inc. He was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited from 2001 to August 2006 and Vice President, Operations of Compania Minera Antamina from 1998 to 2001. Mr. Pannell is a graduate of Imperial College in London, England and the Royal School of Mines, London, England (ARSM) and an engineer registered in Quebec and Peru.

Current Public Company Directorships

•	Brookfield Infrastructure Partners Limited, the general partner of Brookfield Infrastructure Partners L.P., an infrastructure asset operating company (TSX, NYSE)

Current Committee Memberships

•	Human Resources & Compensation Committee (Chair)
•	Audit Committee

Skills and Qualifications

Mr. Pannell brings to Agrium deep knowledge concerning a wide array of industries. His expertise in mining, metals, resources and infrastructure, including fertilizer and sulphuric acid manufacture, shipping, storage and marketing, strengthens Agrium and provides the Board with significant insight into various important sectors and industries. His experience serving on various public company boards is a significant benefit to Agrium.

2013 Annual General Meeting Voting Results

• For:	60,433,897 (98.40%)
• Withheld:	983,463 (1.60%)

Mr. Mayo M. Schmidt Director since 2013 Age: 56 Residence: Las Vegas, Nevada, U.S.A. Independent Occupation: Corporate Director

MAYO M. SCHMIDT, 56, B.B.A., was elected to our Board in 2013. Mr. Schmidt was the President and Chief Executive Officer of Viterra Inc. from 2000 until 2012. Mr. Schmidt is an active participant in business and industry organizations. He is a member of Washburn University’s Board of Trustees and the Lincoln Society, and a contributor to Harvard University’s Private and Public, Scientific, Academic and Consumer Food Policy Group. He also serves on the Board of Directors of the Global Transportation Hub Authority.

Current Public Company Directorships

•	None

Current Committee Memberships

•	Environment, Health, Safety & Security Committee
•	Human Resources & Compensation Committee

Skills and Qualifications

As a director, Mr. Schmidt possesses over 32 years of experience in the global agricultural sector and as such is a valuable asset to the Board. Having served on various corporate and academic boards, Mr. Schmidt has developed a unique skillset and qualifications. He has a deep understanding of governance from extensive service across a variety of public and private platforms. During his tenure at Viterra Inc., Mr. Schmidt developed the vision and strategy to transform the company from a regional cooperative to a $7.5 billion global corporation with offices in 14 countries supplying more than 50 countries. For his accomplishments, he was recognized as Chief Executive of the Year in 2009 by Canadian Business Magazine. He offers tremendous value to Agrium and the Board.

2013 Annual General Meeting Voting Results

• For:	60,254,386 (98.11%)
• Withheld:	1,163,066 (1.89%)

Mr. Victor J. Zaleschuk Director since 2002 Age: 70 Residence: Calgary, Alberta, Canada Independent Occupation: Corporate Director

VICTOR J. ZALESCHUK, 70, B.Comm., C.A., was elected to our Board in 2002. Mr. Zaleschuk is the Board Chair of the Corporation and a director of Cameco Corporation. Mr. Zaleschuk is also a former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Current Public Company Directorships

•	Cameco Corporation, a uranium company (TSX, NYSE)

Current Committee Memberships

•	Corporate Governance & Nominating Committee

Skills and Qualifications

Mr. Zaleschuk’s skills and qualifications are significant, as his experience is extensive. As a veteran senior financial executive in the energy industry, Mr. Zaleschuk brings vast experience in global industry and manufacturing, mergers and acquisitions and finance. His extensive knowledge base helps to direct Agrium’s growth strategy within a framework of strong financial discipline. As he is the former CEO of Nexen Inc. and a senior financial executive in the energy sector, Mr. Zaleschuk is intimately familiar with the leadership demands of a public company operating in a global marketplace. He is an invaluable asset to Agrium and the Board.

2013 Annual General Meeting Voting Results

• For:	100,477,496 (87.69%)
• Withheld:	14,105,426 (12.31%)

All directors have held their respective principal occupations as identified above for not less than five years, except as follows:

•	Mr. Everitt prior to September 2012 was the President of Deere & Company’s Agriculture and Turf Division — North America, Asia, Australia, and Sub-Saharan and South Africa, and Global Tractor & Turf Products;

•	Mr. Girling prior to July 2010 was the Chief Operating Officer of TransCanada Corporation, prior to March 2010 was the Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., the general partner of TC Pipelines, L.P., and prior to July 2009 was President, Pipelines, of TransCanada Corporation;

•	Dr. Henry prior to July 2010 was the Dean of the College of Agriculture and Life Sciences at Cornell University in Ithaca, New York;

•	Mr. Lowe prior to April 2012 was Assistant to the Chief Executive Officer of ConocoPhillips;

•	Mr. Magro prior to January 1, 2014 was Executive Vice President & Chief Operating Officer of Agrium (October 31, 2012 to December 31, 2013), prior to October 31, 2012 was Executive Vice President Corporate Development & Chief Risk Officer of Agrium (February 27, 2012 to October 30, 2012), prior to February 27, 2012 was Vice President, Manufacturing of Agrium (November 2, 2009 to February 26, 2012) and prior to November 2, 2009 was Vice President, Investor Relations for Nova Chemicals;

•	Mr. Pannell prior to July 2010 was a Managing Partner of Brookfield Asset Management Inc.; and

•	Mr. Schmidt prior to December 2012 was President and Chief Executive Officer of Viterra Inc.

Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the provisions of the Canada Business Corporations Act.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Except as set out below, no director or executive officer of the Corporation was, as at March 19, 2014, or has been within the ten years prior to March 19, 2014, a director, chief executive officer or chief financial officer of any company (including the Corporation), that:

•	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

•	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of the above, “order” means any of the following that was in effect for a period of more than 30 consecutive days:

•	a cease trade order;

•	an order similar to a cease trade order; or

•	an order that denied the relevant company access to an exemption under securities legislation.

Except as set out below, no director or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation:

•	was, as at March 19, 2014, or has been within the ten years prior to March 19, 2014, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver manager or trustee appointed to hold its assets; or

•	has, within the ten years prior to March 19, 2014, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

In May 2004, Saskatchewan Wheat Pool Inc. (“SWP”), the predecessor of Viterra, disposed of its hog operations, which had been carried through certain of its subsidiaries, through a court-supervised process under the Companies’ Creditors Arrangement Act (Canada). On April 12, 2005, the Saskatchewan Financial Services Commission issued a cease trade order against four of these subsidiaries of SWP for failing to file the required annual continuous disclosure documents. The cease trade order was revoked on October 18, 2010 pursuant to Viterra’s application to effect a reorganization of the entities in question. Mr. Schmidt served as an officer and/or director of these entities.

SECTION FIVE: DIRECTOR COMPENSATION GOVERNANCE

Section Index

Director Compensation Program	27
Philosophy and Objectives	27
Deferred Share Units	27
Compensation Decisions	28
Fees and Retainers	28
2013 Summary of Director Compensation	29
Director Compensation Table	29

Directors’ Compensation Plan	31
DSU Plan	31
Stock Options	31
Outstanding DSUs	32
DSU Awards - Value Vested or Earned During the Year	33
Directors’ Equity Ownership Interests	33

DIRECTOR COMPENSATION PROGRAM

Philosophy and Objectives

The director compensation program is designed to:

•	attract and retain individuals with necessary experience and abilities;

•	provide appropriate compensation to reflect the responsibilities, commitments and risks that accompany Board membership; and

•	align the interests of non-executive directors with those of shareholders, by requiring our independent directors to maintain a minimum equity ownership of Agrium equal in value to approximately five times the value of his or her annual cash retainer within five years from the date of initial appointment or election to the Board. See “Section Six: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for further information.

Director compensation is in the form of cash and deferred share units (“DSUs”). The director compensation program is distinct from the executive compensation program and non-executive directors are not eligible to receive pensions, benefits or perks or to participate in the Corporation’s annual or long-term incentive programs.

Deferred Share Units

A DSU is a notional security, equivalent in value to a common share, that does not entitle the holder to voting or other shareholder rights, other than the right to receive a number of DSUs equivalent to the value of dividends paid on the common shares. DSUs cannot be paid out until the non-executive director retires from the Board. After they retire, DSUs are paid in cash, in an amount equal in value to market value of the notional common shares represented by the DSUs in their account.

DSUs are considered to be a preferred form of director compensation under current best corporate governance practices. DSUs are equity-based forms of compensation, which means that payouts are linked to the market value of the common shares. This serves to align the interests of non-executive directors with those of shareholders. As DSUs are only paid out after the non-executive director retires, DSUs serve to focus attention on the creation of long-term shareholder value.

DSUs also help non-executive directors meet their mandatory equity ownership requirements under our Corporate Governance Guidelines. See “Section Six: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for further information.

Compensation Decisions

The CG&N Committee annually reviews director compensation using the same peer group (the “Compensation Peer Group”) as used to benchmark executive compensation, based on advice of its independent compensation consultant, Towers Watson. Director compensation is generally targeted near the median of our Compensation Peer Group. See “Section Seven: Executive Compensation Governance — Compensation Discussion & Analysis — Compensation and Performance Benchmarking — Compensation Peer Group Benchmarking” for more information about our Compensation Peer Group.

Fees and Retainers

Non-executive (independent) director compensation is comprised of cash retainers and fees (payable in cash or in DSUs) under the deferred share unit fee plan (the “DSU Fee Plan”) and DSU retainers payable under the deferred share unit grant plan (the “DSU Grant Plan”). The compensation arrangements for non-executive directors in 2013 were as follows:

Type of Fee	Amount (U.S.$)
ANNUAL RETAINER
Board Chair Maximum Annual Cash Retainer (inclusive of all meeting fees)(1)(2)	$297,500
Board Chair Minimum Annual DSU Retainer (grant value)	$67,500
Board Members Maximum Annual Cash Retainer (except Board Chair)(2)	$140,000
Board Members Minimum Annual DSU Retainer (except Board Chair)	$40,000
Committee Retainer(3)	$3,500
Committee Chair Retainer(3) (except Audit, HR&C Committee, and 2013 Special Committee Chairs)	$9,000
Audit Committee Chair Retainer	$16,500
HR&C Committee Chair Retainer	$11,500

ATTENDANCE FEES
Board and Committee Meetings (except Audit)(3)	$1,000 per meeting
Audit Committee Meetings	$1,500 per meeting
Travel Allowance(4)	$1,000

Notes:

(1)	The Board Chair attends all Board and Committee meetings.
(2)	If a non-executive director has not yet met the minimum mandatory equity ownership requirements, the annual cash retainer will equal 50% of the total annual retainer and the remaining 50% of the annual retainer will be paid in DSUs. If a non-executive director has satisfied the minimum mandatory equity ownership requirements, the director is entitled to receive between 50% and 75% of his or her total annual retainer in cash, subject to any amounts that the Board may direct be paid in DSUs.
(3)	Amount paid for each Committee, except for the 2013 Special Committee whose members received a one-time Committee retainer of U.S.$6,000 and received meeting fees of U.S.$1,500 per meeting. The Chair of the 2013 Special Committee received a one-time retainer of U.S.$12,000 and received meeting fees of U.S.$2,000 per meeting. The 2013 Special Committee was established to assess a potential business development initiative, and has since been disbanded.
(4)	A travel allowance of U.S.$1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.

Our Chief Executive Officer, being the only executive director of the Corporation, is not entitled to additional compensation for performance of director duties.

2013 SUMMARY OF DIRECTOR COMPENSATION

Director Compensation Table

The following Director Compensation Table sets out the compensation paid to each of the Corporation’s directors in the year ended December 31, 2013:

Director	Fees earned(1) (U.S.$)	DSUs(2) (U.S.$)	All other Compensation(3) (U.S.$)	Total (U.S.$)
Cunningham(4)	$50,333	$0	$38,364	$88,697
Everitt	$54,125	$182,746	$2,049	$238,920
Girling	$0	$212,987	$51,533	$264,521
Henry	$0	$212,003	$123,914	$335,917
Horner	$186,000	$60,000	$51,140	$297,140
Lesar	$0	$213,508	$18,237	$231,745
Lowe	$0	$271,078	$19,658	$290,736
Magro(5)	—	—	—	—
McLellan	$121,583	$92,757	$36,570	$250,910
Pannell	$0	$244,038	$30,101	$274,139
Proto	$177,583	$60,000	$85,574	$323,157
Schmidt	$0	$260,055	$2,839	$262,894
Wilson(6)	—	—	—	—
Zaleschuk	$129,306	$206,244	$74,014	$409,563

Notes:

(1)	Includes the portion of the directors’ cash retainers, attendance fees and travel allowances paid in cash.
(2)	Includes the grant date fair value of directors’ DSU retainers and the portion of the directors’ cash retainers, attendance fees and travel allowance paid in DSUs. The number of DSUs granted is calculated by dividing the intended cash value of the grant by the market value of the common shares on the date such cash value is converted into DSUs (generally, the first business day after the last day of each quarter). The market value is the average closing price of a common share on the Toronto Stock Exchange over the ten trading days prior to the conversion date, converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on the date of grant. For the 2013 grants, the DSU market value was U.S.$100.46 (Q1), U.S.$85.98 (Q2), U.S.$87.75 (Q3) and U.S.$90.80 (Q4). The amounts reported exclude DSUs credited as dividend equivalents.
(3)	Amounts reported include DSUs credited as dividend equivalents that were not factored into grant date fair value.
(4)	Dr. Cunningham did not stand for re-election at the April 9, 2013 Annual General Meeting.
(5)	Mr. Magro was appointed to the Board effective October 3, 2013. As an executive of Agrium, Mr. Magro is not paid any director compensation. See “Section Seven: Executive Compensation Governance – 2013 Executive Compensation” for information regarding compensation paid to Mr. Magro in his role as a named executive officer of Agrium.
(6)	As an executive of Agrium until his resignation on December 31, 2013, Mr. Wilson was not paid any director compensation. See “Section Seven: Executive Compensation Governance — 2013 Executive Compensation” for information regarding compensation paid to Mr. Wilson in his role as Chief Executive Officer of Agrium.

The following table provides a breakdown of the cash and DSU retainers and fees paid to directors in 2013 as identified in the “Fees Earned” and “DSUs” columns of the Director Compensation Table (above):

	Fees and Retainers						Fees and Retainers paid in DSUs
Director	Board, Committee, & Committee Chair Retainers (U.S.$)	Board and Committee Attendance Fees (U.S.$)	Travel Allowance (U.S.$)	Total Payable (U.S.$)	Percentage of Cash Fees Taken in DSUs	Total Cash Fees Taken in Cash (U.S.$)	Value of Cash Fees Taken in DSUs (U.S.$)	Value of DSU Retainer Payable (U.S.$)	Grant Date Fair Value of Total DSUs Granted(1)(2) (U.S.$)
Cunningham(3)	$42,333	$6,000	$2,000	$50,333	0%	$50,333	$0	$0	$0
Everitt(4)	$79,750	$24,500	$4,000	$108,250	50%	$54,125	$57,746	$125,000	$182,746
Girling	$87,000	$26,000	$0	$113,000	100%	$0	$112,987	$100,000	$212,987
Henry	$87,000	$20,000	$5,000	$112,000	100%	$0	$112,003	$100,000	$212,003
Horner(5)	$142,000	$38,000	$6,000	$186,000	0%	$186,000	$0	$60,000	$60,000
Lesar	$87,000	$22,500	$5,000	$114,500	100%	$0	$113,508	$100,000	$213,508
Lowe(5)	$115,500	$49,500	$6,000	$171,000	100%	$0	$171,078	$100,000	$271,078
McLellan(5)	$133,111	$29,000	$0	$162,111	25%	$121,583	$32,757	$60,000	$92,757
Pannell(5)	$104,500	$34,500	$5,000	$144,000	100%	$0	$144,038	$100,000	$244,038
Proto(5)	$127,583	$43,000	$7,000	$177,583	0%	$177,583	$0	$60,000	$60,000
Schmidt(5)(6)	$93,000	$36,000	$6,000	$135,000	100%	$0	$135,055	$125,000	$260,055
Zaleschuk(5)(7)	$239,611	$15,000	$4,000	$258,611	50%	$129,306	$96,244	$110,000	$206,244

Notes:

(1)	Amounts reported are the grant date fair values of the total DSUs granted (including cash fees taken as DSUs and DSU retainers). See note (2) to the Director Compensation Table for a description of the calculation of grant date fair values.
(2)	Amounts reported exclude DSUs credited as dividend equivalents.
(3)	Dr. Cunningham did not stand for re-election at the April 9, 2013 Annual General Meeting.
(4)	Mr. Everitt was appointed to the Board effective February 11, 2013.
(5)	Includes retainers and attendance fees paid in connection with serving as a member of the 2012 Special Committee and the 2013 Special Committee.
(6)	Mr. Schmidt was appointed to the Board effective February 11, 2013.
(7)	The Board Chair attends all Committee meetings.

Directors’ Compensation Plan

DSU Plan

The Board approved the Directors’ Deferred Share Unit Plan (the “DSU Plan”), which consolidated the Directors’ DSU Fee Plan and the Directors’ DSU Grant Plan with effect January 1, 2014. The following is a summary of the DSU Plan:

Eligible Participants

The DSU Plan:

•     authorizes the Board to grant such number of DSUs to non-executive directors as it may determine; and

•     allows non-executive directors to elect to receive a portion of the cash component of their remuneration in the form of DSUs, subject to having satisfied the share ownership requirements set out in our Corporate Governance Guidelines.

Credit to DSU Grant Account

•     DSUs granted to a non-executive director are credited into his or her DSU account.

•     For the portion of the cash component of a director’s remuneration elected to be received in the form of DSUs, the number of DSUs to be issued is calculated by dividing the electing director’s portion of the cash remuneration by the market value of the common shares on the date such cash portion is converted into DSUs (generally, the first business day after the last day of each quarter).

•     Whenever cash dividends are paid on the common shares, equivalent DSUs are credited to holders.

Vesting	DSUs fully vest upon grant.

Redemption

•     Payouts of DSUs are made after the date on which the holder ceases to be a director and an employee of the Corporation for any reason including retirement or death.

•     DSU payouts are equal to the market value of the redeemed DSUs on the date of redemption elected by the director or mandated by the DSU Plan (less withholdings).

Stock Options

We abolished Stock Options for our non-executive directors in 2002. Other than legacy awards to Mr. Wilson who is not standing for re-election at the meeting and became a non-executive director as of January 1, 2014, none of our non-executive directors participate in the Stock Option Plan or the SAR Plan, and none of them hold any Stock Options or SARs.

Outstanding DSUs

The following table provides details regarding the aggregate value of the directors’ DSUs as at December 31, 2013:

Director	Number of unexercised DSUs(1) (#)	Market or Payout Value of unexercised DSUs(2)(3) (U.S.$)
Everitt(4)	1,884	$172,323
Girling	24,438	$2,235,628
Henry	57,049	$5,218,868
Horner	23,296	$2,131,141
Lesar	9,460	$865,359
Lowe	10,441	$955,155
McLellan	16,950	$1,550,616
Pannell	14,992	$1,371,425
Proto	38,820	$3,551,260
Schmidt(5)	2,735	$250,159
Zaleschuk	34,479	$3,154,157

Notes:

(1)	All DSUs vest on grant.
(2)	The amounts reported represent DSUs which were vested but not exercisable in 2013 and include DSUs credited as dividend equivalents.
(3)	Market or Payout Value of unexercised DSUs was determined by reference to the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share. The amounts reported include DSUs credited as dividend equivalents.
(4)	Mr. Everitt was appointed to the Board effective February 11, 2013.
(5)	Mr. Schmidt was appointed to the Board effective February 11, 2013.

DSU Awards — Value Vested or Earned During the Year

The following table provides details regarding the outstanding DSUs that vested and were exercisable during the year ended December 31, 2013. The amount that is (or would be) exercisable is the value of DSUs that is or would be exercisable by Board members in the fiscal year in which the director ceases to be a director and an employee of the Corporation for any reason including retirement or death. With the exception of DSUs held by Dr. Cunningham (as discussed in Note (3) below), no DSUs were exercisable by directors in 2013.

Director	DSUs — value vested during the year(1)(2) (U.S.$)	DSUs – Value exercisable during the year(1) (U.S.$)
Cunningham(3)	-	$1,978,735
Everitt	$170,179	-
Girling	$203,373	-
Henry	$202,273	-
Horner	$53,790	-
Lesar	$203,674	-
Lowe	$260,941	-
McLellan	$86,856	-
Pannell	$234,495	-
Proto	$53,790	-
Schmidt	$247,189	-
Zaleschuk	$194,718	-

Notes:

(1)	Value of DSUs was determined by reference to the closing price of the common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share. The amounts reported exclude DSUs credited as dividend equivalents.
(2)	The amounts reported represent the value of all DSUs granted in 2013 but exclude DSUs credited as dividend equivalents.
(3)	Dr. Cunningham retired from the Board on April 9, 2013 and all DSUs held by him became exercisable upon his retirement.

DIRECTORS’ EQUITY OWNERSHIP INTERESTS

All non-executive directors are expected to hold five times their annual cash retainer in common shares and/or DSUs. Directors must meet their ownership targets within five years of joining the Board. See “Section Six: Corporate Governance — Our Corporate Governance — Directors’ Equity Ownership Requirements” for more information about our directors’ equity ownership requirements.

The following table sets out the equity ownership interests in the Corporation (including any changes since the date of our 2013 Management Proxy Circular) for each of our non-executive directors who are nominees for election to the Board. All of our non-executive directors are in compliance with our directors’ equity ownership requirements:

	Directors’ Equity Ownership Interest and Changes Therein						Ownership Guideline Compliance		Directors’ Equity Amount (U.S.$)(1)	Equity Multiple of Annual Cash Retainer(2)
	Equity Ownership as at February 25, 2013		Equity Ownership as at March 14, 2014		Net Change in Equity Ownership
Director	Common Shares	DSUs	Common Shares	DSUs	Common Shares	DSUs
Everitt(3)	2,500	N/A	2,500	1,899	–	1,899	✓	(3)	$411,556	5.14
Girling	6,000	21,814	6,000	24,635	–	2,821	✓		$2,866,165	35.83
Henry	100	53,750	200	57,507	100	3,757	✓		$5,399,068	67.49
Horner	1,000	22,260	1,000	23,483	–	1,223	✓		$2,290,645	28.63
Lesar	1,500	7,085	1,500	9,535	–	2,450	✓		$1,032,476	12.91
Lowe	100	7,426	100	10,524	–	3,098	✓		$994,026	12.43
McLellan	200	15,725	200	17,086	–	1,361	✓		$1,617,309	20.22
Pannell	2,500	12,188	2,500	15,112	–	2,924	✓		$1,647,761	20.60
Proto	8,300	37,482	7,300	39,132	(1,000)	1,650	✓		$4,344,165	54.30
Schmidt(3)	1,500	N/A	1,500	2,757	–	2,757	✓	(3)	$398,240	4.98
Zaleschuk	2,000	31,698	2,000	34,756	–	3,058	✓		$3,438,877	20.23
Total	25,700	209,428	24,800	236,426	(900)	26,998	✓		$24,440,287	–

Notes:

(1)	The Directors’ Equity Amount is calculated as of March 14, 2014 based on the closing price of the common shares on the NYSE of U.S.$93.56 on March 14, 2014.
(2)	The Equity Multiple of Annual Cash Retainer is calculated by dividing the Directors’ Equity Amount by the amount of the annual cash retainer that each director actually receives in cash on account of his or her annual retainer, such annual cash retainer being $80,000 for all directors except the Board Chair and the annual cash retainer for the Board Chair being $170,000.
(3)	Messrs. Everitt and Schmidt were appointed to the Board in February 2013 and have until February 2018 to meet the directors’ minimum equity ownership requirements.

SECTION SIX: CORPORATE GOVERNANCE

Section Index

OUR CORPORATE GOVERNANCE

The Board and management are committed to best practices in corporate governance and have been consistently recognized for excellence in this respect. Our corporate governance systems and principles of conduct are engrained in our business operations and culture and play an important role in promoting appropriate oversight and consistent governance practices throughout our organization.

Agrium is a public company and our common shares are listed on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”). We are therefore subject to the CSA Rules and the NYSE Listing Standards that apply to Agrium as a foreign private issuer registered with the Securities and Exchange Commission (“SEC”) in the United States. As a listed foreign private issuer, the NYSE does not require us to comply with all of its listing standards regarding corporate governance. Notwithstanding this exemption, we are in compliance in all material respects with the NYSE listing standards and we intend to continue to comply with those standards so as to ensure that there are no significant differences between our corporate governance practices and those practices required by the NYSE of other publicly listed companies.

Corporate Governance Guidelines and Framework

The Board has adopted the following corporate governance guidelines and framework to protect Agrium’s interests and to align our directors’ and executives’ interests with those of our shareholders:

Corporate Governance Guidelines The Corporate Governance Guidelines are available at www.agrium.com under “Governance”.

The Board is committed to setting a high ethical tone for Agrium as a whole and to fostering a culture of integrity throughout the Corporation. The Corporate Governance Guidelines (the “Guidelines”) provide a framework of authority and accountability, to enable the Board and management to make timely and effective decisions that promote:

•     shareholder value while complying with applicable laws; and

•     Agrium’s commitment to ethical conduct, integrity and transparency.

The Guidelines outline the responsibilities of the Board and management. Matters that are addressed include:

•     the composition and independence of the Board;

•     directors’ qualifications, compensation and conflicts of interests;

•     limitations on director over-boarding;

•     directors’ and executive officers’ equity ownership requirements;

•     CEO and executive officer post-employment share ownership requirements;

•     directors’ education and Board performance evaluation;

•     executive compensation clawback policy;

•     succession planning;

•     methods of communication to the independent directors and to the Audit Committee; and

•     shareholder engagement.

Board and Committee Charters The Board Charter and Board Committee Charters are available at www.agrium.com under “Governance”.

The stewardship of the Corporation is primarily the responsibility of the Board and the four standing Committees of the Board, which work closely with the Chief Executive Officer whose primary responsibility is the executive leadership and operational management of the Corporation.

Our CG&N Committee has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices.

For further information about our Board Committees and the Board Committee mandates, please see “Section Six: Corporate Governance – Committees of the Board of Directors”.

Written Position Descriptions The Terms of Reference are available at www.agrium.com under “Governance”.

Agrium has developed written position descriptions (or terms of reference) for the following positions:

•     the Chair of the Board;

•     the Chair of each Committee of the Board;

•     the directors; and

•     the Chief Executive Officer.

Directors’ Equity Ownership Requirements Our directors’ equity ownership requirements are set out in our Corporate Governance Guidelines available at www.agrium.com under “Governance”.

All non-executive directors are expected to maintain a meaningful equity ownership in the Corporation in order to align their interests with those of shareholders.

Our equity ownership requirements for non-executive directors is five times their annual cash retainer in common shares and/or DSUs.

Directors must meet their ownership targets within five years of joining the Board. Until the minimum requirement is met, at least 50% of the director’s annual retainer is paid in DSUs and the remaining 50% of their annual retainer in cash. If the director has met the minimum requirement, the director may receive between 50% and 75% of their annual retainer in cash and the remainder in DSUs.

We value common shares and DSUs for the purposes of assessing compliance with the director equity ownership requirements based on the closing price of the common shares on the NYSE at the time of determining compliance with the director equity ownership requirements.

The CG&N Committee reviews the equity ownership of directors annually.

Directors’ Equity Ownership Interests	All of our non-executive directors are in compliance with our directors’ equity ownership requirements. For the equity ownership interest in the Corporation for each of our non-executive directors who are nominees for election to the Board, see “Section Five: Director Compensation Governance — Directors’ Equity Ownership Interests”.

Executive Officers’ Equity Ownership Requirements

Our executive officers’ equity ownership requirements are set out in our Corporate Governance Guidelines available at www.agrium.com under “Governance”.

All executive officers are expected to maintain a meaningful equity ownership in the Corporation in order to align their interests with those of shareholders.

Our equity ownership requirements for executive officers is a multiplier of base salary as follows:

	Executive Level	Approximate Multiple of Base Salary Total Equity Ownership
	Chief Executive Officer	4 x base salary
	Executive Vice Presidents	2 x base salary
	President, Retail and President, Wholesale	2 x base salary
	Senior Vice Presidents and Vice Presidents	1 x base salary

Executives must meet their ownership targets within five years of being hired or promoted into the relevant executive position.

Executives must satisfy their ownership targets by holding at least 50% of the minimum in common shares. The remainder can be held in common shares and/or Performance Share Units (“PSUs”). Executives can count unvested PSUs towards meeting their equity ownership targets. Stock Options (including SARs) do not count towards the equity ownership requirements.

We value common shares and PSUs for the purposes of assessing compliance with the executive officers’ equity ownership requirements based on the closing price of the common shares on the NYSE at the time of determining compliance with the executive officers’ equity ownership requirements.

Executive Officers’ Equity Ownership Retention Post-Termination Requirements

Our executive officers’ equity ownership retention post-termination requirements, which were implemented in October 2013, are set out in our Corporate Governance Guidelines available at www.agrium.com under “Governance”.

In October 2013, the Board, on the recommendation of the Corporate Governance & Nominating Committee, amended our Corporate Governance Guidelines to introduce post-employment equity ownership requirements for the CEO and other executive officers designated by the HR&C Committee from time to time. As a result of these amendments, the CEO (and such other designated executive officers) must hold common shares and/or PSUs in an amount equal to the common share component of their equity ownership requirements until the first anniversary following the date of cessation of employment. Executives who have held their position for less than four years (including Mr. Chuck Magro, who was appointed CEO effective January 1, 2014) will be required to hold 25% of the common share component of their equity ownership requirements for each year of tenure, post-cessation of employment, such that 100% of the equity ownership requirements post-employment shall only apply after a tenure of four years or more.
NEO Equity Ownership Interests	All of our NEOs are in compliance with our executive officers’ equity ownership requirements. For the equity ownership interest in the Corporation for each of our NEOs, see “Section Seven: Executive Compensation Governance — Executive Officers’ Equity Ownership Interests”.
Executive Compensation Clawback Policy Our Executive Compensation Clawback Policy is set out in our Corporate Governance Guidelines available at www.agrium.com under “Governance”.	Agrium has implemented an Executive Compensation Clawback Policy concerning awards made under the Corporation’s annual and long-term incentive plans. This policy permits the Board to require executive officers to reimburse all or a portion of awards made under those plans in certain situations where the Board determines it is in the Corporation’s best interest to do so.

Prohibition on Hedging and Equity Monetization Policy

The Prohibition on Hedging and Equity Monetization Policy is set out in our Securities Trading and Reporting Policy available at www.agrium.com under “Governance”.

Agrium’s Prohibition on Hedging and Equity Monetization Policy prohibits directors and officers from trading or entering into arrangements involving derivative instruments, securities or other arrangements designed to hedge or offset decreases in the market value of Agrium securities held by them or from monetizing their interest. Such arrangements could reduce the risk of equity ownership by directors and officers and negate the alignment of interests of directors and officers with those of shareholders.

Option Granting Policy	Agrium’s Option Granting Policy is to promote consistent and efficient administration of Stock Options (including tandem SARs) and standalone SARs and compliance with applicable securities laws including to prohibit backdating and spring-loading.

Code of Business Conduct and Ethics

We made minor updates to our Code of Business Conduct and Ethics in August 2013. Our Code is available at www.agrium.com under “Governance” and has been filed with the Canadian Securities Administrators under Agrium’s profile on SEDAR at www.sedar.com.

Agrium’s directors, officers and other employees, regardless of geographic location and job position, are expected to comply with our Code of Business Conduct and Ethics (the “Code”), which contains principles and guidelines for business conduct and ethics in the following areas:

•     complying with applicable laws (including health, safety, environmental, anti-trust and competition, fraud, securities disclosure and insider trading laws) and company policy;

•     conflicts of interest;

•     protection of corporate assets and corporate opportunities;

•     confidentiality;

•     treatment of our customers, suppliers, our fellow employees and others;

•     serving the interests of our shareholders with integrity and loyalty;

•     financial reporting and accountability;

•     environmental stewardship;

•     identifying illegal or unethical behaviour; and

•     reporting violations of the Code or other company policies.

Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) are required to certify compliance with the Code every year.

Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and must be disclosed in compliance with applicable law and regulatory requirements.

The Code is monitored by the Board, the CG&N Committee, and the Audit Committee.

Audit Committee Whistleblower Procedures The Audit Committee Whistleblower Procedures are contained in our Audit Committee Charter available at www.agrium.com under “Governance”.

Agrium has whistleblower procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing, internal control and accounting matters. These procedures are designed to ensure that employee reports are treated as confidential.

Under our whistleblower procedures, the assessment, investigation and evaluation of complaints are conducted by or at the direction of the Audit Committee or its confidential designee. Following the assessment, investigation and evaluation, the Chair of the Audit Committee reports recommended action to the Audit Committee.

We also have a toll-free compliance hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by a third party service provider. Hotline complaints are reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate.

Disclosure Policy The Disclosure Policy is available at www.agrium.com under “Governance”.	Agrium’s Disclosure Policy covers the confidentiality of business information and the timely reporting of material information in accordance with applicable laws and rules. Our Disclosure Policy is implemented by senior officers and others who are responsible for reviewing material public disclosures.

Securities Trading and Reporting Policy The Securities Trading and Reporting Policy is available at www.agrium.com under “Governance”.	Agrium’s Securities Trading and Reporting Policy is intended to help safeguard against insider trading and the appearance of insider trading by:

•     mandating the confidential treatment of non-public corporate information, including restrictions on access to, and transmission of, such information;

•     restricting the trading activities of directors, officers and other employees who may know, or be presumed to know, material non-public information, by requiring all restricted persons to pre-clear trades in Agrium securities with Agrium’s Legal Department and imposing standard blackout periods corresponding to the preparation of the Corporation’s financial statements during which trading in Agrium’s securities by restricted persons is generally prohibited.

Enterprise Risk Management

In the normal course, our business activities expose us to risk. The acceptance of certain risks is both necessary and advantageous in order to achieve our growth targets and our vision. Our decision-making process focuses on achieving long-term benefits to increase shareholder value while at the same time ensuring that all potential risks are considered and mitigated.

Through Agrium’s structured Enterprise Risk Management (“ERM”) process, our senior management, business units and corporate functions seek to identify and manage all risks facing the business. Once identified, risks and related mitigation strategies are evaluated, documented, and reviewed on an evergreen basis, with a formal review and sign-off quarterly. Many of these risks cross business units and corporate functions. In these cases, the aggregate risk to Agrium is considered and an overall corporate risk is recorded. Additional mitigation strategies are developed by the senior leadership team for implementation where residual risk is considered to be unacceptably high. Residual risk represents the remaining risk after taking into account existing mitigation strategies.

At Agrium, we believe that good risk management is critical to successful execution of strategy. Our risk governance structure involves the following key components:

Board of Directors

•	Oversees the development by management of Agrium’s ERM, directly and through Board Committees; and

•	Is responsible for understanding the material risks of the business and the related mitigation strategies, and taking reasonable steps to ensure that management has an effective risk management structure in place.

Individual Committees of the Board

•	Oversee specific risks relevant to their respective areas. For example:

•	the Audit Committee is responsible for monitoring financial risk management;

•	the Corporate Governance & Nominating Committee is responsible for taking the Corporation’s risk profile into account when planning Board composition and succession;

•	the Human Resources & Compensation Committee is responsible for assessing potential risks that could arise in connection with our compensation policies and programs; and

•	the Environment, Health, Safety & Security Committee is responsible for monitoring the process for managing environmental, health, safety and security risks.

Further details about the responsibilities, powers and operation of the Committees of the Board, including in the area of risk management, are provided in “Section Six: Corporate Governance — Committees of the Board of Directors”.

Management

•	Subject to the oversight exercised by the Board pursuant to the ERM process, risks that are unique to our separate strategic business units are managed by the Presidents of those business units and their teams; and

•	Functional risks are managed by the Corporate Functional Heads and their teams.

Chief Risk Officer

•	Agrium’s Chief Risk Officer is responsible for maintaining an effective ERM process. The Chief Risk Officer:

•	monitors current developments in risk management practices, drives improvements in Agrium’s risk management philosophy, program and policies, and champions development of a best practice risk management culture;

•	reports quarterly to the Board and senior management on all significant risks including new or increased risks resulting from changes in operations or external factors;

•	conducts an annual review with the Board and senior management of the ERM process and material; and

•	holds an annual in camera session with the Board with respect to the ERM process and the risks facing the business.

Governance Functions

•	Agrium maintains several risk governance functions which contribute to our overall control environment, including Internal Audit, Corporate EHS&S, and the Internal Control and Disclosure Compliance team.

Compensation Risk

In addition to the corporate risk management strategies outlined above, we have adopted a number of specific strategies to mitigate the potential risks that could arise in connection with our compensation policies and programs. Further details about managing compensation risk are provided at “Section Seven: Executive Compensation Governance”.

OUR BOARD

The Board is responsible for the stewardship of Agrium, for ensuring effective leadership, and for providing oversight in several key areas, including leadership and succession planning, risk management and corporate governance, compliance and disclosure.

Composition of the Board and Independence

Our articles require us to have between three and fifteen directors on our Board. Subject to our articles, the Board is entitled to determine the number of directors from time to time.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly, which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgement.

Mr. Wilson, who retired as CEO on December 31, 2013, has agreed to remain on the Board until the meeting. As the former CEO, Mr. Wilson would not be considered independent, however, because he is not standing for election at the meeting this section does not include discussion concerning Mr. Wilson.

The Board has determined that all of the directors and the proposed nominees, with the exception of Mr. Magro, are “independent” for the purposes of Agrium’s Corporate Governance Guidelines and the CSA Rules. The Board has further determined that all of the directors standing for election at the meeting, with the exception of Mr. Magro, are “independent” for the purposes of the NYSE Listing Standards. For the above purposes, “independent” means the director does not have a material relationship (direct or indirect) that could, in the view of the Board, be reasonably expected to interfere with the director’s independent judgment and meets or exceeds the independence criteria set out below.

Independence of directors is assessed annually. The Board uses independence criteria that meets or exceed the following standards:

•	National Instrument 58-101 – Disclosure of Corporate Governance Practices;

•	National Policy 58-201 – Corporate Governance Guidelines;

•	National Instrument 52-110 – Audit Committees;

•	SEC rules and regulations;

•	Sarbanes-Oxley Act of 2002; and

•	NYSE rules.

The above is described in detail in our Corporate Governance Guidelines, which you can find on our website.

Independence Status of Director Nominees
Name	Management	Independent	Not Independent	Reason for Non-Independent Status
David C. Everitt		✓
Russell K. Girling		✓
Susan A. Henry		✓
Russell J. Horner		✓
David J. Lesar		✓
John E. Lowe		✓
Charles V. Magro	✓		✓	Mr. Magro is President & Chief Executive Officer of Agrium
A. Anne McLellan		✓
Derek G. Pannell		✓
Mayo M. Schmidt		✓
Victor J. Zaleschuk		✓

Mr. Magro is the President & Chief Executive Officer of the Corporation and is not independent. Mr. Magro is also a director of Canpotex Limited. The Corporation had sales of approximately $236 million to Canpotex Limited in 2013.

The Board has determined that each director, other than Mr. Magro, is independent and does not have any material relationship with the Corporation, either directly or indirectly, which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgement.

Mr. Girling is the Chief Executive Officer of TransCanada Corporation. Agrium, through a wholly-owned general partnership, is party to various gas transportation contracts with TransCanada Energy Limited (TCE), a subsidiary of TransCanada Corporation, relating to the transportation of natural gas to the Redwater and Fort Saskatchewan fertilizer operations in respect of which payments were made by Agrium to TCE of approximately $1 million in 2011, $6 million in 2012, and $8 million in 2013, respectively, and relating to a co-generation arrangement for our Carseland nitrogen operations in respect of which payments were made by Agrium to TCE of approximately $10 million in 2011, $11 million in 2012, and $12 million in 2013, respectively. These payments account for less than 2% of TransCanada Corporation’s consolidated gross revenues. These contracts constitute ordinary course of business commercial relationships and are not material to either Agrium or TransCanada Corporation. In addition, neither Mr. Girling, TransCanada Corporation nor its affiliates receive, directly or indirectly, any payments in the nature of consulting, advisory, or other compensatory fees from Agrium under this arrangement. Accordingly, the Board has determined that these contracts do not affect Mr. Girling’s independence, including for purposes of being a member of the Audit Committee, because it cannot reasonably be expected to interfere with the exercise of his independent judgement.

In order to assist the Board in making its determinations with respect to the independence of its members, new directors complete, and all directors annually complete, a detailed disclosure questionnaire which includes inquiries regarding any direct or indirect business or financial relationships or interest in transactions between the Corporation and each director, any direct or indirect business or financial relationships or interest in transactions that may exist between the Corporation and other organizations in which the director has a direct or indirect interest, and each director’s shareholdings and equity-based interests in the Corporation. This questionnaire is supplemented by internal inquiries and interviews. This information is reviewed by the Board at least annually, and on an ongoing basis as appropriate, in light of applicable factual circumstances in order to permit the Board to make its independence determinations.

In addition, each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics, which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.

Mr. Zaleschuk and Ms. McLellan are members of the board of directors of Cameco Corporation, the world’s largest uranium producer. They do not serve on any of the same Committees at Agrium or Cameco Corporation. Our Board has determined that there is no material business relationship between the Corporation and Cameco Corporation, nothing to suggest a degree of inter-related interests that might be detrimental to Mr. Zaleschuk’s and Ms. McLellan’s independence, and that the directorships with the Corporation and Cameco Corporation held by Mr. Zaleschuk and Ms. McLellan do not affect their independence. The Board has further determined that there does not exist on the Board an excessive number of Board or Board Committee interlocks.

All of the Corporation’s directors standing for election at the meeting, with the exception of Mr. Magro, are unrelated. Moreover, none of the directors of the Corporation receive any material compensatory payment from Agrium by virtue of their affiliation with an entity which provides services or has business dealings with Agrium.

Board and Committee Attendance

During 2013, the Board and Committees held the following number of meetings:

	Number of Meetings Held During 2013	Number of In Camera Sessions Held During 2013
Board Meetings (five regularly scheduled and five special)(1)	10	10
Audit Committee	6	6
Corporate Governance & Nominating Committee	4	4
Human Resources & Compensation Committee	4	4
Environment, Health, Safety & Security Committee	4	4
2012 Special Committee(2)	5	5
2013 Special Committee(3)	3	3

Notes:
(1)	In September of each year, the Board holds a two-day off-site Board Strategy Session, which is regarded as a single meeting for the purposes of Board attendance.
(2)	On July 13, 2012, a Special Committee of the Board was established for the purpose of assessing and examining communications delivered by shareholders and initiatives to enhance shareholder value (the “2012 Special Committee”). The 2012 Special Committee of the Board was comprised of the following independent members of the Board: Messrs. Horner, Lowe, Pannell, Proto, and Zaleschuk (ex officio member).
(3)	On July 14, 2013, a Special Committee of the Board was established for the purpose of assessing a potential growth project (the “2013 Special Committee”). The 2013 Special Committee of the Board was comprised of the following independent members of the Board: Ms. McLellan, Messrs. Lowe, Horner, Pannell, Schmidt and Zaleschuk (ex officio member).

Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and it is the practice of our Board Committees to meet in camera with only the independent Board members present at each Committee meeting held. The Board Chair and Committee Chair, as applicable, preside over such in camera sessions and inform management of any issues that arise during such meetings and any actions required to be taken.

During 2013, the directors’ attendance at Board and Committee meetings was as follows:

	Board Meetings		Committee Meetings(1)		Total Meetings
Director	Number	%	Number	%	Number	%
Cunningham(2)	2 of 2 Regular	100%	2 of 2 CG&N	100%	6 of 7	86%
	0 of 1 Special	0%	2 of 2 EHS&S	100%
	2 of 3 Total	67%
Everitt(3)	5 of 5 Regular	100%	6 of 6 Audit	100%	19 of 20	95%
	4 of 4 Special	100%	3 of 4 CG&N	75%
	9 of 9 Total	100%	1 of 1 2012 Special	100%
Girling	5 of 5 Regular	100%	6 of 6 Audit	100%	20 of 20	100%
	5 of 5 Special	100%	4 of 4 EHS&S	100%
	10 of 10 Total	100%
Henry	5 of 5 Regular	100%	4 of 4 CG&N	100%	17 of 18	94%
	4 of 5 Special	80%	4 of 4 HR&C	100%
	9 of 10 Total	90%
Horner	5 of 5 Regular	100%	4 of 4 CG&N	100%	26 of 26	100%
	5 of 5 Special	100%	4 of 4 HR&C	100%
	10 of 10 Total	100%	5 of 5 2012 Special	100%
			3 of 3 2013 Special	100%
Lesar	4 of 5 Regular	80%	5 of 6 Audit	83%	17 of 20	85%
	5 of 5 Special	100%	3 of 4 EHS&S	75%
	9 of 10 Total	90%
Lowe	5 of 5 Regular	100%	6 of 6 Audit	100%	28 of 28	100%
	5 of 5 Special	100%	4 of 4 HR&C	100%
	10 of 10 Total	100%	5 of 5 2012 Special	100%
			3 of 3 2013 Special	100%
Magro(4)	1 of 1 Regular	100%	N/A	N/A	1 of 1	100%
	1 of 1 Total	100%	N/A	N/A
McLellan	5 of 5 Regular	100%	5 of 6 Audit	83%	22 of 23	96%
	5 of 5 Special	100%	4 of 4 EHS&S	100%
	10 of 10 Total	100%	3 of 3 2013 Special	100%

	Board Meetings		Committee Meetings(1)		Total Meetings
Director	Number	%	Number	%	Number	%
Pannell(5)	5 of 5 Regular	100%	3 of 4 Audit	75%	27 of 28	96%
	5 of 5 Special	100%	2 of 2 EHS&S	100%
	10 of 10 Total	100%	4 of 4 HR&C	100%
			5 of 5 2012 Special	100%
			3 of 3 2013 Special	100%
Proto(6)	5 of 5 Regular	100%	2 of 2 Audit	100%	23 of 23	100%
	5 of 5 Special	100%	2 of 2 CG&N	100%
	10 of 10 Total	100%	2 of 2 EHS&S	100%
			2 of 2 HR&C	100%
			5 of 5 2012 Special	100%
Schmidt(7)	5 of 5 Regular	100%	4 of 4 EHS&S	100%	21 of 22	95%
	3 of 4 Special	75%	4 of 4 HR&C	100%
	8 of 9 Total	89%	2 of 2 2012 Special	100%
			3 of 3 2013 Special	100%
Wilson(8)	5 of 5 Regular	100%	N/A	N/A	10 of 10	100%
	5 of 5 Special	100%
	10 of 10 Total	100%
Zaleschuk	5 of 5 Regular	100%	4 of 4 CG&N	100%	14 of 14	100%
	5 of 5 Special	100%
	10 of 10 Total	100%

Notes:

(1)	In an effort to provide directors with a more complete understanding of the issues facing the Corporation and in line with the Corporation’s core values, directors are typically invited to attend Committee meetings of which they are not a member.
(2)	Dr. Cunningham did not stand for re-election at the April 9, 2013 Annual General Meeting.
(3)	Mr. Everitt was appointed to the Board effective February 11, 2013.
(4)	Mr. Magro was appointed to the Board effective October 3, 2013. Mr. Magro is not a member of any Committee, but attended all Committee meetings (other than the 2012 Special Committee, the 2013 Special Committee and in camera sessions of the independent directors held at all regularly scheduled Board and Committee meetings) since his appointment.
(5)	Mr. Pannell was appointed a member of the Audit Committee on April 9, 2013 and concurrently ceased to be a member of the EHS&S Committee.
(6)	Mr. Proto was appointed a member of the EHS&S and CG&N Committees on April 9, 2013 and concurrently ceased to be a member of the HR&C Committee.
(7)	Mr. Schmidt was appointed to the Board effective February 11, 2013.
(8)	Mr. Wilson is not a member of any Committee, but attended all Committee meetings (other than the 2012 Special Committee, the 2013 Special Committee and in camera sessions of the independent directors held at all regularly scheduled Board and Committee meetings). Mr. Wilson is not standing for re-election at the meeting.

Board Orientation and Continuing Education

The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, as well as extensive information relating to the Corporation and our industry.

Each new director attends a comprehensive orientation at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Directors’ Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. New directors are encouraged to attend all Committee meetings, irrespective of their membership, to assist them in enhancing their understanding of the functions of each Committee. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors have the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss matters of interest.

Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information. The CG&N Committee, in consultation with the Chief Executive Officer and the Board Chair, also develops and maintains an evergreen list of continuing education topics, which is periodically discussed with the Board members. This list includes topics of interest relating to the Corporation’s businesses, operations and strategy, regulatory developments, compliance initiatives, as well as international geopolitical and economic reviews.

Mr. Girling and Ms. McLellan have completed the Directors’ Education Program developed by the Institute of Corporate Directors (ICD) and the Joseph L. Rotman School of Management, University of Toronto.

In 2013, educational sessions offered to Board members included a presentation on the proxy voting system review, presentations specific to agribusiness, political and economic updates on international agribusiness markets, a site visit to the Redwater Fertilizer Operations facility, and numerous internal presentations and updates on a broad range of topics relating to our industry, businesses, operations and practices, including recent developments and emerging trends in corporate governance and executive compensation practices.

The Board has adopted formal external continuing education guidelines for our directors pursuant to which the Board explicitly encourages, and the Corporation provides funding for, the directors to attend external forums, conferences and education programs in order to maintain and update their knowledge of our industry, its regulatory environment, and other topical areas of interest to enhance their continuing development as directors and stewards of the Corporation.

The following table lists our continuing education sessions that our directors attended in 2013:

Date	Topic	Presented/Hosted By	Attended By
April 8, 2013	Retail Finance	Tony Engel, Vice President, Retail Finance	Audit Committee Members
April 8, 2013	Climate Change	Doug Beever, Senior Director, Sustainability & Stakeholder Relations	EHS&S Committee Members
May 23, 2013	Board Summit	JP Morgan	Mr. Lowe
August 6, 2013	Site Visit - Redwater Fertilizer Operations	G. Rey Reinhardt, Senior Director, Environment, Health, Safety & Security; Trevor Williams, General Manager, Canadian Nitrogen Operations; and Redwater Operations Management	Messrs. Everitt, Girling, Henry, Lesar, Lowe, McLellan, Proto, Schmidt and Zaleschuk

Date	Topic	Presented/Hosted By	Attended By
August 7, 2013	Corporate Financial Risk	Steve Dyer, Executive Vice President & Chief Financial Officer	Audit Committee Members
August 7, 2013	Shareholder Activism	Eric Miller, Senior Vice President & Chief Legal Officer	Directors, Officers
August 7, 2013	Ammonium Nitrate Operations	G. Rey Reinhardt, Senior Director, Environment, Health, Safety & Security	Directors, Officers
August 7, 2013	Product Stewardship & Security Review	G. Rey Reinhardt, Senior Director, Environment, Health, Safety & Security	Directors, Officers
September 20, 2013	Governance & Shareholder Engagement	Mike Wilson, President & Chief Executive Officer	Directors, Officers
September 20, 2013	AAT & ESN Information Session	Andrew Mittag, Senior Vice President and President, Agrium Advanced Technologies	Messrs. Everitt and Schmidt
September 20, 2013	Fertilizer 101	Ray Dowbenko, Senior Specialist, Agronomy	Messrs. Everitt and Schmidt
December 11, 2013	Argentina Update	Angela Lekatsas, Vice President & Treasurer	Directors, Officers
December 11, 2013	Proxy Voting System Review	Eric Miller, Senior Vice President & Chief Legal Officer	Directors, Officers

Board Strategy Oversight

The Board of Directors oversee the Corporation’s annual strategic planning process to develop and monitor our strategic direction. The Board holds a two day dedicated Board Strategy Session in September each year to ensure alignment and to facilitate clear communication between the Board and senior management with respect to our Corporate Strategy. Discussions also occur at our regularly scheduled Board meetings throughout the year to update the Corporate Strategy and to address and prioritize developments, opportunities, and issues that arise during the year. The general objectives of the annual Board Strategy Session include the clear articulation of the Corporation’s current position in our markets and expectations for strategic growth, tracking the Corporation’s execution of its strategic planning initiatives, identifying and considering strategic growth opportunities and risks, and providing support for the Board and senior management with respect to the implementation of the Corporation’s Five-Year Strategic Plan. The Board Strategy Session also typically involves external speakers to provide fresh perspectives on thought-provoking issues that could impact our Corporate Strategy. Following the September Board Strategy Session, comprehensive action items and follow-up requests, including issue ownership and timelines, are developed by Senior Management and submitted to the Board of Directors for review and approval at the December Board meeting each year.

Board Performance Evaluation

The CG&N Committee typically conducts an annual evaluation of our Board, the Board Chair, each of the Board Committees, and each of the Committee Chairs, usually with the assistance of an external corporate governance expert. The methodology generally includes the following components:

Component	Description
Corporate Governance Review	A review is conducted of our corporate governance documents, current literature, and recent developments and trends indicated by corporate governance organizations and institutional investors.
Interviews	Confidential, in-depth, and candid interviews are conducted by the Board Chair and/or the consultant with each of the directors and certain members of senior management.
Director Questionnaires	Tailored questionnaires are developed for the directors with confidential responses provided directly to the Board Chair and/or the consultant.

Component	Description
Data Analysis and Preparation of Evaluation Report	The data and feedback provided pursuant to the evaluation process is reviewed and assessed. A written report, based on the data analysis and feedback from the directors and senior management, is compiled and presented to the Board Chair, the CG&N Committee Chair and the Chief Executive Officer for review.
Presentation of Findings and Recommendations to the Board	The final report is discussed by the CG&N Committee, provided to each of the Committees for their review, and then reviewed with the full Board.

The Board and the CG&N Committee Chairs, with the assistance of an external corporate governance consultant, assess the performance and effectiveness of the Board, Board Committees, Board and Committee Chairs, and individual directors, by conducting interviews with each director and certain members of senior management.

The Board Chair separately assesses individual director performance, which will generally involve a dialogue with the external corporate governance consultant and with each director.

The results of this assessment and evaluation process are presented to the CG&N Committee and reviewed and discussed by each Board Committee. The full Board uses the results to assess the Board overall, the composition of each Board Committee and its effectiveness and efficiency, and each director’s expertise in order to identify any gaps in performance, skills or experience.

In 2013, the external consultant reported to the Board that the feedback from the evaluation was exceedingly positive, and that senior management as well as the directors considered the effectiveness of the Board to be very high.

Board Succession Planning and Director Recruitment

The CG&N Committee is responsible for implementing Agrium’s Board succession planning and director recruitment program. This involves developing and recommending to the Board the background, knowledge, skill, experience and diversity required for Board membership, taking into account Agrium’s strategic direction, opportunities and risks and the most recently conducted Board performance evaluation, recruiting suitable potential Board members and recommending to the Board for its approval potential nominees for election or appointment to the Board.

We expect all Board members to be financially literate, to actively participate in meetings and develop an understanding of our business, to be independent minded and to challenge management when appropriate, to have an excellent reputation for integrity, judgment and leadership and to have a solid record of achievement.

The CG&N Committee also maintains a list of potential Board candidates for future consideration comprised of individuals the Committee feels would be appropriate to join the Board.

In 2013, the Board added two strong, uniquely qualified, independent directors with extensive agricultural, retail and distribution experience. These two new directors, David Everitt and Mayo Schmidt, each have distinguished track records in the agricultural sector and have overseen the creation of significant shareholder value during their careers. Agrium benefits from Mr. Everitt’s in-depth knowledge of the agricultural sector, obtained over his 37-year career. Mr. Schmidt is widely recognized for leading Viterra’s transformation from a regionally based cooperative into Canada’s largest agricultural inputs retailer and a leading global agricultural and food ingredients company.

Focus on diversity

Although the CG&N Committee does not have quotas in determining Board membership, the CG&N Committee believes that having a diverse Board enhances Board operations, and diversity is among the factors that the CG&N Committee considers when evaluating the composition of the Board.

The CG&N Committee does not specifically define diversity, but values diversity of experience, education, race, gender, national origin and geographic location as part of its overall annual evaluation of director nominees for election or re-election.

Of the nominees proposed for election to the Board, two are women. Dr. Henry has served as a director since 2001 and the Honourable Anne McLellan has served as a director since 2006.

The Board believes that the current nominees reflect an appropriate diversity of gender, age, experience, education, geographical background and industry understanding and experience and is committed to continuing to consider diversity issues in evaluating the composition of the Board.

The CG&N Committee maintains and evaluates, at least annually, a detailed Board matrix, as set forth below, which describes each of the nominees’ experience, qualifications, competencies and skills:

Name	Enterprise Leadership				Functional Proficiency								Market Knowledge
	Former / Current CEO, COD or President	Managing/ Leading Growth	Crisis Management	Risk and Compliance Management / Oversight	Finance	Strategy	Mergers & Acquisitions	Human Capital / Compensation	Corporate Governance	Corporate Responsibility and Sustainable Development	Public Policy / Government Relations	Research & Development	International Operations	Retail operations	Agri Business Experience	Chemical / Refining Industry	Distribution	Industrial / Commercial	Manufacturing	Engineering / Operational Excellence	Energy / Mining	Environment, Health, Safety and Security

D. C. Everitt		✓	✓	✓	✓	✓	✓	✓	✓	✓			✓	✓	✓		✓	✓	✓	✓		✓
R. K. Girling	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓				✓				✓	✓
S. A. Henry	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓					✓	✓
R. J. Horner	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	`✓	✓				✓	✓	✓	✓		✓
D. J. Lesar	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓				✓	✓	✓	✓	✓	✓
J. E. Lowe		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓	✓	✓	✓	✓	✓	✓
C. V. Magro	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
A. McLellan		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓								✓	✓
D. G. Pannell	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓			✓	✓	✓	✓	✓	✓	✓
M. M. Schmidt	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓
V. J. Zaleschuk	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓					✓	✓	✓	✓	✓
Total	8	11	11	11	10	11	11	11	11	11	8	5	11	3	4	5	8	8	8	7	8	11

Mandatory Director Retirement

We have a policy that a director shall not normally be nominated for election at the annual meeting of shareholders next held following the date on which he or she attains the age of 72 years.

Board Chair Succession Planning

Mr. Victor Zaleschuk, our Board Chair, reaches the mandatory director retirement age in 2016. Accordingly, the CG&N Committee has developed a Board Chair succession plan to deal with his anticipated retirement and any unexpected departures. The Board Chair succession plan takes into account the ideal skills, experience and characteristics for a successor Board Chair, the Corporation’s

Terms of Reference for the Board Chair, potential Board Chair successor candidates and their respective background, knowledge, skill, experience and diversity required for Board membership, taking into account Agrium’s strategic direction, opportunities and risks.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing Committees: the Audit Committee, the Corporate Governance & Nominating Committee, the Human Resources & Compensation Committee, and the Environment, Health, Safety & Security Committee. Committee membership is reviewed annually by the Corporate Governance & Nominating Committee. Members of each of the Board’s standing Committees will be available at the meeting to answer shareholders’ inquiries in the areas covered by the respective Committee’s mandate. See “Section Six: Corporate Governance — Our Corporate Governance — Corporate Governance Guidelines and Framework” for information about sending confidential communications to the Audit Committee.

Audit Committee
Members	J. E. Lowe (Chair) D. J. Lesar	D. C. Everitt A. A. McLellan	R. K. Girling D. G. Pannell
Charter The Audit Committee Charter is available at www.agrium.com under “Governance”.

The mandate, procedure and composition requirements of the Audit Committee are set out in its Charter.

The mandate of the Audit Committee is to:

•    assist the Board in overseeing and monitoring:

•    our accounting and financial reporting processes;

•    the quality and integrity of our financial statements and related disclosures;

•    the effectiveness of our internal controls;

•    communicate with our internal and external auditors independently of management;

•    review our external auditors; and

•    oversee and review the audit process.

Other responsibilities of the Audit Committee include:

•    monitoring compliance by the Corporation with legal and regulatory requirements that could have a material effect upon the financial position of the Corporation and that are not subject to the oversight of another Committee of the Board;

•    monitoring the Corporation’s internal audit function;

•    overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues;

•    reviewing, prior to Board approval, the Corporation’s annual audited consolidated financial statements and related disclosure contained in the MD&A;

•    reviewing and approving the unaudited quarterly financial statements and related disclosure contained in the MD&A;

•    reviewing financial disclosure contained in certain of the Corporation’s disclosure documents, including our annual information forms, management proxy circulars, prospectuses, material change reports, and press releases, where such disclosure contains significant information falling within the Audit Committee’s mandate;

•    establishing procedures for: (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters;

•    providing broad oversight of the financial risk and control related activities of the Corporation, including, where applicable, discussing with management the Corporation’s material financial risk exposures and the steps management has taken to monitor and control such exposures; and

•    reviewing the Audit Committee Charter on an annual basis.

2013 Accomplishments and Key Activities

The accomplishments and key activities of the Audit Committee in 2013 included the following:

•     Financial Reporting

•     reviewed and approved the Corporation’s interim financial statements and related disclosure contained in the MD&A, and reviewed and recommended to the Board for approval the Corporation’s audited annual consolidated financial statements and related disclosure contained in the MD&A;

•     reviewed and recommended for approval material financial disclosures falling within the Audit Committee’s mandate contained in the Corporation’s 2013 Annual Information Form, this circular, and other disclosure documents containing material financial information;

•     provided oversight and discussed with management the effectiveness of disclosure controls and procedures, design of internal control over financial reporting, and reviewed reports from the Corporation’s Disclosure Committee;

•     provided oversight with respect to recent and upcoming standards under International Financial Reporting Standards;

•     reviewed and discussed key estimates and provisions with management and the external auditors;

•     provided oversight of the Corporation’s public disclosure and certification processes, including discussions with management and review of reports from the Corporation’s Disclosure Committee;

•     External Auditors

•     reviewed and discussed with management and the external auditors key financial issues, financial reporting developments, changes in accounting standards and policies, and corporate disclosure developments affecting financial reporting;

•     recommended to the Board the appointment of the external auditors;

•     in accordance with our Pre-Approval Policy for Audit and Non-Audit Services:

•     reviewed and approved proposed external audit and permitted non-audit services;

•     evaluated the performance and independence of the external auditors on a quarterly basis;

•     reviewed the external auditors’ annual integrated audit plan and budget;

•     reviewed the results of the annual integrated audit and discussed the external auditors’ opinion on our internal control and the quality of our financial reporting;

•     monitored the effectiveness of the relationship among the external auditors, management, and the Audit Committee;

•     Internal Audit

•     monitored the activities of the Internal Audit Department, including review of the reports of Internal Audit on the adequacy of management’s actions;

•     reviewed the performance and objectivity of the Internal Audit Department;

•     reviewed and approved the Internal Audit annual audit plan, budget, and key performance indicators;

•     reviewed and approved Internal Audit’s mandate;

•     Financial Risk Management

•     monitored financial risk management, including hedging activities, liquidity management, debt covenant compliance, and insurance programs;

•     reviewed and discussed with management activities of the Corporate Finance Risk Committee;

•     reviewed and discussed with management the financial risk management strategy relating to our affairs in Argentina;

•     reviewed and discussed with management activities of the Agrium Pension Committee;

•     reviewed and recommended to the Board for approval a global funding strategy for the Corporation and a U.S.$900 million increase to the Corporation’s Global Credit Facility to a total aggregate authorized amount of U.S.$2.5 billion (February 2013), with an extension of the term of the Global Credit Facility to 5 years;

•     reviewed and recommended to the Board for approval a U.S.$1 billion commercial paper program (February 2013);

•     reviewed and recommended to the Board for approval our prospectus supplement (under our U.S.$2.5 billion Shelf Prospectus) regarding a U.S.$1 billion public debt offering (May 2013);

•     reviewed and monitored implementation of the Corporation’s normal course issuer bid (May 2013) and the execution of share buybacks thereunder;

•     reviewed and recommended to the Board for approval the consolidation of our European borrowing facilities into a €250 million multi-currency syndicated revolving credit facility (August 2013);

•     reviewed and approved management’s recommendation to adopt the commercial end-user exemption under the U.S. Dodd-Frank Act to enter into certain non-cleared swap transactions (August 2013);

•     provided oversight in respect of the Corporation’s Information Technology (“IT”) systems, including security features and recovery plans, IT strategy, and IT Internal Audit plan;

•     Governance and Disclosure

•     conducted the annual review of the Audit Committee’s Charter and the Corporation’s Disclosure Policy;

•     reviewed management’s reports on compliance with the Code of Business Conduct and Ethics;

•     reviewed and discussed with management emerging trends, recent developments, and recommendations to update the Corporation’s Code of Business Conduct and Ethics, Anti-Trust/Competition Law Compliance, and Anti-Fraud Policies; and

•     monitored recent developments, emerging trends and current best practices with respect to financial reporting and corporate governance impacting the mandate of the Audit Committee.

Membership Criteria

Independence. The Board has determined that each member of the Audit Committee is independent within the meaning of the CSA Rules and the NYSE Listing Standards and that none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of a Board Committee.

Other Audit Committees. Unless the Board determines otherwise, no member of the Audit Committee may serve on the audit committees of more than two other public companies.
Financial Literacy of Members	Audit Committee Financial Expert. The Board has determined that Mr. Lowe is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Financial Literacy. The Board has determined that each member of the Audit Committee is “financially literate” within the meaning of NI 52-110. In considering whether a member of the Audit Committee is financially literate, the Board looks at the ability to read a set of financial statements, including a balance sheet, income statement and cash flow statement of a breadth and complexity similar to that of the Corporation’s financial statements.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the Audit Committee.

Advisors

The Audit Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the Audit Committee and/or provide advice on any matter within its mandate. The Audit Committee Chair leads the selection of these outside consultants and advisors, and the Audit Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Auditors

Auditor Engagement. KPMG LLP have been the Corporation’s auditors since 1993. The Audit Committee is directly responsible for the appointment, retention and oversight of the external auditors, who report directly to the Audit Committee.

Independence. The Audit Committee has determined that KPMG LLP is independent. See “Section Three: Business of the Meeting — Appointment of Auditors” for details regarding fees paid to KPMG LLP for professional services in the years ended December 31, 2013 and 2012.

Audit Committee Oversight. Since January 1, 2013, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.

Pre-Approval Policy and Procedures. In accordance with the Pre-Approval Policy for Audit and Non-Audit Services with the external auditors, the Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

Meetings

The Audit Committee met on six occasions in 2013 and, as is required by the Audit Committee Charter, held in camera sessions without management present on each occasion (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, Audit Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Additional Information

Additional information regarding the Audit Committee, including certain information that is required to be disclosed in accordance with NI 52-110, is found in Item 17 of our Annual Information Form dated February 24, 2014.

Corporate Governance & Nominating Committee
Members	R. J. Horner (Chair) F. W. Proto	D. C. Everitt V. J. Zaleschuk	S. A. Henry
Charter	The mandate, procedure and composition requirements of the CG&N Committee are set out in its Charter.

The CG&N Committee Charter is available at www.agrium.com under “Governance”.

The Corporate Governance Guidelines, Board and Committee Charters, and Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer) are available at www.agrium.com under “Governance”.

The mandate of the CG&N Committee is to assist the Board in fulfilling its responsibilities relating to continuing review and development of Agrium’s corporate governance system. Responsibilities of the CG&N Committee include:

•     reviewing and recommending to the Board for approval the corporate governance disclosures contained in certain of the Corporation’s disclosure documents, including our management proxy circulars, annual information forms, annual reports and other public documents where such disclosure contains significant information falling within the CG&N Committee’s mandate;

•     reviewing and assisting the Board in developing our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its Committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors and the Chief Executive Officer;

•     responsibility for the Corporation’s reports regarding compliance with the governance guidelines, recommendations or requirements of applicable regulators and securities exchanges;

•     reviewing and recommending director compensation for Board and Committee service, and overseeing the administration of the DSU Plan;

•     annually evaluating the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and the contribution of individual directors;

•     reviewing the Corporation’s structures and procedures with a view to ensuring that the Board is able to, and in fact does, function independently of management;

•     developing and updating the Corporation’s Board succession planning and director recruitment process;

•     assisting the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and recommending to the Board persons for nomination to the Board;

•     developing and updating a Board Chair succession planning process;

•     providing direction to other Committees of the Board as to allocation of Committee responsibilities where matters arise that could fall within the purview of more than one Committee’s mandate;

•     providing recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifying and making recommendations respecting the appointment of members to Board Committees;

•     developing and implementing an orientation and ongoing education program for directors;

•     reviewing the CG&N Committee Charter on an annual basis; and

•     monitoring recent developments, emerging trends and best practices in corporate governance and providing recommendations to the Board to continuously improve and update the Corporation’s corporate governance processes and practices.

2013 Accomplishments and Key Activities

The accomplishments and key activities of the CG&N Committee in 2013 included the following:

•     Board Chair Succession

•     developed a plan to deal with the anticipated retirement of the current Board Chair in 2016;

•     Director Succession

•     recruited two new uniquely qualified, independent directors (David Everitt and Mayo Schmidt) with extensive agricultural, retail and distribution experience;

•     reviewed and updated our Board composition matrix, Board succession planning process, and director recruiting procedures;

•     reviewed and recommended Committee membership and Committee Chair appointments to the Board;

•     Evaluation of the Board, Committees, Board/Committee Chairs, and Individual Directors

•     assessed director independence against categorical standards and reviewed director relationships, commitments and interlocks;

•     conducted an evaluation of the Board, Board Committees, the Board Chair, and Committee Chairs with the assistance of an external corporate governance consultant, and received and considered feedback from the Board Chair regarding the assessment of the performance of individual directors;

•     Corporate Governance Best Practices

•     recommended to the Board holding a “Say-on-Pay” advisory vote at the 2014 Annual and Special Meeting of the Shareholders (see “Section Three: Business of the Meeting — Advisory Vote on Executive Compensation”);

• assessed relationships between each director and the Corporation and recommended to the Board that ten of the eleven nominees named in this circular are independent;

•     monitored recent developments, emerging trends and current best practices in corporate governance and disclosure practices impacting the mandate of the Board and Committee Charters, including that of the CG&N Committee;

• reviewed our Board and Committee Charters, Corporate Governance Guidelines, Securities Trading & Reporting Policy, and Directors’ Manual;

•     recommended to the Board for approval amendments to our Corporate Governance Guidelines to introduce post-employment common share ownership requirements for our executive officers;

•     recommended to the Board for approval amendments to our Code of Business Conduct and Ethics;

• Public Disclosures
• reviewed and approved for recommendation to the Board the corporate governance disclosures contained in this circular;

•     Board Remuneration

•     reviewed and with the assistance of Towers Watson recommended to the Board for approval the form and amount of the directors’, Board Chair’s and Committee Chairs’ compensation;

•     recommended to the Board for approval amendments to General By-Law No. 1;

•     recommended to the Board for approval the Advance Notice By-Law No. 2;

•     recommended to the Board for approval the consolidation of the Directors’ DSU Fee Plan and the Directors’ DSU Grant Plan into a single DSU Plan;

•     enhanced our director education processes; and

•     assisted new CEO Chuck Magro with the development of an action plan in response to the 2013 Board Evaluation.

Membership Criteria	Each member of the CG&N Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the CG&N Committee.
Compensation Consultant — Consultant Retained	The CG&N Committee retained Towers Watson in the most recent fiscal year to assist with its review of Board compensation. See “Human Resources & Compensation Committee” (below) and “Section Seven: Executive Compensation Governance — Compensation Governance — Independent Compensation Consultants” for details with about the duties performed by Towers Watson for the Corporation in 2013.
Advisors	The CG&N Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the CG&N Committee and/or provide advice on any matter within its mandate. The CG&N Committee Chair leads the selection of these outside consultants and advisors, and the CG&N Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Meetings	The CG&N Committee met on four occasions in 2013 and held in camera sessions without management present on four occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, CG&N Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Human Resources & Compensation Committee (the “HR&C Committee”)
Members	D. G. Pannell (Chair) J. E. Lowe	S. A. Henry M. M. Schmidt	R. J. Horner

Charter	The mandate, procedure and composition requirements of the HR&C Committee are set out in its Charter.

The HR&C Committee Charter is available at www.agrium.com under “Governance”.	The mandate of the HR&C Committee is to assist the Board in fulfilling its oversight responsibilities relating to human resources and compensation, with an emphasis on executive compensation, and the development, retention and continuity of senior management. Responsibilities of the HR&C Committee include:

•     advising, on an annual basis, on Agrium’s executive compensation philosophies, strategies and principles, taking into account Agrium’s strategic and annual business plans, the link between executive pay and financial and non-financial performance, and Agrium’s risk profile;

• overseeing the design and administration of Agrium’s executive compensation plans, policies and programs in accordance with Agrium’s executive compensation philosophies, strategies and principles;

•     reviewing and approving, on an annual basis, the Chief Executive Officer’s performance goals and objectives, evaluating the Chief Executive Officer’s performance, and recommending the Chief Executive Officer’s total compensation to the independent members of the Board for approval;

• recommending the senior executives’ total compensation packages to the Board;

• reviewing and recommending to the Board any new equity-based compensation plans, material incentive compensation plans and material benefit plans and any material changes thereto;

• reviewing at least annually Agrium’s succession plans for senior executives;

• overseeing the succession plan for the Chief Executive Officer and recommending, on an annual basis, the succession plan for the Chief Executive Officer to the Board;

• reviewing and approving the investment, funding and benefits policies relating to retirement plans;

•     recommending periodically to the Board the employment agreements for the Corporation’s senior executives, including the Chief Executive Officer, and termination or change in control arrangements for such senior executives;

• reviewing Agrium’s executive compensation plans, policies, programs and specific arrangements to assess whether they meet Agrium’s risk profile and do not encourage excessive risk-taking;

• overseeing the preparation of the CD&A and related compensation disclosure; and

• reviewing the HR&C Committee Charter on an annual basis.

2013 Accomplishments and Key Activities	The accomplishments and key activities of the HR&C Committee in 2013 included the following:
• Employment Agreements
• extended and renegotiated Mike Wilson’s employment agreement;
• implemented a new CEO employment agreement for Chuck Magro based on enhanced best practices;
• developed a new form of officers’ employment agreement based on enhanced best practices for internal promotions/new hires;

• Compensation

• scrutinized the 2013 annual incentive metrics and initiated a higher degree of quantification for subjective measures;

• tested the stretch associated with the performance ranges for 2013 annual incentive financial metrics;

• scrutinized the business strategy, annual business plan and the linkage to the 2014 annual incentive plan metrics;

• eliminated the Profit Share Plan and modified the Performance Recognition Plan to more closely align employees’ compensation with their sphere of influence;

• reviewed the mix of PSU and Stock Option grants relative to best practices and the competitive landscape;

• evaluated the CEO’s performance and recommended the CEO’s total compensation for 2013 to the independent members of the Board;

• recommended the senior executives’ total compensation packages for 2013 to the Board;

• evaluated the services and independence of the compensation consultants engaged by the HR&C Committee;

• reviewed the HR&C Committee Charter;

• Human Resources Strategies and Policies

• reviewed and discussed human resources strategies and practices with the business units’ HR senior management;

• Succession Planning & Workforce Planning

•     managed succession planning and the transition process for the new Chief Executive Officer and other senior executives, and recommended to the Board for its approval the appointment of certain senior executives;

•     conducted the annual review of Agrium’s succession plan for senior executives;

See “Section Seven: Executive Compensation Governance — Succession Planning” for more information regarding the succession planning process.

• Long-Term Incentive Plans

•     reviewed and aligned long-term incentive vesting terms with enhanced best practices;

See “Section Seven: Executive Compensation Governance — Components of Compensation — Long-Term Incentives” for more information regarding our long-term incentive plans.

• Pension Programs

• reviewed the annual pension funding and expense report;

• reviewed the pension and savings plan administration update;

• reviewed the annual Investment Management Performance;

•     Governance and Disclosure

•     conducted and reviewed various aspects of executive compensation: reviewed tally sheets for various types of cessation of employment scenarios, reviewed correlation of pay and performance, reviewed the potential payouts given various performance scenarios, back-tested the correlation between annual incentive payouts and various financial measures, and reviewed ISS pay-for-performance tests;

•     continued to monitor and discuss new and emerging best practices used by shareholder governance groups and regularly assessed the need to enhance the mandate of the HR&C Committee and the governance of Agrium’s compensation programs;

•     reviewed and approved the CD&A and related compensation disclosure to be included in this circular, including additional voluntary disclosure relating to executive and director compensation; and

•     Compensation Risk

•     considered whether there are any risks arising from the Corporation’s compensation policies or practices, based on a review of the Corporation’s compensation programs from a compensation risk perspective conducted by Towers Watson. The HR&C Committee concluded that there does not appear to be any significant risks arising from the Corporation’s compensation policies or practices that are reasonably likely to have a material adverse effect on the Corporation.

See Schedule F – Human Resources & Compensation Committee Work Plan for a detailed work plan of the HR&C Committee.

Membership Criteria

Independence. Each member of the HR&C Committee is required to be independent within the meaning of the CSA Rules and the NYSE Listing Standards. In addition, the Chief Executive Officer does not participate in the appointment of members to the HR&C Committee.

Interlocks. None of Agrium’s executive officers have served as a member of a compensation committee (or equivalent committee) of any other entity that employs a member of the HR&C Committee.

Sitting Chief Executive Officers. No member of the HR&C Committee is currently an active chief executive officer of a publicly traded company.

Human Resources and Financial Literacy of Members

HR&C Committee members are appointed with a view to ensuring that the Committee maintains an appropriate level of human resources and financial literacy.

All members of the HR&C Committee have been determined by the HR&C Committee to possess human resources literacy, meaning an understanding of compensation theory and practice, personnel management and development, succession planning and executive development. Such knowledge and capability includes: (i) current or prior experience working as a chief executive or senior officer of major organizations (which provide significant financial and human resources experience), (ii) involvement on board compensation committees of other entities, and (iii) experience and education pertaining to financial accounting and reporting and familiarity with internal financial controls. See “Section Seven: Executive Compensation Governance” for details with respect to the skills and experience of the members of the HR&C Committee that are relevant to their responsibilities for executive compensation.

All members of the HR&C Committee have been determined by the HR&C Committee to be “financially literate” within the meaning of NI 52-110.

Mr. Lowe, who also serves on the Audit Committee, has been determined by the HR&C Committee to have accounting and related financial management experience or expertise. All members of the HR&C Committee are knowledgeable about Agrium’s compensation programs.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the HR&C Committee.

Advisors

The HR&C Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the HR&C Committee and/or provide advice on any matter within its mandate. The HR&C Committee Chair leads the selection of these outside consultants and advisors, and the HR&C Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Compensation Consultant — Independent Consultant Retained

In 2013 the HR&C Committee retained independent compensation consultant Towers Watson (which has provided advice to the HR&C Committee since 1994) to assist with preparing information and providing advice on senior executive compensation arrangements.

In 2013 the HR&C Committee retained independent compensation consultant Meridian Compensation Partners to provide independent advice to the HR&C Committee with respect to Agrium’s employment agreement with our new CEO, Chuck Magro.

See “Section Seven: Executive Compensation Governance — Compensation Governance — Independent Compensation Consultants” for further details.

Meetings	The HR&C Committee met on four occasions in 2013 and held in camera sessions without management present on four occasions. In addition to holding in camera sessions following every regularly scheduled meeting, HR&C Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Environment, Health, Safety & Security Committee (the “EHS&S Committee”)
Members	A. A. McLellan (Chair) F. W. Proto	R. K. Girling M. M. Schmidt	D. J. Lesar

Charter	The mandate, procedure and composition requirements of the EHS&S Committee are set out in its Charter.
The EHS&S Committee Charter is available at www.agrium.com under “Governance”.
The mandate of the EHS&S Committee is to assist the Board in fulfilling its oversight responsibilities in order to ensure the Corporation’s activities are conducted in an environmentally responsible manner and that the Corporation maintains the integrity of its health, safety and security policies. Responsibilities of the EHS&S Committee include the annual review of:

• our Environment, Health, Safety & Security Policy and, if appropriate, making recommendations regarding such policy to the Board;

• our compliance with legal and regulatory requirements relating to environmental, health, safety and security matters;

• the strategies and methods used to improve our environmental, health, safety and security performance;

• our environmental, health, safety and security performance goals, management systems implementation, audit programs and plans, and the status of our remediation projects and provisions;

• the methods of communicating our environmental, health, safety and security policies and procedures throughout the organization; and

• the EHS&S Committee Charter.

In addition, it is the policy of the EHS&S Committee to visit at least one of the Corporation’s facilities annually. In this regard, the usual practice of the EHS&S Committee is to arrange for such visits to include orientation sessions to personally acquaint members of the EHS&S Committee and the Board with the personnel and operations at our facilities.

The Corporation also has a corporate Environment, Health, Safety & Security Committee comprised of senior management representatives, with the objective of ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health, safety and security policies. Additional information regarding the Corporation’s environmental practices and policies is found in Item 5.1(i) of our Annual Information Form dated February 24, 2014.

2013 Accomplishments and Key Activities	The accomplishments and key activities of the EHS&S Committee in 2013 included the following:
• oversaw the establishment of a new record for the Corporation’s best annual employee TRI rate (a 69% reduction since 2000);
• established the best annual recorded LTI rate for the Corporation (a 51% reduction since 2000);

• achieved our best ever results with respect to our environmental incident rate (an 88% reduction since 2001);

• oversaw the reduction of our contractors’ TRI rate to the best ever recorded rate (an 85% reduction since 2002);

• oversaw the EHS&S programs that resulted in over 80% of Agrium’s locations operating without a single recordable incident during the year;

• assisted in the establishment and review of short-term and long-term EHS&S goals for Agrium;

• toured Agrium’s Redwater fertilizer operations to review EHS&S performance;

• reviewed the safety and security measures of Agrium’s operations in light of the events at West, Texas;

• oversaw and reviewed the advancement of Agrium’s greenhouse gas reduction efforts;

• reviewed EHS&S audit plans, including both compliance and systems audits;

• reviewed quarterly performance reports regarding the Corporation’s EHS&S performance;

• completed a detailed review of Agrium’s top EHS&S risks and the adequacy of Agrium’s response to those risks;

• reviewed Agrium’s asset retirement obligations and environmental remediation liabilities;

• reviewed the EHS&S integration activities related to the Corporation’s recent acquisitions, resulting in improved EHS&S performance in those entities; and

• oversaw the Corporation’s product stewardship processes.
Membership Criteria	Each member of the EHS&S Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

See “Section Four: About Agrium’s Nominees” for further details of the qualifications, background and experience of the directors that serve as members of the EHS&S Committee.

Advisors	The EHS&S Committee is empowered to engage outside advisors and/or consultants, at the Corporation’s expense, to assist the EHS&S Committee and/or provide advice on any matter within its mandate. The EHS&S Committee Chair leads the selection of these outside consultants and advisors, and the EHS&S Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.
Meetings

The EHS&S Committee met on four occasions in 2013 and held in camera sessions without management present on each occasion. In addition to holding in camera sessions following every regularly scheduled meeting, EHS&S Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

The EHS&S Committee meets separately each quarter with the Senior Director, Environment, Health, Safety & Security and Agrium’s Chief Risk Officer, and reports to the Board on such meetings.

You can obtain a copy of our Corporate Governance Guidelines, Board and Committee Charters, Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer), Code of Business Conduct and Ethics and Audit Committee Whistleblower Procedures from our website at www.agrium.com under “Governance”. You may also submit your request by telephone (403) 225-7000, by facsimile (403) 225-7610, by email at corporatesecretary@agrium.com, or by mail to the following address: Agrium Inc., 13131 Lake Fraser Drive SE, Calgary, Alberta T2J 7E8 Attention: Corporate Secretary; Email: corporatesecretary@agrium.com.

SECTION SEVEN: EXECUTIVE COMPENSATION GOVERNANCE

Section Index

LETTER FROM THE CHAIR OF THE HUMAN RESOURCES & COMPENSATION COMMITTEE

Dear Shareholder:

The full account of the activities and achievements of the Human Resources & Compensation Committee (the “HR&C Committee”) is provided in “Section Six: Corporate Governance – Committees of The Board of Directors”. This introductory note highlights some of the changes and deliberations undertaken by the HR&C Committee during the year.

The HR&C Committee monitored all aspects of executive compensation during the year, to closely align rewards and performance, as well as to implement the changes mentioned below.

New CEO Contract. The new CEO’s employment agreement incorporates enhanced best practices and simplifies the language. This new format is the basis for new employment agreements to be used for future internal promotions / new hires.

A clause has been added to the CEO’s agreement to allow the Corporation to hold back some compensation after the departure of the CEO in the event that there is a breach of the non-compete, non-solicitation or confidentiality provisions, as well as a justified clawback.

The compensation level for the new CEO is significantly reduced compared to his predecessor to reflect the experience of the individual. As the new CEO transitions into the new role, we anticipate his compensation to progress to market competitive levels as performance warrants.

Profit Share Plan Replaced. Preparations were completed to terminate the Profit Share Plan. Beginning in 2014, the profit share incentive opportunity will be incorporated into the Performance Recognition Plan so that the full incentive opportunity will be closely aligned with performance measures the individual can more readily influence.

Incentive Alignment with Strategy. As part of the annual strategy review session the HR&C Committee discussed the appropriate measures to be incorporated in the incentive programs. Critical key performance indicator (“KPI”) discussions now form a heightened part of the strategic planning process. This results in better, more quantifiable KPIs aligned with company strategy, in particular measures for growth and measures related to Agrium’s high performance culture.

The threshold and caps for financial KPIs were adjusted to better reflect realistic performance ranges and therefore improve the stretch of the maximum reference points.

Long-term Incentive Plans. There are two peer groups that impact the Named Executive Officers. The compensation peer group consists of companies with which we compete for senior executive talent and the PSU peer group is to assess our relative total shareholder return (“TSR”) and consists of companies against which we compete for capital. Changes were justified to the compensation peer group due to the increasing size and diversification of Agrium and more comprehensive criteria to define comparators, and to the PSU peer group to reflect the need for a larger peer group to help reduce any volatility that could result from unusual fluctuations in share price of one or two comparator companies.

Assessing Performance. In assessing performance of our Named Executive Officers, the Committee took into account many factors but, in particular, noted the outstanding success achieved with the Viterra transaction, the endorsement by shareholders of Agrium’s integrated strategy and the increased shareholder returns. On the negative side, the under-performance of the Australian Landmark acquisition and the slippage of the Vanscoy potash mine expansion project timing and budget were taken into account.

Looking Forward. The HR&C Committee postponed a review of the long-term incentive plans until 2014. This review will consider if the plans support the attainment of the new CEO’s strategy and priorities. The HR&C Committee is also considering the need for a second parameter in addition to TSR for the performance long-term incentive plan.

Yours sincerely,

Derek G. Pannell

Chair of the Human Resources & Compensation Committee

March 19, 2014

EXECUTIVE SUMMARY

The Board and the HR&C Committee are responsible for Agrium’s executive compensation programs. The HR&C Committee consists of independent directors and reviews its mandate annually.

Principles

The HR&C Committee, in conjunction with management and with the assistance of the HR&C Committee’s independent compensation consultant Towers Watson, continually reviews our executive compensation programs, which are designed to comply with or exceed prevailing governance best practices and effectively reward performance. This process has resulted in the following compensation principles, policies, practices and guidelines:

Compensation Principles	Related Policies, Practices and Guidelines to Address Principles
Attract and retain the appropriate talent	Ensure that compensation mix and quantum is competitive
Align the interests of our shareholders and executives	Equity-based compensation should comprise the majority of the reward package for our executives
Vary rewards based on the execution of business strategy and resulting shareholder value creation

Pay-for-Performance:

•     rewards are paid for delivering on goals related to key business drivers and other objectives such as safety and environmental performance; and

•     rewards are directly linked to shareholder value creation.

Compensation Principles	Related Policies, Practices and Guidelines to Address Principles
Design compensation programs that: • motivate the appropriate behaviour in both the short- and long-term that lead to shareholder value creation; and • mitigate inappropriate or excessive risk-taking.

Compensation programs are designed to include best practices, such as:

•     appropriate compensation mix;

•     performance-based short- and long-term incentives;

•     performance goals based on strategies and business plan objectives;

•     caps on incentives and SERP payments;

•     long-term incentive vesting rules;

•     testing performance scenario payouts and performance-pay alignment;

•     assessing compensation risks;

•     share ownership guidelines;

•     post-employment equity retention requirements;

•     clawback provisions; and

•     an anti-hedging policy.

Design non-NEO compensation programs to meet the needs of the strategic business units.	Flexibility to design compensation programs to meet the business needs and respond to challenges of a commodity-based business cycle and a large-scale retail distribution business.
Design a defensible and competitive compensation structure.

Compensation structure based on:

•     analysis of total direct compensation (salary plus annual incentive plus long-term incentive);

•     a Compensation Peer Group to benchmark companies with which we compete for talent, with targets for total direct compensation set at the 50th percentile relative to the Compensation Peer Group; and

•     a PSU Peer Group to benchmark total shareholder return (“TSR”) relative to a group of companies that may be investment alternatives to Agrium.

Measuring Performance

Central to our compensation strategy is pay-for-performance. Through a combination of our annual incentive program and our long-term incentive programs, we are able to motivate the execution of our annual business plan in a manner that delivers long-term shareholder value. We have defined key business drivers that lead to sustained, long-term shareholder value. In 2013, our focus was on:

•	operational excellence (making the most of our assets and maximizing the value of investments);

•	managing capital (such as managing to the capital allocation policy, preserving an investment-grade credit rating, and managing working capital);

•	balancing profitable growth and returns;

•	superior execution of projects and realizing the value of previous acquisitions;

•	managing shareholder relations in support of Agrium’s integrated strategy;

•	managing and enhancing our high performance culture; and

•	managing and improving performance related to environment, health and safety.

By managing these key business drivers with a view to both short-term and long-term results, Agrium strives to create shareholder value. The following chart depicts the metrics associated with each key business driver, and the alignment to our incentive programs:

Environment Health and Safety	Improve Business Competitiveness	Manage Capital	Grow to Industry Leadership Position	Create and Sustain a High Performance Culture
• Total recordable injuries • Environmental index

• Earnings per Share (EPS)

• Corporate Funds Flow from Operations(1)

• EBITDA(1)

• Operating cost as a percentage of gross profit(1)

• Selling, General and Administration (SG&A) costs

• Manufacturing and process safety

• Return on Capital Employed (ROCE)(1)

• Working capital as a percentage of revenues(1)

• Wholesale manufacturing fixed costs(1)

• Warehouse and terminal fixed costs(1)

• Investment rating

• Debt to debt + equity(1)

• Cash flow cycle time(1)

			• Project milestones • Organic growth and acquisition objectives	• Develop leadership • Top employer status • Employee retention

Notes:

(1)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.
(2)	For 2014, the target annual incentive bonus for new CEO Chuck Magro is 120% of salary.
(3)	For 2014, the target long-term incentive for new CEO Chuck Magro is 280% of salary.

Governance

In 2012 and 2013, the HR&C Committee asked its independent consultant Towers Watson to conduct a number of reviews. The Board, on the recommendation of the HR&C Committee, approved the following changes in 2013 as a consequence of these reviews:

• a new form of employment agreement was developed to incorporate enhanced best practices (applicable to the new CEO and all future internal promotions / new hires);
• non-financial annual incentive metrics pertaining to “Grow to Industry Leadership Position” and “Create and Sustain a High Performance Culture” were better quantified;
• the spread between the threshold, target and maximum for financial metrics used for incentive purposes was modified to better reflect probabilities of attainment;
• look-forward and look-back tables were reviewed to better test the alignment of rewards and performance;
• the mix of performance-based to non-performance-based long-term incentive was reviewed and found adequate;
• the Performance Share Unit Plans’ performance metrics were reviewed and modifications may be recommended in 2014; and
• a post-termination equity retention requirement for the CEO and other senior executives designated by the HR&C Committee from time to time was introduced.

2013 Performance Highlights

Despite the downturn in the commodity cycle for nitrogen, potash and phosphate, Agrium’s integrated business strategy enabled us to report solid financial results. In addition, we achieved solid success across our non-financial performance categories. Some highlights are as follows:

Key Results:	2013 Performance Highlights:

•     We approximated many of our key financial goals such as Earnings per Share (EPS), Return on Capital Employed(1) (ROCE) and Corporate Funds Flow from Operations.

•     Our environment, health and safety performance remained strong and continues to demonstrate progressive improvement, however, we had one contractor fatality at our Vanscoy potash mine.

•     Performance against our growth goals was mixed:

•     we had some significant achievements in attaining the support of the investment community for our integrated business strategy, securing financing to support the growth of the business and allocating capital;

•     we completed the highly accretive acquisition of Viterra;

•     our Borger, Texas nitrogen expansion project is on budget and on time; and

•     our Vanscoy potash mine expansion project in Saskatchewan is over budget due to challenges in the Canadian craft labour market, poor field productivity and weather impacts and we failed to attain the synergies planned for our Australian Retail operations.

•     We met our goals of sustaining a high performance culture.

•      Earnings Per Share(1) $7.20

•       ROCE(1) of 11.3%

•      Corporate Funds Flow from Operations(1) of $1,535 million

•      Debt to Debt + Equity(1)(2) of 42% and investment grade credit rating

•      Bond issue of $1 billion

•      Increase return to shareholders through increased dividends and common share buy-back of approximately $500 million

•      Viterra acquisition highly accretive to share value

•      Our Vanscoy potash mine expansion project in Saskatchewan over budget by 25%

•      Our Borger, Texas nitrogen expansion project advanced on budget and on time

•      Our successful defense of Agrium’s integrated strategy against an activist shareholder

•      Australian Retail EBITDA(1) (excluding impairments) of $51.6 million (below budget by $47.9 million)

•      Attained Top Employer recognition in Canada and the U.S.

•      Internal candidates filled 80% of leader vacancies

•      Voluntary turnover at 8.8%

Notes:

(1)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.
(2)	Debt to Debt + Equity ratio calculated using the rating agency method. Debt consists of total debt adjusted for operating leases and other incremental debt, and equity consists of total equity adjusted for deferred income tax liabilities.

The Performance Recognition Plan, which is our broad-based annual incentive plan, measures multiple levels of performance. The annual incentive payout for the CEO depends on two performance components: Agrium (enterprise level) and individual. Payouts for the other NEOs depend on three performance components: Agrium (enterprise level), business unit / function and individual.

Performance Component	CEO (% of Target Annual Incentive Opportunity)	Other NEOs (% of Target Annual Incentive Opportunity)
Agrium (enterprise level)	75%	50%
Business Unit / Function	N/A	25%
Individual	25%	25%

Each component is assessed using a performance score based on actual performance relative to target levels of performance across the number of metrics that comprise the component. Performance is calibrated as a score of zero to 200 with 100 representing attainment of the target goals. The performance score is multiplied by the incentive opportunity for the component to determine the payout for the component. The total payout is the sum of the components. For 2013, in accordance with the terms of his employment agreement, retiring CEO Mike Wilson’s annual incentive under the Agrium and individual components was paid on his departure on December 31, 2013 at target. For 2013, for NEOs other than retiring CEO Mike Wilson, the Agrium component was scored at 105, while the average score for the business unit / function component was 120 and for the individual component was 164. The HR&C Committee is satisfied the annual incentive payouts appropriately reflect the performance of the business and the individual performance of NEOs.

On December 31, 2013, the three-year performance period for PSUs granted in 2011 matured. The value of the PSUs to the NEO is dependent on the percentage of vested PSUs (including PSUs credited as dividend equivalents during the performance period) and share price at the end of the performance period. The percentage of PSUs that vest depend on Agrium’s TSR relative to the TSR of the PSU Peer Group at the end of the performance period. In accordance with the terms of his employment agreement, 100% of retiring CEO Mike Wilson’s PSUs (including PSUs credited as dividend equivalents) vested and were paid on his departure. Agrium’s TSR was at the 17th percentile of the PSU Peer Group and accordingly, for NEOs other than retiring CEO Mike Wilson, 50% of the 2011 tranche of PSUs (including PSUs credited as dividend equivalents) vested.

We are confident that the design of Agrium’s compensation programs motivate our executives to achieve desired results, reward excellent performance and promote our corporate values, without promoting excessive risk-taking in light of the Corporation’s risk tolerance.

We hope this brief summary has given you a greater understanding of how the Board exercises compensation governance, and the linkages between executive compensation and shareholders’ interests in both the short- and long-term.

COMPENSATION DISCUSSION & ANALYSIS

Named Executive Officers

The following describes Agrium’s executive compensation program as it pertains to Agrium’s Named Executive Officers (“NEOs”). Under Form 51-102F6 - Statement of Executive Compensation, Agrium is required to provide disclosure with respect to five NEOs. Agrium is providing disclosure for six NEOs in order to include both Presidents of our two major business units, Retail and Wholesale.

We believe this increased voluntary disclosure will enable transparency and greater understanding of linkages between performance and rewards for both of these business units. Agrium’s six NEOs as of December 31, 2013 are:

Named Executive Officer	Title
Michael M. Wilson	President & Chief Executive Officer
Charles V. Magro	Executive Vice President & Chief Operating Officer
Stephen G. Dyer	Executive Vice President & Chief Financial Officer
Leslie O’Donoghue, Q.C.	Executive Vice President, Corporate Development & Strategy & Chief Risk Officer
Richard L. Gearheard	Senior Vice President, Agrium & President, Retail Business Unit
Ronald A. Wilkinson	Senior Vice President, Agrium & President, Wholesale Business Unit

As of December 31, 2013, Mike Wilson retired as CEO and was replaced effective January 1, 2014 by Chuck Magro. Mike Wilson has retained his seat on the Board until the meeting but is not standing for re-election.

All of our NEOs are Canadian-based with the exception of Richard Gearheard.

Compensation Philosophy

The following principles are employed by the HR&C Committee and management to guide the design and administration of Agrium’s compensation policies:

Principles
• Attract and retain the appropriate talent.
• Align senior executives with the interests of the shareholders.
• Vary rewards based on the execution of business strategy and resulting shareholder value creation.
• Design compensation programs that:
¡ motivate the appropriate behaviour in both the short- and long-term that lead to shareholder value creation; and
¡ mitigate inappropriate or excessive risk-taking.
• Design non-NEO compensation programs to meet the needs of the business units.
• Design defensible and competitive compensation structure.

Compensation Governance

The HR&C Committee is comprised of independent directors, namely Derek Pannell (Chair), Susan Henry, Russell Horner, John Lowe and Mayo Schmidt. The Committee members each have considerable experience with the design and administration of compensation programs, as well as the governance of executive compensation. The Committee’s collective knowledge and experience includes broad industry knowledge, financial and accounting expertise, compensation risk management capability and knowledge of internal controls. Each HR&C Committee member is

“financially literate” within the meaning of NI 52-110. One member, John Lowe, is Chair of the Audit Committee and helps facilitate the cohesion of financial aspects between the two Committees. This experience, in conjunction with a comprehensive compensation decision process and the support of independent compensation consultants, enables the HR&C Committee to formulate informed compensation recommendations for Board approval.

The HR&C Committee reviews and recommends to the Board the compensation philosophy, strategy and principles, as well as the design and administration of executive compensation plans, policies and programs.

The HR&C Committee, in conjunction with management, have developed a comprehensive compensation decision process to help discharge its duties.

Compensation Decision Process

We follow the process below for each new compensation cycle (which starts in April of each year):

The process results in an orderly mechanism to ensure that:

• the executive compensation programs are competitive and reflect best practices;
• goals are set and performance is assessed against the goals;
• there are direct linkages between goal attainment and rewards; and
• the proper behaviours are motivated.

In addition, independent consultant Towers Watson updates the HR&C Committee on best practices and evolving governance trends several times a year. Every second year Towers Watson conducts a detailed competitive analysis which may then be used to recommend changes to officers’ base salary and incentive targets. In intermittent years, Towers Watson updates the competitive analysis to reflect projected market increases in salaries which again is used to inform compensation decisions. The Committee also initiates reviews and/or changes to the compensation plans from time to time.

The CEO assesses performance and makes compensation recommendations to the HR&C Committee as to the form (e.g., stock options or another form of long-term incentives) and amount of compensation for all other NEOs. The CEO does not make recommendations with respect to his own compensation arrangements. The HR&C Committee considers the CEO’s recommendations and assesses the CEO’s own performance culminating in officer compensation recommendations to the Board for final approval. In addition to the annual performance review, the Board and the Chair of the HR&C Committee provide guidance and feedback to the CEO following each Board meeting.

Independent Compensation Consultants

Towers Watson

Towers Watson was first retained in 1994 and provides independent advice to the HR&C Committee. Towers Watson’s mandate in support of the HR&C Committee includes:

• conducting competitive compensation studies for executive positions;
• evaluating appropriateness of peer companies used in Agrium’s compensation programs;
• reviewing and commenting on HR&C Committee materials to the Chair of the HR&C Committee;
• assembling the executive compensation tables in the management proxy circular;
• conducting assessments of the risks inherent in Agrium’s compensation programs;
• reporting on executive compensation best practices and evolving governance trends; and
• conducting research and preparing studies as assigned by the HR&C Committee.

Towers Watson conducts reviews and prepares materials independently of management. The HR&C Committee annually assesses Towers Watson’s independence by reviewing conduct relative to its independence guidelines, and interviewing the Towers Watson representative without management present.

Towers Watson also serves as management’s consultant with respect to Agrium’s pension and benefits programs and occasionally conducts broad-based employee compensation projects. The HR&C Committee pre-approves all work performed by Towers Watson, taking into account whether or not the work would compromise Towers Watson’s independence. The following represents the fees billed by Towers Watson in 2013 for work performed for director and executive compensation projects on behalf of the HR&C Committee, as well as other fees associated with pension and benefits projects:

	Billed in 2012 (CAD$)	Billed in 2013 (CAD$)	Percent of Total Fees Billed in 2013
Director and Executive Compensation-Related Fees:	$452,000	$676,280	40%
All Other Fees:	$924,000	$1,019,236	60%

The HR&C Committee has determined that Towers Watson is independent from Agrium’s management and is satisfied that it receives impartial and independent advice from Towers Watson on all matters related to director and executive compensation.

Meridian Compensation Partners

Meridian was retained in 2013 to provide independent advice to the HR&C Committee with respect to Agrium’s employment agreement with our new CEO, Chuck Magro. The HR&C Committee pre-approved all work performed by Meridian, taking into account Meridian’s independence, and Meridian conducted its review independently of management. The fees billed by Meridian in 2013 for all work performed in 2013 was CAD$22,851.

The HR&C Committee has determined that Meridian is independent from Agrium’s management and is satisfied that it receives impartial and independent advice from Meridian.

Risk Assessment

Agrium’s risk management process identifies areas of potential risk and ensures appropriate controls are in place to mitigate compensation risk. In addition to this proactive risk management program, the NEO compensation programs and policies are designed to mitigate inappropriate or excessive risk-taking through:

• an appropriate mix of fixed and variable compensation;
• an appropriate balance between annual and long-term incentives;
• multiple performance measures that reflect balanced performance of the Corporation;
• overlapping long-term incentive awards and multiple long-term incentive vehicles such that rewards are tied to various performance horizons;
• equity-based long-term incentives to align executives’ interests with the shareholders;
• caps on incentive opportunities and SERP payments;
• a cap of 150% of PSUs that vest if TSR performance is above the 75th percentile relative to that of the PSU Peer Group;
• equity ownership requirements for designated executive officers;
• an equity ownership retention post-termination requirement for designated executive officers;
• an executive compensation clawback policy to reclaim overpayment of incentives in the event of financial restatement due to executive misconduct or fraud;
• an anti-hedging / equity monetization policy to prohibit directors and officers from hedging or offsetting their equity ownership of Agrium or from monetizing their interest;

•     an option granting policy to promote consistent and efficient administration of Stock Options (including tandem SARs) and standalone SARs and compliance with applicable securities laws including to prohibit backdating and spring-loading;

• a shareholder advisory “Say-on-Pay” resolution on executive pay;
• on-going monitoring of performance and potential incentive payouts by the HR&C Committee;
• back testing changes to compensation programs to better understand payout implications;

•     double-trigger vesting of awards granted from and after January 1, 2013 under the long-term incentive plans in the event of a change in control and under the new form of executive agreement for the CEO and for all future internal promotions / new hires;

• Board discretion to adjust incentive payouts upwards or downwards where performance and rewards are misaligned; and
• an independent consultant to review major executive compensation recommendations.

In 2012, the HR&C Committee’s independent consultant Towers Watson conducted a review of Agrium’s compensation risks, and updated their review in 2013. Given Agrium’s risk management process, the design and administration of the executive compensation program and the independent consultant’s report, the HR&C Committee has concluded that there does not appear to be any significant risks arising for the Corporation’s compensation policies or practices that are likely to have a material adverse effect on the Corporation.

Further details about the following risk mitigation tools are set out at “Section Six: Corporate Governance – Our Corporate Governance”:

•	Executive Officers’ Equity Ownership Requirements;
•	Executive Officers’ Equity Ownership Retention Post-Termination Requirements;
•	Executive Compensation Clawback Policy;
•	Prohibition on Hedging and Equity Monetization Policy; and
•	Option Granting Policy.

Compensation and Performance Benchmarking

Agrium benchmarks compensation levels using a peer group of companies (the “Compensation Peer Group”) and TSR performance using another peer group of companies (the “PSU Peer Group”).

Compensation Peer Group Benchmarking

The Compensation Peer Group is used to benchmark companies with which we compete for talent. Towers Watson, the HR&C Committee’s independent consultant, recommends the companies that comprise the Compensation Peer Group to the HR&C Committee for its approval and conducts a competitive compensation study. For 2013, the independent consultant recommended, and the HR&C Committee approved, the following selection criteria and peer companies:

Criteria:	Peer Companies
• Autonomous, publicly traded companies	AGCO Corporation Air Products & Chemical Inc. Ashland Inc. Deere & Co. Ecolab Inc. Huntsman Corporation Monsanto Company	Potash Corporation of Saskatchewan Inc. PPG Industries Inc. Praxair Inc. The Mosaic Company The Sherwin-Williams Company
• Companies in similar industries (i.e. fertilizer and chemical industries) head quartered or executive team based in the U.S.
• Companies similar in size based on revenues, assets, enterprise value and market capitalization

Relative to the Compensation Peer Group, Agrium is at the 100th percentile based on revenues, 44th percentile based on assets, 43rd percentile based on enterprise value and 46th percentile based on market capitalization. The HR&C Committee is satisfied that the Compensation Peer Group is reasonably representative of companies from which Agrium may attract or lose senior executive talent.

An extensive review of the Compensation Peer Group was conducted in December 2013 to reflect the increasing size and diversification of Agrium and more comprehensive criteria to define comparators. As a result of this review, the Compensation Peer Group was expanded for 2014 by including a greater number of companies and a greater breadth of industries. In particular, Towers Watson recommended including agricultural products and agricultural machinery companies to better represent companies with a similar business model as Agrium’s Retail Business Unit. The selection criteria and peer companies for the 2014 Compensation Peer Group are as follows:

Criteria	Peer Companies
• Autonomous, publicly traded companies	AGCO Corporation Air Products & Chemical Inc.	FMC Corp. Huntsman Corporation
• Companies in similar industries (i.e. fertilizer, chemicals, agricultural products and agricultural machinery) head quartered or executive team based in the U.S.	Airgas Inc. Ashland Inc. Bunge Ltd. Celanese Corp.	Monsanto Company Potash Corporation of Saskatchewan Inc. PPG Industries Inc. Praxair Inc.
• Companies similar in size based on revenues, assets, enterprise value and market capitalization	CF Industries Holdings Inc. Deere & Co. Eastman Chemical Co. Ecolab Inc.	Sigma Aldrich Corp. The Mosaic Company The Scotts Miracle-Gro Co. The Sherman-Williams Company

Towers Watson tested the impact of the change by assembling compensation data for the CEO and CFO positions based on the new peer group. Compensation levels for the 2014 Compensation Peer Group were slightly less than the former Compensation Peer Group.

Agrium establishes its compensation levels for NEOs based on the 50th percentile of the total direct compensation (salary plus annual incentive plus long-term incentive) of the Compensation Peer Group, however, effective January 1, 2010, retiring CEO Mike Wilson was targeted to the 75th percentile pursuant to his employment agreement. Salaries are set to be market competitive and the mix of annual- and long-term incentive opportunities are carefully established to ensure the program motivates the correct behaviours, while still resulting in competitive total direct compensation.

PSU Peer Group Benchmarking

The PSU Peer Group is used to benchmark total shareholder return (“TSR”) relative to a group of companies that may be investment alternatives to Agrium. Agrium’s TSR performance is compared to the TSR of the PSU Peer Group over a three-year period. Agrium’s relative rank then determines the percentage of PSUs that vest on conclusion of the performance period. The selection criteria and PSU Peer Group associated with the 2013 PSU grants are as follows:

Criteria:	Peer Companies
• Companies in the fertilizer, chemical or distribution industries	AGCO Corporation Albemarle Corporation	Methanex Corporation Monsanto Company

• Companies with comparable market capitalization	Archer Daniel Midland Co. CF Industries Holdings Inc.	Potash Corp. of Saskatchewan Inc. Sociedad Quimica y Minera
• Companies that have a similar risk profile	Chemical & Mining Co. of Chile Deere & Co. Eastman Chemical Co. FMC Corp. K+S Aktiengesellschaft	Syngenta AG The Mosaic Company The Scotts Miracle-Gro Co. Yara International ASA

The PSU Peer Group was also reviewed in December 2013. The existing PSU Peer Group has been expanded for 2014 to 22 companies to further reduce the volatility in percentile rankings that may be associated with unusual fluctuations in the share price of one or two peer companies. The selection criteria and peer companies associated with the 2014 PSU Peer Group are as follows:

Criteria:	Peer Companies
• Companies in the fertilizer, chemical or agricultural industries	AGCO Corporation Air Products & Chemical Inc.	Incitec Pivot Limited Ingredion Incorporated
• Companies with comparable market capitalization	Airgas Inc. Albemarle Corporation	K+S Aktiengesellschaft Methanex Corporation
• Companies that have a similar risk profile	Archer Daniel Midland Co. Bunge Limited Celanese Corporation CF Industries Holdings Inc. Chemical & Mining Co. of Chile Deere & Co. FMC Corp. Huntsman Corporation	Monsanto Company Potash Corp. of Saskatchewan Inc. Sociedad Quimica y Minera Syngenta AG The Mosaic Company The Scotts Miracle-Gro Co. Yara international ASA

The 2014 PSU Peer Group was back tested over a six-year period to determine the impact. Agrium’s percentile rankings were smoothed but the general pattern of relative performance remained the same.

Difference Between the Compensation and PSU Peer Group

The Compensation Peer Group and PSU Peer Group significantly overlap but are not identical for the following reasons:

•     The Compensation Peer Group consists of North American companies as that is our primary market for senior executive talent whereas the PSU Peer Group is a more global assortment of companies with which we compete for capital.

• In selecting the PSU Peer Group, companies are screened based on risk profile whereas this is not a consideration in selecting the Compensation Peer Group.
• The companies in the Compensation Peer Group are screened based on multiple size parameters whereas the size of the companies in the PSU Peer Group is based on market capitalization only.

Components of Compensation

Collectively, the components of our compensation program are designed to fulfill the objectives of Agrium’s compensation philosophy and mitigate compensation risks. Salary, perquisites, retirement arrangements and employment agreements provide the secure fixed compensation component necessary to attract and retain executive talent. The combination of annual incentives and long-term incentives are designed to motivate the execution of the business strategy in a manner that creates shareholder value. The long-term incentive plan and retirement arrangement also help retain executive talent. The combination of the fixed and variable compensation components provides Agrium executives with a competitive compensation package that is designed to meet the Corporation’s needs and shareholders’ expectations.

Component of Compensation	Form of Payment	Performance Period	Purpose and How Determined
Salary	Cash	One Year

•     Secure form of compensation that reflects knowledge, skills and responsibilities required of the position.

•     Based on market value for the position, individual performance, experience in position and internal equity.

Benefits	Not Applicable	Not Applicable

•     Health care and insurance benefits are provided as a part of a competitive compensation package to attract and retain employees.

•     Substantially the same terms as available to other employees.

•     Based on competitive practices.

Component of Compensation	Form of Payment	Performance Period	Purpose and How Determined
Perquisites	Not Applicable	Not Applicable

•     Generally limited to automobile allowance, financial counseling and health exam.

•     Provided as a part of a competitive compensation package to attract and retain officers.

•     Based on competitive practices.

Retirement Arrangements	Not Applicable	Not Applicable

•     Defined Contribution Plan/401(k) Plan with substantially the same terms as available to other employees.

•     Defined Benefit Supplementary Executive Retirement Plan (“DB SERP”).

•     Provided to select executives as a part of a competitive compensation package to attract and retain executives.

•     Based on competitive practices.

Performance Recognition Plan (Annual Incentive)	Cash	One Year

•     At-risk compensation to motivate successful execution of annual goals related to the Corporation’s strategy.

•     Payouts are determined based on actual performance relative to pre-determined goals derived from the annual business plan.

Profit Share Plan (Annual Incentive)	Cash	One Year

•     Share in the Corporation’s success based on ability to pay.

•     Payouts are determined based on actual EBITDA(1) performance relative to goals that are predetermined at the beginning of the year.

•     This plan has been terminated effective December 31, 2013.

Long-Term Incentive	Performance Share Units (settled in cash)	Three years

•     Overlapping PSU awards align senior executives with the creation of shareholder value over successive three-year periods.

•     Payouts are a function of share price, dividends and relative TSR over a three-year period.

Component of Compensation	Form of Payment	Performance Period	Purpose and How Determined
	Stock Options with Tandem Share Appreciation Rights Stand-Alone Share Appreciation Rights	Up to Ten Years	• Overlapping stock option awards align senior executives with the creation of shareholder value for as long as a ten-year period. • Rewards are a function of share price appreciation.

Note:

(1)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.

Agrium also has employment agreements with NEOs and other executive officers. See “Section Seven: Executive Compensation Governance – NEO Contracts, Termination and Change in Control Benefits”.

Compensation Mix

The following table provides information regarding the compensation mix for Agrium’s NEOs. Statistics are based on salaries as of December 31, 2013.

	Retiring CEO	Average of Other NEOs
• Performance-based compensation at target, expressed as a percentage of total direct compensation	84%	70%
• Long-term incentive compensation at target, expressed as a percentage of total direct compensation	62%	49%

The majority of the NEOs’ compensation is performance-based and the majority of the “at-risk” compensation is aligned with the long-term performance of the Corporation.

Fixed Components

The fixed components of compensation are salary, benefits, perquisites and pension arrangements.

Salary

Salaries are reviewed annually and increased to reflect increases in market rates, individual performance, experience and internal equity.

Benefits and Perquisites

The NEOs participate in essentially the same benefits programs as other employees. The benefits program provides insurance and health and welfare benefits typical of other large companies. Select executives, including the NEOs, are eligible for a limited perquisite program generally consisting of an automobile allowance, financial counseling and an annual health examination.

Pension Arrangements

The NEOs participate in two retirement arrangements. Canadian-based NEOs participate in a Defined Contribution Plan on the same basis as other employees, whereby Agrium contributes 6% of eligible earnings and makes an additional contribution of 50% of the NEO’s voluntary contribution up to 3% of eligible earnings. For U.S.-based NEOs, the contributions are identical, however the contributions are made to a 401(k) Plan.

Select executives, including the NEOs, also participate in the DB SERP. The DB SERP provides a defined benefit of 2% of the average of the three highest consecutive years excess earnings multiplied by years’ of service as an eligible executive. Excess earnings are the portion of the salary in excess of the DC/401(k) Plan earnings limits plus the actual annual incentive to a maximum of the target incentive. Excess earnings are capped at U.S.$2.5 million for the CEO and U.S.$1 million for all other NEOs. Additional restraints include a maximum benefit of 70% of final salary and vesting terms to acquire rights to full entitlements.

Variable “At-Risk” Components

The balance of the compensation components are “at-risk” compensation consisting of our annual incentive and long-term incentive plans.

Performance Recognition Plan

The Performance Recognition Plan (“PRP”) is a broad-based annual incentive plan in which NEOs also participate. It measures multiple levels of performance and serves to reward executives for the successful execution of annual goals related to Agrium’s longer term business strategy. The PRP rewards performance in the following three performance components:

•	Agrium (enterprise level);
•	Business unit / function; and
•	Individual.

Each component, which contains several metrics, has a target incentive opportunity and is calculated independently, however the HR&C Committee reserves the right to set a maximum level of payout depending on Agrium’s financial results and other business factors as it may deem appropriate.

Each component is assessed using a performance score based on actual performance relative to target levels of performance across the number of metrics that comprise the component. Performance is calibrated as a score of zero to 200 with 100 representing attainment of the target goals. The performance score is multiplied by the incentive opportunity for the component to determine the payout for the component. The total payout is the sum of the payouts for each component. This formula is summarized as follows:

Salary	×	Target Incentive Attributable to Agrium Performance (% of Salary)	×	Agrium Performance Score (0 - 200)

	×	Target Incentive Attributable to Business Unit / Function Performance (% of Salary)	×	Business Unit / Function Performance Score (0 - 200)

	×	Target Incentive Attributable to Individual Performance (% of Salary)	×	Individual Performance Score (0 - 200)

The following table presents information related to the PRP target, maximum and threshold incentive opportunities, expressed as a percentage of salary:

Performance Recognition Plan	Retiring CEO Mike Wilson	Executive Vice Presidents	Senior Vice Presidents
Target Incentive Opportunity	125%	65%	65%
Maximum Incentive Opportunity	250%	130%	130%
Incentive Paid for Attaining Threshold Level of Performance	62.5%	32.5%	32.5%
Portion of Target Incentive Attributable to Agrium Performance	93.75%	32.5%	32.5%
Portion of Target Incentive Attributable to Business unit / function Performance	N/A	16.25%	16.25%
Portion of Target Incentive Attributable to Individual Performance	31.25%	16.25%	16.25%

Management recommends metrics, weightings and goals for Agrium performance at the beginning of each year for consideration by the HR&C Committee. The HR&C Committee considers both the nature of the metrics and the stretch nature of the goals during the review and approval process.

Profit Share Plan

The Profit Share Plan (“PSP”) is a broad-based annual incentive plan in which the NEOs also participate. PSP payouts are based on Agrium’s actual EBITDA(1) relative to EBITDA(1) targets approved by the HR&C Committee at the beginning of the year. The following table presents information related to the PSP target, maximum and threshold incentive opportunities, expressed as a percentage of salary:

PSP	All NEOs
Target Incentive Opportunity	5%
Maximum Incentive Opportunity	10%
Incentive paid for Attaining Threshold level of performance	2.5%

Note:

(1)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.

Performance is calibrated on a scale of zero to 200 where 100 represents a 5% PSP payout and 200 would represent a 10% PSP payout.

The PSP, which was originally designed to allow officers and employees to participate in Agrium’s financial success based on Agrium’s ability to pay, was terminated effective December 31, 2013. Upon termination, the 5% incentive opportunity that was previously offered under the PSP was incorporated into the PRP incentive to align the full incentive opportunity with measures individuals can influence.

In 2013, the HR&C Committee exercised its discretion to reduce incentive payouts to better align annual incentive payouts with performance. Actual performance in 2013 and resulting payouts related to PRP and PSP are detailed below under “Section Seven: Executive Compensation Governance - 2013 Performance and Compensation Decisions - Long-Term Incentive Compensation”.

Long-Term Incentives

Agrium’s long-term incentive plans are share-based, which serves to align our executives’ interests with our shareholders’ interests.

Canadian-based NEOs are eligible to participate in two long-term incentive programs:

•	the PSU Plan; and
•	the Stock Option Plan (which includes Tandem Stock Appreciation Rights).

NEOs based outside of Canada are also eligible to participate in two long-term incentive programs:

•	the PSU Plan (U.S.); and
•	the Stock Appreciation Rights Plan.

NEOs receive 50% of their annual award in the form of PSUs and 50% in the form of Stock Options or stand-alone Stock Appreciation Rights (or “SARs”), depending on residency (Canadian taxpayers receive Stock Options and non-Canadian residents receive stand-alone SARs). This mix is designed so that a significant portion of the long-term incentive award is performance-based. The mix is also designed so that long-term incentive awards are linked to varying time horizons of risk.

The following table presents the 2013 target and maximum long-term incentive opportunities for NEOs, expressed as a percentage of salary:

Long-Term Incentive	Retiring CEO Mike Wilson	Executive Vice Presidents	Senior Vice Presidents
Target Award	360%(1)	160%	150%
Maximum Award	440%(2)	192%	180%

Notes:

(1)	For 2014, the target long-term incentive opportunity for new CEO Chuck Magro is 280% of salary.
(2)	For 2014, the maximum long-term incentive opportunity for new CEO Chuck Magro is 336% of salary.

The Board, on the recommendation of the HR&C Committee, may adjust long-term incentive awards upwards or downwards based on individual performance. The HR&C Committee does not consider past awards in determining awards for the current year.

Performance Share Unit Plans

Each PSU represents a notional common share of the Corporation. The notional shares vest on completion of a three-year performance period. Over the course of the performance period, a participant’s account is credited with additional PSUs equal in value to the dividends that would have been granted had the PSUs been actual shares. On conclusion of the performance period, both the original grant plus the PSUs credited as dividend equivalents vest at the market value of common shares at the end of the performance period and are paid in cash (less withholdings).

The percentage of PSUs (including PSUs credited as dividend equivalents) that vest on completion of the three-year performance period depends on Agrium’s TSR relative to the TSR of the PSU Peer Group described in “Section Seven: Executive Compensation Governance – Compensation and Performance Benchmarking – PSU Peer Group Benchmarking”. Agrium’s percentile rank relative to our PSU Peer Group is calculated quarterly and averaged over the three-year performance period. The following summarizes the performance vesting schedule. Performance between the 25th and 50th percentile and 50th and 75th percentile is interpolated.

• 50% of the PSUs in the participant’s account vest	Where Agrium’s TSR is at or below the 25th percentile of the PSU Peer Group
• 100% of the PSUs in the participant’s account vest	Where Agrium’s TSR is at the 50th percentile of the PSU Peer Group
• 150% of the PSUs in the participant’s account vest	Where Agrium’s TSR is above the 75th percentile of the PSU Peer Group
• A maximum of 100% of the PSUs in a participant’s account vest	Where Agrium’s TSR is negative over the three-year performance period of the PSU Peer Group
• 0% of the PSUs in a participant’s account vest	Where Agrium’s TSR is negative and in the bottom quartile of the PSU Peer Group

The following provisions apply in the event that the participant ceases to be entitled to participate in the PSU Plans:

Circumstances Involving Cessation of Entitlement to Participate
For PSUs Granted On or Before December 31, 2012
Retirement	• PSUs continue to vest and are settled and paid at the end of the performance period.
Termination Without Cause (including Constructive Dismissal) – No Change in Control

•     A PSU holder shall be entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held, prorated to reflect the actual period between the commencement of the performance period and the termination date, based on the Corporation’s TSR for the applicable performance period(s).

Change in Control	• The Board may in its discretion settle and payout any outstanding PSUs, allow the successor to substitute the PSUs with an equivalent obligation, or make other adjustments deemed appropriate.
For PSUs Granted On or After January 1, 2013
Retirement Age 60 or Older	• PSUs continue to vest and are settled and paid at the end of the performance period(s).
Retirement Age 55 to 59

•     The PSU holder is entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held, prorated to reflect the actual period between the commencement of the performance period and the retirement date, based on the Corporation’s TSR for the applicable performance period(s).

Termination Without Cause (including Constructive Dismissal) – No Change in Control

•     The PSU holder shall be entitled to the cash payment to which he or she would have been entitled if he or she continued employment throughout the performance period(s) for the PSUs held, prorated to reflect the actual period between the commencement of the performance period and the termination date, based on the Corporation’s TSR for the applicable performance period(s).

Change in Control

•     The Board in its discretion may settle and payout any outstanding PSUs, allow the successor company to substitute the PSUs with an equivalent obligation, or make other adjustments deemed appropriate.

Stock Option Plan

Stock Options (which include stock options with tandem stock appreciation rights, or SARs) are issued to senior executives in Canada under the Stock Option Plan. Stock Options are awarded to executives and employees to link reward opportunities with the appreciation in Agrium’s share price.

The following section presents prescribed disclosure concerning the Stock Option Plan in the form adopted by the Board, with effect January 1, 2014, as required under Form 51-102F5 — Information Circular and TSX Company Manual Section 613 — Security-Based Compensation Arrangements. The Stock Option Plan is the Corporation’s only compensation plan providing for the issuance of securities of the Corporation as compensation and is accordingly the only security-based compensation arrangement for purposes of TSX Company Manual Section 613.

Eligibility	• Granted at the discretion of the Board. • Eligible participants include officers and employees. • Non-executive directors are not eligible. No Stock Options are held by non-executive directors.
Number of Securities Issuable and Issued as at the date of this circular

•     As at the date of this circular:

•     the plan fixed maximum under the Stock Option Plan is 13,650,625 common shares;

•     a total of 11,738,635 Stock Options have been exercised under the Stock Option Plan since its inception in 1994, representing 8.17% of the common shares outstanding;

•     the total number of common shares issuable on the exercise of actual Stock Options that have been granted and remain outstanding under the Stock Option Plan is 2,443,677 common shares (comprised of 1,911,990 common shares that have been approved by shareholders representing 1.33% of the common shares outstanding and 531,687 common shares that have not been approved by shareholders representing 0.37% of the common shares outstanding), representing in the aggregate 1.70% of the common shares outstanding;

•     there are no common shares reserved for issuance for the future grants of Stock Options under the Stock Option Plan; and

•     after giving effect to the proposed increase in the number of common shares reserved for issuance under the Stock Option Plan by 5 million common shares, the number of common shares available for future Stock Option grants shall be 4,468,313 common shares, representing 3.11% of the common shares outstanding.

•        Common shares underlying Stock Options that are not exercised or that are terminated on the exercise of tandem SARs are available for future Stock Option grants.

•        In 2013, 395,759 Stock Options were granted, representing 0.28% of common shares outstanding as at the date of this circular.

The Corporation is seeking shareholder approval to increase the number of common shares reserved for issuance under the Stock Option Plan (when combined with any other security-based compensation arrangement of the Corporation) by 5 million common shares, and to ratify, confirm and approve the grant of an aggregate of 531,687 outstanding Stock Options that has not been approved by shareholders. See “Section Three: Business of the Meeting – Amendments to Stock Option Plan”.

Number of Securities Issuable and Issued as at December 31, 2013	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (U.S.$)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in left column)
	Equity Compensation plans approved by securityholders	1,916,440	$58.33	Nil
	Equity compensation plans not approved by securityholders	266,692	$101.13	Nil

	Total	2,183,132	$63.56	Nil

Plan Limits

•        The maximum number of common shares in respect of which Stock Options have been granted to any one optionee pursuant to any security-based compensation arrangement of the Corporation and which remain outstanding shall not exceed 5% of the outstanding common shares as at the date of the grant of the Stock Option.

•        The maximum number of common shares which are issuable to insiders at any time pursuant to any security-based compensation arrangement of the Corporation shall not exceed 10% of the common shares as at the date of the grant of the Stock Option.

•        The maximum number of common shares which may be issued to Insiders within a one-year period pursuant to any security-based compensation arrangement of the Corporation shall not exceed 10% of the outstanding common shares as at the date of the grant of the Stock Option.

•        The maximum number of common shares which may be issued to any one insider within a one-year period pursuant to any security-based compensation arrangement of the Corporation shall not exceed 5% of the outstanding common shares as at the date of the grant of the Stock Option.

Exercise Price

•    The Board can determine the exercise price. Where not determined, the exercise price will be the closing price on the NYSE in U.S. dollars on the last day preceding the date of grant.

•    In no circumstance may the exercise price be lower than the market price of the common shares on the date of the grant of the Stock Options.

Vesting	• Unless otherwise determined by the Board at the time of grant, Stock Options vest 25% on the first, second, third and fourth anniversaries of the date of grant.
Term	• Unless otherwise determined by the Board at the time of grant, Stock Options shall be exercisable for ten years from the date the Stock Options are granted.
Calculating Market Appreciation of SARs

•    Stock Options may be granted with tandem SARs.

•    Where tandem SARs are exercised by the optionee, a cash amount (less withholdings) is payable to the optionee equal to the appreciation in value of the underlying common shares between the day of grant and the day of exercise. The amount payable on exercise of a tandem SAR is different for non-U.S. and U.S. taxpayers. For non-U.S. taxpayers, the amount payable is the highest price on the day of exercise. For U.S. taxpayers, the amount payable is the closing price on the day of exercise. On exercise of a tandem SAR, the related option is cancelled.

Ability to transform Stock Options to SARs	• Stock Options may not be transformed by the Corporation into SARs involving the issuance of securities from treasury.

Circumstances Involving Cessation of Entitlement to Participate
For Stock Options Granted On or Before December 31, 2012
Mandatory Retirement Before Age 65	• Stock Options continue to vest in accordance with their terms and must be exercised by the earlier of the expiry date or four years following the date of mandatory retirement.
Retirement Age 60 or Older	• Stock Options continue to vest in accordance with their terms and must be exercised by their expiry date.
Retirement Age 55 to 59 (with 20 years’ service)	• Stock Options continue to vest in accordance with their terms and must be exercised by the earlier of the expiry date or four years following the date of retirement.
Retirement Age 55 to 59 (without 20 years’ service)	• Stock Options continue to vest for 60 days post-retirement in accordance with their terms and must be exercised by the earlier of the expiry date or four years following the date of retirement.
Resignation

•    Stock Options continue to vest for 60 days following the date of resignation in accordance with their terms and must be exercised by the earlier of the expiry date or 60 days following the date of resignation.

Termination Without Cause (including Constructive Dismissal) – No Change in Control	• Stock Options vest on the date of termination in accordance with their terms and must be exercised by the earlier of the expiry date or one year following the end of the severance period.
Change in Control	• Stock Options vest at the time of the change in control and must be exercised by the earlier of the expiry date or any expiry date set by a resolution of the Board.
Termination with Cause or any Other Termination, other than upon a Change in Control

•    Unvested Stock Options continue to vest for 60 days following termination in accordance with their terms and must be exercised by the earlier of the expiry date or 60 days following the date of termination.

For Stock Options Granted On or After January 1, 2013
Retirement Age 60 or Older	• Stock Options continue to vest in accordance with their terms and must be exercised by their expiry date.
Retirement Age 55 to 59	• Unvested Stock Options as of the date of retirement are forfeited. • Vested Stock Options must be exercised by the earlier of the expiry date or five years following the date retirement.
Resignation	• Unvested Stock Options as of the date of resignation are forfeited. • Vested Stock Options must be exercised by the earlier of the expiry date or 90 days following the date of resignation.
Termination Without Cause (including Constructive Dismissal) – No Change in Control	• Unvested Stock Options as of the date of termination are forfeited. • Vested Stock Options must be exercised by the earlier of the expiry date or 90 days following the date of resignation.
Change in Control

•    Stock Options do not vest on change in control unless:

•    the successor company fails to continue or substitute the Stock Options; or

•    the Stock Options are continued or substituted and the optionee is terminated without cause within two years following the change in control.

•    Vested Stock Options must be exercised by their expiry date.

Termination with Cause	• All vested and unvested Stock Options as of the date of termination are forfeited.

Other Terms
Assignability

•    Stock Options are non-transferable and non-assignable except as follows. Non-U.S. taxpayers may transfer a Stock Option to i) a spouse, ii) trustee acting on behalf of the optionee, iii) a corporation, partnership or trust controlled by the optionee or by the optionee’s immediate family, iv) legal representative controlled by the optionee or optionee’s spouse, or v) registered retirement vehicles of the optionee.

Amending Procedure

•    Subject to the restrictions below, the Board may amend, suspend, or discontinue the Plan, and amend or discontinue any Options granted under the Plan, at any time, provided that no such amendment may alter or impair any previously granted Option without the consent of the holder. Without limiting the foregoing, the Board can amend the Plan, and the terms of any Stock Option granted under the Plan, without obtaining shareholder approval, to:

¡      amend the vesting provisions in circumstances involving the retirement, termination, death, or disability of optionees;

¡      amend the provisions relating to a change in control;

¡       amend the termination provisions (other than to extend the expiry date of the term (except as may be imposed by a trading blackout) in circumstances that would require shareholder approval, as described below);

¡      amend the eligibility requirements of eligible participants which would have the potential of broadening insider participation (other than to include non-executive directors as eligible participants that would require shareholder approval, as described below);

¡       add any form of financial assistance;

¡       amend a financial assistance provision which is more favourable to eligible participants;

¡       add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying common shares from the reserved common shares;

¡      add a deferred or restricted share unit or any other provision which results in eligible participants receiving securities while no cash consideration is received by the Corporation; or

¡       make other amendments of a housekeeping nature.

•    Shareholder approval is required to amend the Stock Option Plan to:

¡      increase the share reserve (including to change from a fixed maximum number of shares to a fixed maximum percentage of shares);

¡       change the manner of determining the exercise price so that it is below the market price at grant;

¡       include non-executive directors as eligible participants;

¡       amend the assignment and transfer provisions; or

¡       amend the amending provisions.

•     Shareholder approval is required to amend Stock Options granted under the Stock Option Plan to:

¡       reduce the exercise price or cancel and reissue Stock Options so as to in effect reduce the exercise price;

¡       extend the expiry date of the term (except as may be imposed by a trading blackout); and

¡       permit Stock Options to be transferred or assigned other than in accordance with the existing provisions.

Financial Assistance	• Agrium does not provide financial assistance to participants in relation to Stock Options.
Adjustments

•     The number of Stock Options granted may be adjusted in the event of a corporate reorganization or change in control.

•     With respect to Stock Options granted on or before December 31, 2012, the optionee may vote or otherwise participate in change in control transactions on the same basis as if their vested and unvested Options had been exercised.

•     The Board has the authority, in connection with a change in control transaction, to accelerate vesting in order to permit optionees to exercise all of their Stock Options subject to and conditional upon the completion of such transaction.

Trading Blackout	• Where the Stock Option expires during, or within 5 trading days after a trading blackout period, then the Stock Option shall expire 10 days after the blackout period is lifted.
Recent Amendments

The Board, on the recommendation of the HR&C Committee, approved certain changes to the Stock Option Plan, with effect January 1, 2014, to make various housekeeping changes and to implement the following changes:

•     to clarify that the Board has the authority, in connection with a change in control transaction, to accelerate vesting in order to permit optionees to exercise all of their Stock Options subject to and conditional upon the completion of such transaction; and

•     to conform the amending provision to TSX requirements by clarifying that the amending provision may not be changed without shareholder approval.

Stock Appreciation Rights Plan

Senior executives outside of Canada receive stand-alone SARs under the Stock Appreciation Rights Plan. SARs give the holder a right to receive, on exercise of the SAR, a cash amount (less withholdings) equal to the appreciation in value of the underlying common shares between the day of grant and the day of exercise. SARs are awarded to senior executives to link reward opportunities with the appreciation in Agrium’s share price.

The following section presents prescribed disclosure concerning the Corporation’s Amended and Restated Stock Appreciation Rights Plan in the form adopted by the Board, with effect January 1, 2013:

Eligibility	• Granted at the discretion of the Board. • Eligible participants include officers and employees.
Exercise Price

•     The Board can determine the exercise price. Where not determined by the Board, the exercise price will be the closing price on the NYSE in U.S. dollars on the last day preceding the date of grant.

•     In no circumstance may the exercise price be lower than the market price of Agrium’s common shares on the date of the grant of the SAR.

Vesting	Unless otherwise determined by the Board at the time of grant, SARs vest 25% on the first, second, third and fourth anniversaries of the date of grant.
Term	Unless otherwise determined by the Board at the time of grant, SARs shall be exercisable for ten years from the date of grant.
Circumstances Involving Cessation of Entitlement to Participate	Vesting and expiry provisions in the SAR Plan applicable for SAR holders who leave Agrium are materially the same as those that apply to Stock Option holders as described above under the heading “Long-Term Incentive Plans – Stock Option Plan – Circumstances Involving Cessation of Entitlement to Participate”.
Recent Amendments	The Board, on the recommendation of the HR&C Committee, approved certain changes to the Stock Appreciation Rights Plan, with effect January 1, 2014, to clarify that the Board has the authority, in connection with a change in control transaction, to accelerate vesting in order to permit SAR holders to exercise all of their SARs subject to and conditional upon the completion of such transaction.

President’s Awards Program

The Board has delegated authority to the CEO to grant President’s Awards consisting of PSUs and/or SARs or Stock Options to employees for exceptional contribution to the Corporation. A limited aggregate number of Stock Options, SARs and PSUs may be awarded.

2013 Performance and Compensation Decisions

In this section, we describe Agrium’s 2013 performance and the linkages between pay and performance.

Salary Decisions

The following table presents the NEOs’ 2013 salary increases. Chuck Magro’s salary was increased significantly to reflect increased responsibilities associated with the CEO succession responsibilities. Steve Dyer and Richard Gearheard received significant increases to better position salaries relative to the market rates of compensation:

NEO	2012 Base Pay (U.S.$)(1)	2013 Base Pay (U.S.$)(1)	Actual % Increase
M. M. Wilson	$1,460,584	$1,474,318	4.0%
C. V. Magro	$485,484	$655,403	35.0%
S. G. Dyer	$485,484	$534,032	10.0%
L. O’Donoghue	$558,307	$582,581	4.3%
R. L. Gearheard	$504,903	$598,000	15.0%
R. A. Wilkinson	$534,032	$548,597	2.7%

Notes:
(1)	2012 base pay reflects annualized base pay as of February 28, 2013, while 2013 base pay reflects annualized base pay as of March 1, 2013 resulting from increases in salaries. For Canadian-based executives, base salaries in 2012 and 2013 have been converted from Canadian dollars to United States dollars using the 2012 and 2013 average annual exchange rates of U.S.$1.00 = CAD$0.9996 and U.S. $1.00 = CAD$1.0299, respectively.
(2)	The percentage increases are calculated before giving effect to currency conversions.

Performance Recognition Plan

PRP Payout Calculations

For a description of the Performance Recognition Plan see “Section Seven: Executive Compensation Governance – Components of Compensation – “Variable At-Risk” Components – Performance Recognition Plan”. The following table presents the 2013 Performance Recognition Plan compensation calculations for the NEOs:

		M. Wilson	C. Magro	S. Dyer	L. O’Donoghue	R. Gearheard	R. Wilkinson
Agrium	Target Incentive (% of Salary)	93.75%	32.5%	32.5%	32.5%	32.5%	32.5%
	Score (0 to 200)	100(1)	105	105	105	105	105
	Amount (U.S. $)(2)	$1,382,173	$211,709	$178,825	$197,099	$199,168	$186,185

Business Unit/ Function	Target Incentive (% of Salary)	N/A	16.25%	16.25%	16.25%	16.25%	16.25%
	Score (0 to 200)	N/A	100	137	127	125	110
	Amount (U.S. $)(2)	N/A	$100,814	$116,662	$119,198	$118,552	$97,525

Individual	Target Incentive (% of Salary)	31.25%	16.25%	16.25%	16.25%	16.25%	16.25%
	Score (0 to 200)	100(1)	180	180	180	140	140
	Amount (U.S. $)(2)	$460,724	$181,465	$153,279	$168,942	$132,780	$124,123

Total Amount	(U.S. $)(2)	$1,842,897	$493,988	$448,766	$485,239	$450,500	$407,833

Notes:
(1)	Mike Wilson’s employment agreement was extended to May 31, 2014. His agreement provided that if the agreement was terminated before May 31, 2014, the 2013 PRP payouts would be at target. Mike’s employment agreement was terminated effective December 31, 2013 as part of the CEO succession plan. Accordingly, his PRP payout for 2013 was at target.
(2)	For Canadian-based executives, incentive amounts have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S. $1.00 = CAD$1.0299.

2013 Metrics, Goals and Attainment

The following table presents the 2013 performance, targets and results that determine the relevant payments under the Performance Recognition Plan. A threshold, target and maximum is established for each metric at the beginning of the year. Financial metrics typically have a range of +/- 35% either side of the target to set the threshold and maximum.

The metrics used to measure Agrium performance are identified at footnote (1). The balance of the metrics are used to measure business unit / function performance. Individual performance is a subjective assessment of the individual’s contribution to Agrium over the course of 2013.

2013 Performance Goals	Target	2013 Results	Comments
Improve Business Competitiveness
Diluted earnings per share (U.S. $)	$8.75	$7.20	82% of target; includes unusual items
Corporate funds flow from operations(1)(2) (U.S. $ mil.)	$1,750	$1,535	88% of target
Retail EBITDA(2) (U.S. $ mil.)	$912	$961	Excludes Viterra operating loss/integration costs of $12 million and Viterra purchase gain of $257 million; excludes Australia goodwill impairment of $220 million
Retail EBITDA(2) as percent of sales	8.7%	8.1%
Retail operating costs as a percent of gross profit(2)	69%	73%
Wholesale EBIT(2) (U.S. $ mil.)	$1,280	$1,031	81% of target
Wholesale SG&A costs (U.S. $ mil.)	$109	$104	Exceeded target (95% of budget)
Wholesale manufacturing plant availability	Plant availability metrics	Partially achieved	Extended outages at Redwater and Carseland
AAT Restructuring	Recommend action to Board in 2013	Achieved	Course of action approved by Board
Manage Capital
Agrium return on capital employed(1)(2)	12.0%	11.3%	Based on unadjusted statements;
Retail return on capital employed(2)	10.3%	9.1%	Excludes Viterra operating loss of $12 million and Viterra purchase gain of $257 million; excludes Australia goodwill impairment of $220 million; overall negligible impact
Retail working capital as a percent of sales(2)	19.3%	19.6%
Wholesale manufacturing fixed costs(2) (U.S. $ mil.)	$615.9	$587.7	Exceeded target (95% of budget)
Maintain strong capital structure and access to capital	Investment grade rating and debt to debt + equity of <45%	Achieved	Achieved investment grade rating; and debt to debt plus equity of 42%; attractive $1 billion debt offering implemented
Grow to Industry Leadership Position
Progress of Vanscoy potash mine expansion project (U.S. $ bil.)	70% complete in 2013; and budget of $1.5	Construction approximately 69% completed; 25% over budget	Partially achieved; still on track for 2014 start up

2013 Performance Goals	Target	2013 Results	Comments
Wholesale Borger expansion project	Complete project assessment	Assessment completed	Project approved by Board in February 2014
Egypt urea facilities	Recommence expansion of facilities	Partially achieved	Received decree to resume construction; not recommenced due to political instability
Organic growth & Retail tuck ins (U.S. $ mil.)	$47.0	$62.0	Exceeded target (128% of plan)
Australia Retail EBITDA(2) (U.S. $ mil.)	$99.5	$51.6	Excludes goodwill impairment
Viterra acquisition	Close acquisition	Closed on October 1, 2014	Acquired at EBITDA(2) multiple of 5

Environment, Health and Safety (EH&S)
Agrium EH&S (similar metrics exist for each business unit)			Record performance across these metrics
Employee total recordable injury rate(1)	1.77	1.74
Contractor total recordable injury rate(1)	1.27	0.65
Environmental incident rate*	0.24	0.14
Create and Sustain High Performance Culture
Agrium – top employer status(1)	Canadian award	Exceeded	Canadian and U.S. awards
Agrium – percent of leader position filled internally(1)	78%	80%
Agrium – voluntary turnover rate(1)	8.5%	8.8%
Other Objectives
Shareholder relations	Investor support for integrated strategy such that 100% of Directors re- elected	Achieved	Conclusive investor support for integrated strategy
CEO succession	New CEO appointment	Achieved	Chuck Magro appointed CEO January 1, 2014

Notes:
(1)	Agrium enterprise-wide KPIs common to all NEOs.
(2)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.

Profit Share Plan

PSP Payout Calculations

For a description of the Profit Share Plan see “Section Seven: Executive Compensation Governance – Components of Compensation – Various “At-Risk” Components – Profit Share Plan”. The following table presents the Profit Share Plan compensation calculations for the NEOs:

		M. M. Wilson	C. V. Magro	S. G. Dyer	L. O’Donoghue	R. L. Gearheard	R. A. Wilkinson
PSP	Target Incentive (% of Salary)	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%
	Score (0 to 200)	100(1)	190	190	190	190	160
	Amount (U.S. $)(2)	$73,716	$58,937	$49,783	$54,870	$55,447	$43,648

Notes:

(1)	Mike Wilson’s employment agreement was extended to May 31, 2014. The agreement provided that if the agreement was terminated before May 31, 2014, the 2013 PSP payouts would be at target. Mike’s employment agreement was terminated effective December 31, 2013 as part of the CEO succession plan. Accordingly, his PSP payout for 2013 was at target.
(2)	For Canadian-based executives, incentive amounts have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S. $1.00 = CAD$1.0299.

PSP payouts are based on Agrium’s EBITDA(1) for Corporate employees (and the President of Retail), and Wholesale EBITDA(1) for Wholesale employees. Actual EBITDA(1) is measured relative to an internal target that attempts to approximate normative performance over a ten-year business cycle. Agrium’s actual EBITDA(1) was $2,102 million relative to a target of $1,600 million, whereas Wholesale’s EBITDA(1) was $1,232 million relative to a target of $1,000 million.

Note:

(1)	Indicates an Additional IFRS or a Non-IFRS financial measure. For further information see “Section Two: Legal Advisories — Additional IFRS and Non-IFRS Financial Measures Advisory”.

Long-Term Incentive Compensation

In this section, we explain both the basis for the 2013 long-term incentive awards and the PSU payouts received by NEOs attributable to the performance period that ended on December 31, 2013.

2013 Long-Term Incentive Awards

The NEOs’ long-term incentive awards are comprised of 50% PSUs and 50% Stock Options or stand-alone SARs, depending on residency (Canadian taxpayers receive Stock Options and non-Canadian residents receive stand-alone SARs). NEOs have long-term incentive target opportunities but actual awards may vary to reflect individual performance and potential. The following table presents the 2013 long-term incentive awards for NEOs. Target incentives are expressed as a percentage of the average salary of peers (Executive Vice Presidents and Senior Vice Presidents):

NEO	Long-Term Incentive Target	Actual Award Received	Estimated Value of Long-Term Incentive Award (U.S.$)(2)
M. M. Wilson	360%	396%	$ 5,592,585
C. V. Magro(1)	160%	192%	$ 978,370
S. G. Dyer	160%	192%	$ 978,370
L. O’Donoghue	160%	176%	$ 896,843
R. L. Gearheard	150%	165%	$ 855,649
R. A. Wilkinson	150%	165%	$ 855,649

Notes:

(1)	In addition to this amount, Chuck Magro received a one-time PSU grant in October 2013 of 28,236 PSUs valued at $2,624,259.
(2)	For Canadian-based executives, incentive amounts have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S. $1.00 = CAD$1.0299.

Long-Term Incentive Payouts in 2013

The final component of “at-risk” compensation received by NEOs in 2013 was a PSU payout. See “Section Seven: Executive Compensation Governance – Components of Compensation – Long-Term Incentives – Performance Share Unit Plans” for a description of our PSU Plans. On December 31, 2013, when the three-year performance period for PSUs granted in 2011 matured (including PSUs credited as dividend equivalents), Agrium’s TSR was at the 17th percentile relative to the TSR of the PSU Peer Group, which resulted in 50% of the PSUs attributable to that performance period vesting for all NEOs (other than retiring CEO Mike Wilson). The following table presents the payouts associated with the PSU tranche that matured December 31, 2013:

NEO	PSUs + Dividend Equivalents matured as of December 31, 2013 (# of PSUs)	Vesting Percentage	PSU Payout (U.S.$)(1)(2)
C. V. Magro	3,134	50%	$ 143,358
S. G. Dyer	1,567	50%	$ 71,679
L. O’Donoghue	5,007	50%	$ 229,058
R. L. Gearheard	5,007	50%	$ 229,058
R. A. Wilkinson	4,588	50%	$ 209,887

Notes:

(1)	PSUs granted in 2011 that matured in 2013 were paid out in January 2014 based on Agrium’s average closing stock price on the NYSE for the last five trading days of 2013 of U.S.$91.49 per common share.
(2)	For Canadian-based executives, amounts paid in Canadian dollars have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S. $1.00 = CAD$1.0299.

Mike Wilson’s employment agreement was extended to May 31, 2014. His agreement provided that if the agreement was terminated before May 31, 2014, 100% of his PSUs (including PSUs credited as dividend equivalents) would fully vest and be paid on his departure. Mike’s employment agreement was terminated effective December 31, 2013 as part of the CEO succession plan. The following table presents the payouts associated with the payout of Mike’s PSUs on departure:

NEO	Outstanding Tranches Normal Maturity Dates	PSUs + Dividend Equivalents matured as of December 31, 2013 (# of PSUs)	Vesting Percentage	PSU Payout (U.S.$)(1)(2)
M. M. Wilson	December 31, 2013	29,196	100%	$2,671,153
	December 31, 2014	39,327	100%	$3,597,990
	December 31, 2015	31,964	100%	$2,924,395

Notes:

(1)	PSUs were paid out in January 2014 based on Agrium’s average closing stock price on the NYSE for the last five trading days of 2013 of U.S.$91.49 per common share.
(2)	Incentive amounts have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S.$1.00 = CAD$1.0299.

Performance Graph

The following chart compares the cumulative five-year return on Agrium’s common shares (assuming CAD$100 invested on December 31, 2008 and reinvestment of dividends) with the S&P/TSX composite index:

Agrium’s total shareholder return over the past five years has outperformed the S&P/TSX composite index (as illustrated above). A large portion of each NEOs’ compensation package is in the form of long-term incentives (PSUs, Stock Options and SARs). The value of the long-term incentive awards are dependent on Agrium’s share price and dividend distributions; consequently, the value of NEOs’ compensation highly correlates to fluctuations in Agrium’s share price.

The following table, prepared by the HR&C Committee’s independent compensation consultant, presents another view of Agrium’s pay-for-performance relative to Agrium’s Compensation Peer Group:

This analysis demonstrated that the compensation earned by the Chief Executive Officer over the period 2011 to 2013 given Agrium’s financial performance compares very favourably with Agrium’s Compensation Peer Group.

2013 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the compensation earned by the Chief Executive Officer and Chief Financial Officer of the Corporation, as well as the four other most highly compensated executive officers (our NEOs), for services rendered in all capacities during 2013, 2012 and 2011. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary(1) (U.S.$)	Share-based Awards(2)(4) (U.S.$)	Option- based Awards(3)(4) (U.S.$)	Annual Incentive Plans(5) (U.S.$)	Long-Term Incentive Plans (U.S.$)	Pension Value(6) (U.S.$)	All other Compensation(7) (U.S.$)	Total Compensation(8) (U.S.$)
M. M. Wilson	2013	$1,462,634	$2,889,046	$2,703,539	$1,916,613	—	$989,913	$13,152,698	$23,114,443
	2012	$1,449,399	$2,873,808	$2,855,166	$2,984,856	—	$978,417	$24,542	$11,166,187
	2011	$1,410,484	$2,194,802	$2,320,625	$2,344,048	—	$858,475	$26,330	$9,154,765
C. V. Magro	2013	$620,393	$3,129,668	$472,961	$552,925	—	$1,292,501	$47,302	$6,115,749
	2012	$395,241	$347,327	$397,393	$444,795	—	$374,846	$12,738	$1,972,340
	2011	$304,806	$235,586	$117,761	$210,317	—	$83,994	$12,830	$965,294
S. G. Dyer	2013	$524,029	$505,409	$472,961	$498,549	—	$201,370	$16,523	$2,218,841
	2012	$469,831	$502,463	$499,229	$537,135	—	$240,148	$17,583	$2,266,389
	2011	$398,229	$117,793	$117,761	$393,432	—	$407,731	$19,210	$1,454,157

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary(1) (U.S.$)	Share-based Awards(2)(4) (U.S.$)	Option- based Awards(3)(4) (U.S.$)	Annual Incentive Plans(5) (U.S.$)	Long-Term Incentive Plans (U.S.$)	Pension Value(6) (U.S.$)	All other Compensation(7) (U.S.$)	Total Compensation(8) (U.S.$)
L. O’Donoghue	2013	$577,579	$463,307	$433,536	$540,110	—	$235,911	$15,304	$2,265,747
	2012	$571,162	$502,463	$499,229	$615,858	—	$233,999	$15,205	$2,437,916
	2011	$547,784	$376,420	$376,363	$539,568	—	$208,501	$15,352	$2,063,989
R. L. Gearheard	2013	$583,643	$442,024	$413,624	$505,947	—	$997,812	$33,122	$2,976,172
	2012	$514,560	$481,207	$478,074	$543,120	—	$440,971	$34,566	$2,492,499
	2011	$486,462	$376,420	$376,363	$479,166	—	$342,113	$57,442	$2,117,966
R. A. Wilkinson	2013	$545,596	$442,024	$413,624	$451,482	—	$248,922	$19,125	$2,120,772
	2012	$546,153	$524,933	$521,561	$585,340	—	$306,292	$19,284	$2,503,563
	2011	$532,841	$344,914	$345,056	$540,835	—	$194,324	$15,759	$1,973,729

Notes:

(1)	Amounts reported represent the base salary amount paid to NEOs in 2013, 2012 and 2011.
(2)	Amounts reported represent the grant date fair value of PSUs awarded in 2013, 2012 and 2011. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S.$108.07, U.S.$88.27 and U.S.$91.13 in 2013, 2012 and 2011, respectively.
2013 Grants: the key valuation assumptions used were stock price volatility of 28%, dividend yield of 2%, a full three-year term, and 50% - 150% payout range, resulting in an expected value of 86% of the grant date value.
2012 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, a full three-year term, and 50% - 150% payout range, resulting in an expected value of 86% of the grant date value.
2011 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, a full three-year term, and 50% - 150% payout range, resulting in an expected value of 86% of the grant date value.
The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Section Seven: Executive Compensation Governance — 2013 Executive Compensation — Long-Term Incentive Plan Awards — Outstanding Share-Based Awards and Option-Based Awards” for the value of outstanding PSU awards at December 31, 2013.
The accounting liability recorded is based on the average common share price on the NYSE as at the close of the last five trading days before the balance sheet date.
Vested share-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award.
Compensation expense is recorded, on a straight-line basis, over the vesting period of the award.
The percentage of PSUs that vest depends on the relative ranking of the Corporation’s total shareholder return over the three-year performance cycle compared to the total shareholder return over the same period for the PSU Peer Group. See “Section Seven: Executive Compensation Governance — Components of Compensation — Long-Term Incentives — Performance Share Unit Plans” for further information.
Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period and changes in other vesting assumptions will result in a change to the related liability and the compensation expense that is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant, compensation expense is recognized on the grant date.
(3)	Amounts reported represent the grant date fair value of Stock Options (including tandem SARs) and stand-alone SARs awarded in 2013, 2012 and 2011. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S.$101.13, U.S.$88.27 and U.S.$91.13 in 2013, 2012 and 2011, respectively.
2013 Grants: the key valuation assumptions used were stock price volatility of 28%, dividend yield of 2%, and expected life of 6.25 years, resulting in an expected value of 22% of the grant date value.
2012 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and expected life of 6.25 years, resulting in an expected value of 46% of the grant date value.
2011 Grants: the key valuation assumptions used were stock price volatility of 48%, dividend yield of 0.2%, and expected life of 6.25 years, resulting in an expected value of 46% of the grant date value.
The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Section Seven: Executive Compensation Governance — 2013 Executive Compensation — Long-Term Incentive Plan Awards — Outstanding Share-Based Awards and Option-Based Awards” for the value of outstanding option-based awards at December 31, 2013.
The accounting liability recorded is based on the excess of the U.S. dollar equivalent of the highest price of the common shares on the NYSE on the balance sheet date over the exercise price.

Vested option-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded on a straight-line basis over the vesting period of the award.
Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period, and changes in other vesting assumptions will result in a change to the related liability and the compensation expense, which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant compensation expense is recognized on the grant date.
(4)	As discussed in notes (2) and (3) above, the share-based awards (being PSUs) and option-based awards (being Stock Options (including tandem SARs) and standalone SARs) reported in the Summary Compensation Table represent the grant date fair value of these awards in 2013, 2012 and 2011. A comparison between grant date fair value and the actual value realized or outstanding of these awards granted in 2013 as at December 31, 2013 is as follows:

		Grant Date Fair Value (U.S.$)		Value Realized or Outstanding as at December 31, 2013 (U.S.$)
NEO	Year	Share-based Awards(*)	Option-based Awards(*)	Share-based Awards(**)	Option-based Awards(***)
M. M. Wilson	2013	$2,889,046	$2,703,539	$2,924,395	$0
C. V. Magro	2013	$3,129,668	$472,961	$1,583,808	$0
S. G. Dyer	2013	$505,409	$472,961	$255,768	$0
L. O’Donoghue	2013	$463,307	$433,536	$234,462	$0
R. L. Gearheard	2013	$442,024	$413,624	$223,692	$0
R. A. Wilkinson	2013	$442,024	$413,624	$223,692	$0

Notes:

*	Amounts reported represent the grant date fair value of PSUs and Stock Options (including tandem SARs) and stand-alone SARs awarded in 2013 calculated in accordance with, and based on the key valuation assumptions used, in notes (2) and (3) with respect to the 2013 awards.
**	The value realized or outstanding with respect to PSUs for Mike Wilson is calculated based on the amount paid out in January 2014 for PSUs granted in 2013, based on the average closing stock price for the last five trading days of 2013 of U.S.$91.49 per common share and immediate full vesting of 100% PSUs granted in 2013 and held by the CEO in his account as of December 31, 2013. For the other NEOs, the value of PSUs is calculated based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share, and Agrium’s total shareholder return relative to the total shareholder return of the PSU Peer Group as at December 31, 2013. For PSUs granted in 2013, 50% would vest since the Corporation’s performance is tracking at approximately the 25th percentile.
***	The value realized or outstanding with respect to options reflects the in-the-money value of the 2013 grant of stock options / SARs based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share.

(5)	Amounts reported represent payments made in March of 2014, 2013 and 2012 under the Profit Share Plan and Performance Recognition Plan that were awarded for NEO performance in 2013, 2012 and 2011, respectively.
(6)	Amounts reported include all compensation related to Agrium’s defined benefit and defined contribution plans, including service costs, plan changes and above market earnings.
(7)	Amounts reported represent all perquisites, life insurance premiums and amounts in substitution of vacation paid by the Corporation.
(8)	For Canadian-based executives (with the exception of Steve Dyer who was paid in United States dollars for a portion of 2011), amounts paid in 2011, 2012 and 2013 have been converted from Canadian dollars to United States dollars using the 2011, 2012 and 2013 average annual exchange rates of U.S.$1.00 = CAD $0.9891, U.S.$1.00 = CAD $0.9996 and U.S.$1.00 = CAD $1.0299, respectively.
(9)	For Canadian-based executives, cash compensation amounts paid in 2013 have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S.$1.00 = CAD $1.0299. Pension obligations and cash severance payments have been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2013 of U.S.$1.00 = CAD $1.0636. Equity compensation is denominated in U.S. dollars and thus does not require the application of an exchange rate.

Long-Term Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table provides details regarding outstanding options and share-based awards as of December 31, 2013:

	Option and SAR Awards						Share-based Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised (#)		Options/ SAR exercise price (U.S.$)	Options/SAR expiration date	Aggregate Value of Unexercised in-the-money Options and SARs (U.S.$)(1)	PSU Grant Date	Number of PSUs that have not vested (#)(2)(3)	Market or Payout Value of PSUs that have not vested(2)(3) (U.S.$)	Target Payout Value of PSUs that have not vested(2)(4) (U.S.$)	Market or Payout Value of PSUs that vested and not paid out(2)(5) (U.S.$)
		Options	SARs

M. M. Wilson	22-Feb-06	100,000		$24.56	22-Feb-16	$6,692,000	01-Jan-11	0	$0	$0	$2,671,153
	21-Feb-07	131,700		$39.73	21-Feb-17	$6,815,475	01-Jan-12	0	$0	$0	$3,597,990
	27-Feb-08	83,800		$74.07	27-Feb-18	$1,458,958	01-Jan-13	0	$0	$0	$2,924,395

	25-Feb-09	149,400		$40.30	25-Feb-19	$7,646,292		0	$0	$0	$9,193,539
	25-Feb-10	72,200		$63.22	25-Feb-20	$2,040,372
	24-Feb-11	55,000		$91.13	24-Feb-21	$19,250
	20-Mar-12	70,317		$88.27	20-Mar-22	$225,718
	25-Feb-13	121,515		$101.13	25-Feb-23	$0

		783,932				$24,898,065
C. V. Magro	25-Feb-10	3,700		$63.22	25-Feb-20	$104,562	01-Jan-11	0	$0	$0	$143,358
	24-Feb-11	2,791		$91.13	24-Feb-21	$977	01-Jan-12	5,474	$560,806	$500,720	$0
	20-Mar-12	9,787		$88.27	20-Mar-22	$31,416	01-Jan-13	34,626	$1,583,808	$3,167,615	$0
	25-Feb-13	21,258		$101.13	25-Feb-23	$0

								40,100	$2,144,614	$3,668,335	$143,358

		37,536				$136,955
S. G. Dyer	09-Feb-05	6,000		$15.71	09-Feb-15	$454,620	01-Jan-11	0	$0	$0	$71,679
	09-May-05	10,000		$18.74	09-May-15	$727,400	01-Jan-12	6,876	$704,493	$629,012	$0
	22-Feb-06	10,000		$24.56	22-Feb-16	$669,200	01-Jan-13	5,592	$255,768	$511,537	$0

	21-Feb-07	10,100		$39.73	21-Feb-17	$522,675		12,468	$960,262	$1,140,549	$71,679
	27-Feb-08	5,600		$74.07	27-Feb-18	$97,496
	25-Feb-09	9,400		$40.30	25-Feb-19	$481,092
	25-Feb-10		4,100	$63.22	25-Feb-20	$115,866
	24-Feb-11		2,791	$91.13	24-Feb-21	$977
	20-Mar-12	12,295		$88.27	20-Mar-22	$39,467
	25-Feb-13	21,258		$101.13	25-Feb-23	$0

		84,653	6,891			3,108,793
L. O’Donoghue	09-Feb-05	3,750		$15.71	09-Feb-15	$284,138	01-Jan-11	0	$0	$0	$229,058
	22-Feb-06	16,800		$24.56	22-Feb-16	$1,124,256	01-Jan-12	6,876	$704,493	$629,012	$0
	21-Feb-07	14,700		$39.73	21-Feb-17	$760,725	01-Jan-13	5,126	$234,462	$468,924	$0

	27-Feb-08	15,900		$74.07	27-Feb-18	$276,819		12,002	$938,955	$1,097,936	$229,058
	25-Feb-09	25,300		$40.30	25-Feb-19	$1,294,854
	25-Feb-10	11,900		$63.22	25-Feb-20	$336,294
	24-Feb-11	8,920		$91.13	24-Feb-21	$3,122
	20-Mar-12	12,295		$88.27	20-Mar-22	$39,467
	25-Feb-13	19,486		$101.13	25-Feb-23	$0

		129,051				$4,119,674
R. L. Gearheard	25-Feb-10		3,250	$63.22	25-Feb-20	$91,845	01-Jan-11	0	$0	$0	$229,058
	24-Feb-11		8,920	$91.13	24-Feb-21	$3,122	01-Jan-12	6,585	$674,691	$602,403	$0
	20-Mar-12		11,774	$88.27	20-Mar-22	$37,795	01-Jan-13	4,891	$223,692	$447,383	$0

	25-Feb-13		18,591	$101.13	25-Feb-23	$0		11,476	$898,383	$1,049,786	$229,058

			42,535			$132,762
R. A. Wilkinson	27-Feb-08	7,000		$74.07	27-Feb-18	$121,870	01-Jan-11	0	$0	$0	$209,887
	25-Feb-09	12,300		$40.30	25-Feb-19	$629,514	01-Jan-12	7,183	$735,998	$657,141	$0
	25-Feb-10	8,900		$63.22	25-Feb-20	$251,514	01-Jan-13	4,891	$223,692	$447,383	$0

	24-Feb-11	8,178		$91.13	24-Feb-21	$2,862		12,074	$959,689	$1,104,524	$209,887
	20-Mar-12	12,845		$88.27	20-Mar-22	$41,232
	25-Feb-13	18,591		$101.13	25-Feb-23	$0

		67,814				$1,046,993

Notes:

(1)	Vesting of Stock Options and SARs is determined by the Board at the time of grant. Generally, Stock Options and SARs vest in 25% annual increments over a four year period.
(2)	Includes PSUs credited as dividend equivalents.
(3)	The market or payout value of PSUs that have not yet vested is based on Agrium’s total shareholder return relative to the total shareholder return of the PSU Peer Group as at December 31, 2013, and the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share. For PSUs granted in 2013, 50% would vest since the Corporation’s performance is tracking at approximately the 25th percentile. For PSUs granted in 2012, 112% would vest since the Corporation’s performance is tracking at approximately the 56th percentile. Actual PSU payouts will vary depending upon Agrium’s share price, and Agrium’s total shareholder return relative to the total shareholder return of the PSU Peer Group which determines the percentage of vested PSUs (including PSUs credited as dividend equivalents) held by the NEO.
(4)	The target payout value of PSUs that have not yet vested is based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share and assumes vesting of 100% PSUs (including PSUs credited as dividend equivalents) held by the NEO as of December 31, 2013 in his or her account. Actual PSU payouts will vary depending upon Agrium’s share price, and Agrium’s total shareholder return performance relative to the total shareholder return of the PSU Peer Group which determines the percentage of vested PSUs (including PSUs credited as dividend equivalents) held by the NEO.
(5)	PSUs granted in 2011 that matured in 2013 were paid out in January 2014 based on Agrium’s average closing stock price for the last five trading days of 2013 of U.S.$91.49 per common share.
(6)	For Canadian-based executives (with the exception of Steve Dyer who was paid in United States dollars for a portion of 2011), amounts paid in 2011, 2012 and 2013 have been converted from Canadian dollars to United States dollars using the 2011, 2012 and 2013 average annual exchange rates of U.S.$1.00 = CAD$0.9891, U.S.$1.00 = CAD$0.9996 and U.S.$1.00 = CAD$1.0299, respectively.

Long-Term Incentive Plan Awards – Value Vested or Earned During the Year

The following table provides details regarding the option-based, share-based and non-equity incentive-based awards that vested or were earned during the year ended December 31, 2013:

	Option-Based Awards			Share-Based Awards
Name	Grant Date	Number Granted (#)	Value Vested or Earned During the Year(1) (U.S.$)	Grant Date	Value Vested or Earned During the Year(2) (U.S.$)	Value Paid Out During the Year (U.S.$)(3)	Non-Equity Incentive Plan Compensation – Value Earned During the Year(4) (U.S.$)
M. M. Wilson	25-Feb-09	149,400	$2,257,061	01-Jan-11	$2,671,153	$1,916,613	$1,916,613
	25-Feb-10	72,200	$1,187,149	01-Jan-12	$3,597,990
	24-Feb-11	55,000	$147,125	01-Jan-13	$2,924,395
	20-Mar-12	70,317	$381,118
	25-Feb-13	121,515	$0

			$3,972,452
C. V. Magro	25-Feb-10	3,700	$34,697	01-Jan-11	$143,358	$143,358	$0
	24-Feb-11	2,791	$6,978
	20-Mar-12	9,787	$29,483

			$71,158
S. G. Dyer	25-Feb-09	9,400	$142,011	01-Jan-11	$71,679	$71,679	$498,549
	25-Feb-10	4,100	$38,448
	24-Feb-11	2,791	$6,978
	20-Mar-12	12,295	$37,039

			$224,474
L. O’Donoghue	25-Feb-09	25,300	$382,220	01-Jan-11	$229,058	$229,058	$527,909
	25-Feb-10	11,900	$111,592
	24-Feb-11	8,920	$22,300
	20-Mar-12	12,295	$37,039

			$553,151
R. L. Gearheard	25-Feb-09	27,600	$416,967	01-Jan-11	$229,058	$229,058	$505,947
	25-Feb-10	13,000	$121,908
	24-Feb-11	8.920	$22,300
	20-Mar-12	11,774	$35,469

			$596,644
R. A. Wilkinson	25-Feb-09	25,300	$382,220	01-Jan-11	$209,887	$209,887	$451,482
	25-Feb-10	11,900	$111,592
	24-Feb-11	8,178	$20,445
	20-Mar-12	12,845	$38,696

			$552,953

Notes:

(1)	Shows the aggregated dollar value that would have been realized if all Stock Options (including tandem SARs) and SARs vested in 2013 were exercised on the vesting date. The number and value of Stock Options (including tandem SARs) and SARs actually exercised by each NEO in the year are as follows:

NEO	Number of Stock Options (including tandem SARs) and SARs Exercised	Value of Stock Options (including tandem SARs) and SARs Exercised (U.S. $)
M. M. Wilson	67,612		$4,383,259
C. V. Magro	Nil	$	Nil
S.G. Dyer	Nil		Nil
L. O’Donoghue	3,750		$275,963
R. L. Gearheard	52,650		$1,958,801
R. A. Wilkinson	15,500		$679,720
(2)	PSUs granted in 2011 that matured in 2013 were paid out in January 2014 based on Agrium’s average closing stock price on the NYSE for the last five trading days of 2013 of U.S.$91.49 per common share.
(3)	Represents the total payments to each NEO under the Performance Recognition Plan and the Profit Share Plan.

Long-Term Incentive Plan Awards — Value Exercised During the Year

The following table provides details regarding the option-based awards exercised by the NEOs during the year ended December 31, 2013 (neither Chuck Magro nor Steve Dyer exercised any option-based awards during the year ended December 31, 2013):

Name	Option-Based Awards Grant Date	Option-Based Awards Exercised (#)	Option-Based Awards- Exercise Price (U.S.$)	Option-Based Awards- Share Price on Date of Exercise	Option-Based Awards- Value Exercised During the Year (U.S.$)
M. M. Wilson	22-Feb-06	53,612	$24.56	$89.46	$3,479,419
	22-Feb-06	14,000	$24.56	$89.12	$903,840

		67,612			$4,383,259
L. O’Donoghue	09-Feb-05	3,750	$15.71	$89.30	$275,963

		3,750			$275,963
R. L. Gearheard	27-Feb-08	15,300	$74.07	$90.77	$255,510
	25-Feb-09	27,600	$40.30	$92.38	$1,437,408
	25-Feb-10	9,750	$63.22	$90.49	$265,883

		52,650			$1,958,801
R. A. Wilkinson	27-Feb-08	7,000	$74.07	$103.84	$208,390
	25-Feb-09	5,500	$40.30	$103.84	$349,470
	25-Feb-10	3,000	$63.22	$103.84	$121,860

		15,500			$679,720

Note:

(1)	For Canadian-based executives (with the exception of Steve Dyer who was paid in United States dollars for a portion of 2011), amounts have been converted from Canadian dollars to United States dollars using the 2013 average annual exchange rate of U.S.$1.00 = CAD $1.0299.

NEO EQUITY OWNERSHIP INTERESTS

All executive officers are expected to maintain a meaningful equity ownership in the Corporation in order to align their interests with those of shareholders. Executives must meet their ownership targets within five years of being hired or promoted into the relevant executive position. See “Section Six: Corporate Governance — Our Corporate Governance — Executive Officers’ Equity Ownership Requirements” for more information about our executive officers’ equity ownership requirements and “Section Six: Corporate Governance — Our Corporate Governance — Executive Officers’ Equity Ownership Retention Post-Termination Requirement” for information about post-employment equity ownership requirements for certain designated executive officers.

The following table sets out the equity ownership interest in the Corporation for each of our NEOs as of March 14, 2014. All of our NEOs are in compliance with the Corporation’s equity ownership requirements:

Officer	Total Mandatory Equity Ownership Requirement (multiple of base salary)	Equity Ownership Requirement (U.S.$)	Equity Ownership as at March 14, 2014			NEOs’ “Equity-at-Risk”			Total Equity Requirement Met	Total Common Share Component Met
			Common Shares (#)	PSUs (#)	PSUs Allowable (#)	Total Equity-at- Risk(1) (2)(U.S.$)	Allowable Equity- at-Risk to calculate multiple of base salary (U.S.$)	Multiple of Base Salary
M. M. Wilson (Former CEO)	Four times	$5,850,536	174,910	0	0	$16,364,580	$16,364,580	11.19	✓	✓
C. V. Magro (Current CEO)(3)	Four times	$4,500,000	6,625	59,885	24,049	$6,222,676	$2,869,835	2.55	✓	✓
S. G. Dyer	Two times	$1,048,058	7,505	21,666	5,601	$2,729,239	$2,729,239	5.21	✓	✓
L. O’Donoghue	Two times	$1,155,158	19,417	18,641	18,641	$3,560,706	$3,560,706	6.16	✓	✓
R. L. Gearheard	Two times	$1,167,286	42,192	11,476	11,476	$5,021,178	$5,021,178	8.60	✓	✓
R. A. Wilkinson	Two times	$1,091,192	16,150	18,034	18,034	$3,198,255	$3,189,255	5.86	✓	✓

Notes:

(1)	Excludes Stock Options (including SARs) which are not counted towards the executive’s equity ownership requirements. See “Section Seven: Executive Compensation Governance — 2013 Executive Compensation — Long-Term Incentive Plan Awards” for details regarding the Stock Options (including SARs) held by NEOs as of year-end.
(2)	Total Equity-at-Risk Amount is calculated as of March 14, 2014 based on the closing price of the common shares on the NYSE on March 14, 2014 of U.S. $93.56.
(3)	Mr. Magro was appointed President & Chief Executive Officer effective January 1, 2014 and has until December 31, 2018 to meet the mandatory equity ownership requirements.

COST OF MANAGEMENT

The cost of management ratio expresses the total of all types of compensation paid or awarded to the NEOs (including the Chief Executive Officer) as disclosed in the three-year Summary Compensation Table, as a percentage of net income and of market capitalization of the Corporation:

	2013	2012	2011
Total NEO Compensation (U.S. $ millions)	$38.8	$23.11	$19.57
Net Income (U.S. $ millions)	$1,063	$1,498	$1,375
Market Capitalization as of December 31 (U.S. $ millions)	$13,173	$14,881	$10,603
Cost of Management Ratio (based on Net Income)	3.65%	1.54%	1.42%
Cost of Management Ratio (based on Market Capitalization)	0.29%	0.16%	0.18%

The following table shows the cost of management ratio for compensation paid or awarded to the Chief Executive Officer as disclosed in the three-year Summary Compensation Table, as a percentage of net income and of market capitalization of the Corporation:

	2013	2012	2011
Total Chief Executive Officer Compensation (U.S. $ millions)	$23.11	$11.17	$9.15
Net Income (U.S. $ millions)	$1,063	$1,498	$1,375
Market Capitalization as of December 31 (U.S. $ millions)	$13,173	$14,881	$10,603
Cost of Management Ratio (based on Net Income)	2.17%	0.75%	0.67%
Cost of Management Ratio (based on Market Capitalization)	0.18%	0.08%	0.09%

RETIREMENT ARRANGEMENTS

NEOs participate in two forms of retirement arrangements; Defined Contribution Plans (“DC Plans”) and DB SERPs. While tax contribution limits for DC Plans differ between Canada and the U.S., Agrium sets the 401(k) Plan company limit equal to the Canadian DC Plan. Therefore the DC Plans and DB SERPs are essentially the same for NEOs in both countries.

Summary of Retirement Arrangements:

Canadian and U.S. NEOs
	Canadian NEOs	U.S. NEOs
DC Plans	Registered Defined Contribution Plan:	Qualified 401(k) Plan:

•     Agrium contributes 6% of eligible earnings to the maximum imposed by the Income Tax Act (Canada); and

•     Agrium matches voluntary contributions at a rate of 50% to a maximum of 3% of eligible earnings.

•     Agrium contributes 6% of eligible earnings to the maximum imposed by the Income Tax Act (Canada); and

•     As of January 1, 2008, Agrium matches 50% of employee contributions on the first 6% of total compensation subject to the same earnings limits as the Canadian NEOs.

Supplemental Executive Retirement Plan	• Provides a pension benefit of 2% of average of the three years’ highest earnings times years of service as an officer.
• Earnings are defined as salary in excess of DC eligible earnings (see table above), plus actual incentive to a maximum of the target incentive.
• Excess earnings for the purpose of the DB SERPs are capped at $2.5 million for the CEO and $1 million for other NEOs.
• Agrium’s practice is to not grant additional service credit except as needed to recognize the notice period in the event an NEO is terminated without cause.

• Total pension payable is further limited to 70% of final salary.

•     Normal retirement is age 60. Early retirement is available at age 55, however pension benefits are reduced by 6% for each year retirement occurs before age 60. Similarly, pension benefits are increased by 6% for each year retirement occurs after age 60.

• Benefits are paid for life with a spousal survivor pension of 60% of the NEO’s pension or a 15-year guarantee for an NEO without a spouse at retirement.

•     The original participants on inception of the plan (June 25, 2006) are fully vested; participants that entered the plan between inception and December 31, 2012 vest at a rate of 25% per year; while new participants after January 1, 2013 vest at 16.7% per year.

•     The DB SERPs are unfunded; benefits are paid from Agrium’s general revenues.

Canadian and U.S. NEOs

•     DB SERPs for Canadian NEOs are secured through a letter of credit held by a third party trustee. DB SERPs for U.S. NEOs are not eligible for Canadian DB SERP security.

15 officers of the corporation participate in the DB SERP and financial obligations are disclosed in Agrium’s financial statements.

Other Arrangements	Mike Wilson’s employment agreement provided for a minimum level of return on assets transferred from a pension plan for Mike’s prior employer. As Mike invested these pension funds in Agrium common shares, the Corporation expects minimal liability associated with this commitment when it matures in June 2014.

Prior to January 1, 2008, Richard Gearheard participated in a Qualified Defined Benefit Plan that provides a retirement benefit for service prior to this date equal to:

•     1.1% of the Social Security Average Wage (SSAW); plus

•     1.4% of final earnings in excess of SSAW; plus

•     0.8% of final earnings times years of benefit service in excess of 35 but less than 40 years.

Retirement Arrangements Value Disclosure

The following table presents the benefits accumulated under the Agrium defined contribution plans as of December 31, 2013.

Name	Accumulated value at start of year (U.S.$)	Compensatory (U.S.$)	Accumulated value at year end (U.S.$)
M. M. Wilson	$400,009	$115,266	$503,138
C. V. Magro	$204,633	$14,139	$219,610
S. G. Dyer	$275,732	$14,139	$318,236
L. O’Donoghue	$340,112	$14,139	$364,077
R. L. Gearheard	$4,964,002	$14,562	$4,863,301
R. A. Wilkinson	$598,456	$14,139	$676,558

Note:

(1)	Canadian dollar amounts have been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2013 of U.S.$1.00 = CAD $1.0636, with the exception of the amounts applicable to Mr. Gearheard, to which no conversion rate was applied as such amounts were in United States dollars.

The following table presents accrued pension obligations and projected annual retirement benefits associated with the defined benefits plans payable to NEOs assuming the NEOs were to retire as of the stated dates.

Name	Number of years credited service(1) (#)	Annual benefits payable (U.S.$)			Opening Present Value of Defined Benefit Obligation(4) (U.S.$)	Compensatory Change(5) (U.S.$)	Non- compensatory change(6) (U.S.$)	Closing Present Value of Defined Benefit Obligation(7) (U.S.$)
		At year end	At age 60(2)	At age 65(3)
M. M. Wilson	13.4	$783,941	$783,941	N/A	$11,267,263	$874,647	($87,028)	$12,054,882
C. V. Magro	4.2	$44,344	$211,533	$344,265	$556,907	$1,278,362	($229,456)	$1,605,813
S. G. Dyer	8.0	$94,336	$262,372	$417,566	$1,332,642	$187,231	($189,101)	$1,330,772
L. O’Donoghue	14.2	$214,100	$342,636	$543,293	$2,975,928	$221,772	($280,439)	$2,917,261
R. L. Gearheard	17.4	$315,368	$315,368	$356,200	$4,192,867	$983,250	($393,426)	$4,782,691
R. A. Wilkinson	10.4	$148,432	$154,104	$239,194	$2,356,861	$234,783	($16,696)	$2,574,948

Notes:

(1)	None of the NEOs have been credited with additional years of service above the years of service actually provided to the Corporation.
(2)	The normal retirement age for NEOs is 60. As discussed under “Summary of Retirement Arrangements” (above), in order to participate in the Canadian DB SERP or U.S. DB SERP, as applicable, designated executives entered into agreements with the Corporation phasing out any severance benefits by the age of 60.
(3)	The projected annual pension benefits are calculated assuming the highest average Excess Earnings remain unchanged from December 31, 2013.
(4)	The present value of defined benefit obligations are the actuarial value of projected benefits for service accrued to the date indicated. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s consolidated financial statements. For key assumptions used, see Note 19 to the Corporation’s 2013 audited consolidated financial statements.
(5)	The amount related to service cost and compensation changes differing from the assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s audited consolidated financial statements).
(6)	The amount related to items such as interest on the obligation, the impact of changes in the discount rate assumption and changes in the U.S. exchange rate for Canadian-based executives.
(7)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described in “Section Seven: Executive Compensation Governance – NEO Contracts, Termination and Change in Control Benefits”.
(8)	Canadian dollar amounts have been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2013 of U.S.$1.00 = CAD $1.0636, with the exception of the amounts applicable to Mr. Gearheard, to which no conversion rate was applied as such amounts were in United States dollars.

NEO CONTRACTS, TERMINATION AND CHANGE IN CONTROL BENEFITS

The following presents the contractual obligations to NEOs under various termination scenarios:

Chief Executive Officer

Mike Wilson’s employment agreement was extended to May 31, 2014. Mike’s agreement was terminated effective December 31, 2013 as part of Agrium’s CEO succession plan. The following table presents the terms of Mike’s agreement related to his retirement (treated as a termination without cause for purposes of the agreement). Other termination scenarios have not been discussed as they are not relevant:

Type of Termination	Key Provisions
Termination without Cause including Constructive Dismissal	The CEO received a lump sum cash payment equal to:
• salary from January 1, 2014 to May 31, 2014;
• 2013 annual incentive at target, plus 2014 annual incentive at target prorated to May 31, 2014;

• the market value of vested PSUs held by the CEO in his account as of the termination date, with immediate full vesting of 100% of his PSUs as of such date;

• the value of Agrium’s contributions to the DC Plan to May 31, 2014;

• the cost of benefits to May 31, 2014; and

• the value of perquisites for three years.

The CEO was also entitled to:

• DB SERP service credit of one year for 2013 and 5 months of 2014, with monthly benefits commencing in June 2014;

• participation in Agrium’s post-retirement benefit program;

• immediate full vesting of all unvested Stock Options held by the CEO, exercisable for four years following the effective date of termination; and

• a guarantee of a minimum return on assets transferred from a pension fund of the CEO’s prior employer.

Other NEOs

The employment agreements for the NEOs other than retiring CEO Mike Wilson provide for the following in the event of termination without cause (including constructive dismissal) or a change in control:

Type of Termination	Key Provisions
Termination without Cause including Constructive Dismissal – Not involving a Change in Control

The NEO would receive a lump sum cash payment equal to:

•     monthly salary times the number of months in the termination period;

•     annual incentive at target prorated for the portion of the year worked, plus annual incentive at target over the termination period;

•     the market value of vested PSUs held by the NEO in their account as of the termination date, with immediate full vesting of 100% of his or her PSUs as of such date;

•     the value of Agrium’s contributions to the DC Plan for the termination period; and

•     the cost of benefits over the termination period.

The NEO would also be entitled to:

•     DB SERP service credit equal in length to the termination period; and

•     vesting and expiry of Stock Options/SARs held by the NEO, determined in accordance with the Stock Option Plan/SAR Plan (as applicable).

Termination without Cause including Constructive Dismissal – Within Two Years of a Change in Control	The NEO would receive the entitlements noted above under the heading, “Termination without Cause including Constructive Dismissal - Not Involving a Change in Control”, except that all unvested Stock Options/SARs held by the NEO would immediately vest, notwithstanding the provisions of the Stock Option Plan/SAR Plan (as applicable).
Change in Control – Not Involving Termination without Cause including Constructive Dismissal	All unvested Stock Options/SARs held by the NEO would immediately vest, notwithstanding the provisions of the Stock Option Plan/SAR Plan (as applicable).

The termination period is determined as follows:

•	NEO age 57 or younger – 24 months.

•	NEO age 58 to 59 – the greater of (i) the number of full calendar months remaining until the NEO attains age 60, or (ii) the statutory minimum notice period.

•	NEO age 60 or greater – minimum statutory requirements.

Employment Agreements Going Forward

New CEO Chuck Magro has entered into a new form of executive employment agreement effective upon his appointment as CEO on January 1, 2014 that provides for enhanced best practices and that would apply to him in the event of his termination without cause (including constructive dismissal). Before January 1, 2014, the provisions that apply to the other NEOs would also have applied to Chuck. The new provisions that apply to Chuck from and after January 1, 2014 are as follows:

Type of Termination	Key Provisions
Termination without Cause including Constructive Dismissal – Not involving a Change in Control

The new CEO would receive a lump sum cash payment equal to:

•     monthly salary times the number of months in the termination period;

•     annual incentive at target prorated for the portion of the year worked, plus annual incentive at target over the termination period;

•     the value of Agrium’s contributions to the DC Plan for the termination period; and

•     the cost of benefits over the termination period.

The new CEO would also be entitled to:

•     DB SERP service credit equal in length to the termination period;

•     vesting and settlement of all outstanding PSUs held by the NEO to be determined in accordance with the PSU Plan; and

•     vesting and expiry of Stock Options/SARs held by the NEO, determined in accordance with the Stock Option Plan/SAR Plan (as applicable).

Termination without Cause including Constructive Dismissal – Within Two Years of a Change in Control	The new CEO would receive the entitlements noted above under the heading, “Termination without Cause including Constructive Dismissal - Not Involving a Change in Control”, except that he shall be entitled to a lump sum cash payment equal to the market value of 28,236 PSUs held by him as of the termination date, with immediate full vesting of 100% of such PSUs as of such date. The vesting and settlement of all other outstanding PSUs held by Chuck shall be determined in accordance with the PSU Plan.

The termination period is determined as follows:

•     NEO age 57 or younger – 24 months.

•     NEO age 58 to 59 – the greater of (i) the number of full calendar months remaining until the NEO attains age 60, or (ii) the statutory minimum notice period.

•     NEO age 60 or greater – minimum statutory requirements.

A new form of employment agreement based on enhanced best practices for internal promotions / new hires was modeled after Chuck’s agreement. Some of the enhancements to Chuck’s agreement and to the new form of agreement include:

• for new CEO Chuck Magro starting in 2014:

• target long-term incentive opportunity of 280% of salary; and

• maximum long-term incentive opportunity of 336% of salary;
• a maximum termination period equal to 24 months’ notice in the event of a termination without cause (including constructive dismissal) for the new CEO and 18 months for future officers;
• double trigger vesting on the event of termination without cause (including constructive dismissal), whether or not a change in control has occurred;
• deferral to Long-term Incentive Plan texts which, on a go-forward basis, have been aligned with enhanced best practices; and

•     a requirement on the part of the executive to comply with the executive share ownership requirements and any requirements that Agrium common shares be held for a specified period of time as set out in Agrium’s Corporate Governance Guidelines.

The following table presents the incremental amounts payable to NEOs other than retiring CEO Mike Wilson as of December 31, 2013 in the event of termination without cause (including constructive dismissal) or a change in control:

	Termination Without Cause/Constructive Dismissal (U.S.$)	Termination /Constructive Dismissal Following a Change in Control (U.S.$)	Change in Control Without Termination (U.S.$)
Charles V. Magro(2)(5)
Salary/Annual Incentive	2,157,766	2,157,766	—
Benefits	15,248	15,248	—
Perquisites	38,360	38,360	—
Long-Term Incentives
PSUs(3)	1,012,256	1,012.256	—
Stock Options/SARs(4)	111,948	563,637	563,637
Pension Benefits	547,292	547,292	—
Total Compensation	3,882,870	4,334,559	563,637
Stephen G. Dyer
Salary/Annual Incentive	1,758,180	1,758,180	—
Benefits	15,248	15,248	—
Perquisites	38,360	38,360	—
Long-Term Incentives
PSUs(3)	1,140,549	1,140,549	—
Stock Options/SARs(4)	133,697	603,237	603,237
Pension Benefits	431,682	431,682	—
Total Compensation	3,517,716	3,987,256	603,237
Leslie O’Donoghue
Salary/Annual Incentive	1,918,014	1,918,014	—
Benefits	15,501	15,501	—
Perquisites	38,360	38,360	—
Long-Term Incentives
PSUs(3)	1,097,936	1,097,936	—
Stock Options/SARs(4)	214,464	684,140	684,140
Pension Benefits	413,682	413,682	—
Total Compensation	3,715,957	4,185,633	684,140
Richard L. Gearheard
Salary/Annual Incentive	—	—	—
Benefits	—	—	—
Perquisites	—	—	—
Long-Term Incentives
PSUs(3)	1,049,786	1,049,786	—
Stock Options/SARs(4)	151,094	598,555	598,555
Pension Benefits	—	—	—
Total Compensation	1,200,880	1,648,341	598,555
Ronald A. Wilkinson
Salary/Annual Incentive	376,277	376,277	—
Benefits	2,857	2,857	—
Perquisites	7,992	7,992	—
Long-Term Incentives
PSUs(3)	1,104,524	1,104,524	—
Stock Options/SARs(4)	194,731	648,324	648,324
Pension Benefits	99,277	99,277	—
Total Compensation	1,785,658	2,239,251	648,324

Notes:

(1)	There are no incremental payments payable to Agrium executives (including the NEOs) in the case of retirement, voluntary resignation or termination for cause.
(2)	Before giving effect to Chuck’s new executive employment agreement effective January 1, 2014. See note (5) below.
(3)

The value of PSU payouts is the estimated current value based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share and assumes immediate full vesting of 100% PSUs (including PSUs credited as dividend equivalents) held by the NEO in his or her account as of December 31, 2013. Actual PSU payouts will vary depending upon Agrium’s share price and the number of vested PSUs (including PSUs credited as dividend equivalents) held by the NEO in their account, with the number of vested PSUs to be determined on the basis that 100% PSUs held in the NEO’s account will immediately fully vest.
(4)	The value of Stock Options/SAR payouts is the estimated current value based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share and assumes immediate full vesting of 100% Stock Options/SARs held by the NEO as of December 31, 2013. Actual payouts will vary depending upon Agrium’s share price and the number of vested Stock Options/SARs held by the NEO. In circumstances where no change in control is involved, actual payouts will vary depending upon Agrium’s share price and the number of vested Stock Options/SARs held by the NEO, with vesting to be determined in accordance with the Stock Option Plan (as applicable). In circumstances where a change in control is involved, the number of vested Stock Options/SARs held by the NEO will be determined on the basis that 100% Stock Options/SARs held by the NEO will immediately fully vest.
(5)	Under Chuck Magro’s new form of executive employment agreement effective January 1, 2014, the following estimated incremental amounts would be payable to Chuck based on his 2014 compensation in the event of his termination without cause (including constructive dismissal) on December 31, 2014:

	Termination Without Cause/Constructive Dismissal (U.S.$)	Termination / Constructive Dismissal Following a Change in Control (U.S.$)	Change in Control Without Termination (U.S.$)
Charles V. Magro
Salary/Annual Incentive	4,860,850	4,860,850	—
Benefits	220,948	220,948	—
Perquisites	123,167	123,167	—
Long-Term Incentives
PSUs*	2,970,921	2,970,921	—
Stock Options/SARs**	84,824	2,571,137	128,412
Pension Benefits	1,490,000	1,490,000	—
Total Compensation	9,750,709	12,237,022	—

Notes:

*	The value of PSU payouts is the estimated current value based on an assumed closing price of common shares on the NYSE on December 31, 2014 of U.S.$100 per common share and assumes vesting in accordance with the PSU Plan however if Chuck is terminated within two years of a change in control, it further assumes that 28,236 PSUs held by Chuck will immediately and fully vest.
**	The value of Stock Options/SAR payouts is the estimated current value based on an assumed closing price of common shares on the NYSE on December 31, 2014 of U.S.$100 per common share and assumes vesting in accordance with the Stock Option Plan.
(6)	For Canadian-based executives, compensation data (excluding long-term incentives which are denominated in United States dollars) has been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2013 of U.S.$1.00 = CAD $1.0636.

Pursuant to the terms of retiring CEO Mike Wilson’s employment agreement, the incremental amounts payable on his retirement (treated as a termination without cause for purposes of the agreement) is as presented in the following table. As Mike Wilson’s employment agreement was terminated as of December 31, 2013 as part of the CEO succession plan, only one termination scenario is presented

Termination Without Cause/Constructive Dismissal (U.S.$)
Michael M. Wilson
Salary/Annual Incentive	$1,368,121
Benefits	$118,967
Perquisites	$149,492
Long-Term Incentives
PSUs(1)	$7,857,962
Stock Options/SARs(2)	$3,284,937
Pension Benefits	$349,531
Total Compensation	$13,129,010

Notes:

(1)	The value of PSU payouts is based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share and immediate full vesting of 100% PSUs (including PSUs credited as dividend equivalents) held by the CEO in his account as of December 31, 2013.
(2)	The value of Stock Options/SAR payouts is based on the closing price of common shares on the NYSE on December 31, 2013 of U.S.$91.48 per common share and immediate full vesting of 100% Stock Options/SARs held by the CEO as of December 31, 2013.
(3)	Compensation data (excluding long-term incentives which are denominated in United States dollars) has been converted from Canadian dollars to United States dollars using the Bank of Canada noon exchange rate on December 31, 2013 of U.S.$1.00 = CAD$1.0636.

SUCCESSION PLANNING

The HR&C Committee has responsibility for overseeing the leadership succession planning process and actively participating in succession planning for senior executives. The HR&C Committee actively manages CEO succession and reviews plans for the succession and development of other senior executives. At least once a year, the HR&C Committee reviews progress and discusses gaps in the succession plans. Over the course of the past two years, the HR&C Committee has invested substantial time and effort to assess candidates and plan for the succession of the CEO. This process culminated in the appointment of Chuck Magro as CEO on January 1, 2014. In addition, the HR&C Committee regularly interacts with senior executives which promote relationships that further enable the HR&C Committee to oversee and manage the succession process.

For 2013, the HR&C Committee recommended to the Board some important changes to Agrium’s senior management team that were approved by the Board:

•	Mr. Stephen Dyer, most recently Executive Vice President, Chief Financial Officer of the Corporation, was also appointed President, Retail Business Unit of the Corporation effective April 1, 2014, replacing Richard Gearheard in this position. Mr. Dyer will continue as CFO of the Corporation until his successor as CFO is announced.

•	Mr. Michael Webb, most recently Senior Vice President, HSBC Bank Canada, joined Agrium as Senior Vice President, Human Resources effective January 20, 2014, replacing Jim Grossett in this position.

SECTION EIGHT: GENERAL INFORMATION

Section Index

Indebtedness of Directors, Officers and Employees	123
Interest of Informed Persons in Material Transactions	123

Shareholder Proposals	123
Other Matters	123
Directors’ Approval	123

INDEBTEDNESS OF DIRECTORS, OFFICERS AND EMPLOYEES

Except for routine indebtedness, none of the current or former executive officers, directors or employees of the Corporation or any of our subsidiaries is indebted to the Corporation or any of our subsidiaries, including by way of a guarantee, support agreement, letter of credit or similar arrangement or understanding between the Corporation or any of our subsidiaries and another entity.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

We are not aware of any material interest, direct or indirect, of any “informed” person of the Corporation (as such term is defined under applicable Canadian securities laws), any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the start of our most recently completed financial year or in any proposed transaction which has or would materially affect us or any of our subsidiaries.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the 2015 Management Proxy Circular must be received by us on or before December 18, 2014, by facsimile (403) 225-7610, or by mail or courier to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary, or by email to corporatesecretary@agrium.com.

OTHER MATTERS

As of March 19, 2014, we know of no amendment, variation or other matter to come before the meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

The directors have approved the contents and mailing of this circular.

BY ORDER OF THE BOARD OF DIRECTORS

Gary J. Daniel

Corporate Secretary

March 19, 2014

SCHEDULE A

CERTAIN DEFINITIONS

401(k) Plan	Agrium’s qualified 401(k) Retirement Savings Plan for designated U.S. executives
Board	The Board of Directors of Agrium Inc.
Canadian PSU Plan	Agrium’s Performance Share Unit Plan for Designated Employees of Agrium and certain of its Affiliates
CD&A	Compensation Discussion & Analysis
Chief Executive Officer, or CEO	Agrium’s President & Chief Executive Officer, being Michael M. Wilson on and before December 31, 2013, and Charles V. Magro on and after January 1, 2014
Chief Financial Officer, or CFO	Agrium’s Chief Financial Officer, Stephen G. Dyer
CG&N Committee	Corporate Governance & Nominating Committee
circular	This management proxy circular, including the schedules to this circular
Code	Agrium’s Code of Business Conduct and Ethics
common shares	The common shares of Agrium Inc.
Compensation Peer Group	The comparator group used in the determination of compensation for the Chief Executive Officer, Chief Financial Officer, other Executive Vice Presidents, President, Retail, and President, Wholesale, as described under “Section Seven: Executive Compensation Governance”
CSA Rules	The rules of the Canadian Securities Administrators relating to governance practices and audit committees, including NP 58-201, NI 58-101 and NI 52-110
DB SERP	Agrium’s Defined Benefit Supplemental Executive Retirement Plan for Designated Executives
DC Plan	Agrium’s Registered Defined Contribution Plan for Canadian-based executives
DC Plan Earnings Limit	Eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada)
DSUs	Deferred Share Units
DSU Plan	The Consolidated Directors’ Deferred Share Unit Plan
EBIT	Earnings from continuing operations before finance costs and income taxes, a non-IFRS financial measure

EBITDA	Net earnings (loss) from continuing operations before finance costs, income taxes, depreciation, amortization and asset impairment, a non-IFRS financial measure
EDGAR	Electronic Data Gathering, Analysis, and Retrieval system www.sec.gov/edgar.shtml
EHS&S Committee	Environment, Health, Safety & Security Committee
Excess Earnings	Designated executives receive a pension of 2% of the average of the three highest consecutive years of excess earnings multiplied by years of service as a designated executive
Final Average Earnings	The formula for benefits on retirement under the U.S. Basic Plan
HR&C Committee	Human Resources & Compensation Committee
IFRS	International Financial Reporting Standards
KPIs	Key Performance Indicators
MD&A	Management Discussion & Analysis
meeting	The Annual and Special Meeting of Shareholders to be held on Wednesday, May 7, 2014, or any adjournment or postponement thereof
NEOs	Named Executive Officers for 2013, being the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the other three most highly compensated executive officers of the Corporation
NI 52-110	National Instrument 52-110 Audit Committees
NI 58-101	National Instrument 58-101 Disclosure of Corporate Governance Practices
notice of meeting	The notice of meeting accompanying the circular
NP 58-201	National Policy 58-201 Corporate Governance Guidelines
NYSE	New York Stock Exchange
NYSE Listing Standards	NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual
Option Granting Policy	Agrium’s Policy on Granting Stock Options and SARs
President’s Award Pool	Agrium’s President’s Award Pool pursuant to which, under a delegation of authority by the Board to the Chief Executive Officer, the Chief Executive Officer may grant awards of PSUs, stock options and SARs under Agrium’s PSU Plan, Stock Option Plan and SAR Plan, as applicable, to eligible employees in connection with exceptionally meritorious performance, promotions and new hires

Performance Recognition Plan	Agrium’s Performance Recognition Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates
Profit Share Plan	Agrium’s Profit Sharing Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates
PSUs	Performance Share Units awarded under the Canadian PSU Plan or the U.S. PSU Plan, as applicable
PSU Peer Group	The comparator group used to determine the performance vesting of PSUs granted under the PSU Plans, as described under “Section Seven: Executive Compensation Governance”
PSU Plans	The Canadian PSU Plan and the U.S. PSU Plan
Record Date	March 19, 2014
SARs	Stock Appreciation Rights awarded under the SAR Plan
SAR Plan	Agrium’s Amended and Restated Stock Appreciation Rights Plan
Section 409A	Section 409A of the U.S. Code
SEDAR	System for Electronic Document Analysis and Retrieval www.sedar.com
shareholders	The holders of the common shares
Stock Options	Stock Options and Tandem Stock Appreciation Rights awarded under the Stock Option Plan
Stock Option Plan	Agrium’s Amended and Restated Stock Option and Tandem SAR Plan
Total Shareholder Return, or TSR	The number of units that vest depends on the relative ranking of the Corporation’s total shareholder return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies
TSX	Toronto Stock Exchange
U.S. Basic Plan	A non-contributory defined benefit retirement plan
U.S. Code	The United States Internal Revenue Code of 1986, as amended
U.S. PSU Plan	Agrium’s Performance Share Unit Plan for Designated U.S. Employees of Agrium and its U.S. Affiliates

SCHEDULE B

ADDITIONAL INFORMATION RELATING

TO CERTAIN NON–IFRS FINANCIAL MEASURES

Reconciliation of Corporate Funds Flow from Operations to Operating Cash Flow

(millions of U.S. dollars, except as noted)	Twelve months ended December 31, 2013
Cash provided by operating activities	1,767
Less: Net changes in non-cash working capital*	284
1,483
Cash and cash equivalents used in discontinued operations	(52)
Less: Net changes in non-cash working capital	(104)
52
Funds flow from operations	1,535
*Net changes in non-cash working capital	536
Change in interest payable (receivable)
Finance costs	156
Interest income	(76)
Interest received	77
Interest paid	(140)
17
Change in taxes payable (receivable)
Income taxes	394
Income taxes paid	(663)
(269)
Net changes in non-cash working capital (including interest and tax balance sheet accounts)	284

Components of Debt to Debt + Equity

(millions of U.S. dollars, except as noted)	December 31, 2013
Total debt
Short-term debt	764
Current portion of long-term debt	58
Long-term debt	3,066
3,888
Adjustment to debt
Operating leases	1,350
Other incremental debt	67
Total adjusted debt	5,305
Total equity	6,794
Adjustment to equity Deferred income tax liabilities	530
Total adjusted equity	7,324

Debt to debt plus equity ratio (%)	42%

B-1

SCHEDULE C – GENERAL BY-LAW NO. 1

As amended December 12, 2013

BY-LAW NO. 1

A By-Law Relating Generally to the Business and Affairs of the Corporation

PART ONE

Interpretation

Section 1.01        Definitions – In this by-law, unless the context otherwise requires:

(a)	“Act” means the Canada Business Corporations Act, or any statute that may be substituted therefor, as from time to time amended;

(b)	“appoint” means “elect” and vice versa;

(c)	“articles” means the articles attached to the Certificate of Incorporation of the Corporation as from time to time amended or restated;

(d)	“Board” means the Board of directors of the Corporation;

(e)	“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(f)	“Corporation” means Agrium Inc.;

(g)	“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders; and “special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders; and

(h)	“recorded address” has the meaning set forth in section 5.09.

Section 1.02        Construction – Save as aforesaid, words and expressions defined in the Act, including “resident Canadian” have the same meanings when used herein. Words importing the singular number include the plural and vice versa; and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal representative.

PART TWO

Meeting of Shareholders

Section 2.01        Presiding Officer – The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed who is present at the meeting: the Chairman, the President or a Vice President who is also a director. In the absence of any such officer, the shareholders shall choose one of their number to chair the meeting. Subject to the Act, the procedure to be followed at any meeting of shareholders shall be determined by the chairman of the meeting.

Section 2.02        Quorum – A quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote at such meeting or a duly appointed proxyholder or representative for a shareholder so entitled, and together holding or representing shares of the Corporation having not less than 25 percent of the outstanding votes entitled to be cast at the meeting.

Section 2.03        Participation in Meetings by Electronic Means – Any person entitled to attend a meeting of shareholders shall be entitled to participate in the meeting by means of a telephonic, electronic or other communication facility including teleconferencing, video conferencing, computer link, webcasting and other similar means, if the Corporation has made available such communication facilities and provided that the chairman of the meeting is satisfied that all participants will be able to communicate adequately with each other during the meeting. A person participating in a meeting by such means is deemed for the purposes of this Act to be present at the meeting.

Section 2.04        Meetings held by Electronic Means – If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communication facility including teleconferencing, video conferencing, computer link, webcasting and other similar means that permits all participants to communicate adequately with each other during the meeting, provided that such directors or shareholders, as the case may be, have made such communication facilities available for such meeting.

Section 2.05        Proxyholders and Representatives – Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, to attend and act as the shareholder’s representative at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall conform with the requirements of the Act and shall be, in the case of a shareholder that is not a body corporate or association, in writing executed by the shareholder or the shareholder’s attorney or in the form of an electronic document executed by the shareholder or the shareholder’s attorney.

Section 2.06        Execution of an Electronic Document – For the purposes of section 2.05, an electronic document, that is, any form of representation of information or of concepts fixed in any medium in, or by, electronic, optical or other similar means, is executed if the signature results from the application by a person of a technology or a process that permits (a) the signature resulting to be unique to that person, (b) that person’s signature is incorporated or associated with or attached to the electronic document, and (c) that person can be identified.

Section 2.07        Votes to Govern – Subject to the Act, at any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a poll or by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof, the chairman of the meeting shall not be entitled to a second or casting vote.

Section 2.08        Manner of Voting – Subject to the Act, any question at a meeting of shareholders shall be decided by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof, if the Corporation has made available such communication facilities, unless a ballot thereon is required or demanded as hereinafter provided, and upon either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof every person who is present and entitled to vote shall have one vote, subject to any provision of the Act restricting the ability of a proxyholder or alternate proxyholder to vote either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof where such person has conflicting instructions from more than one shareholder. Whenever a vote by either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

Section 2.09        Ballots – On any question proposed for consideration at a meeting of shareholders, and whether or not a vote by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof has been taken thereon, the chairman may require a ballot or any person who is present and entitled to vote on such question at the meeting may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which such person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

PART THREE

Directors and Officers

Section 3.01        Election and Term – Until changed in accordance with the Act, the Board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided in the articles. The election of directors shall take place at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors otherwise determine. Where the shareholders adopt an amendment to the articles to increase the number or maximum number of directors, the shareholders may, at the meeting at which they adopt the amendment, elect the additional number of directors authorized by the amendment. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

Section 3.02        Qualification – Subject to the Act, at least twenty-five percent of the directors of the Corporation must be resident Canadians. However, if a Corporation has less than four directors, at least one director must be a resident Canadian.

Section 3.03        Eligibility Requirements at Meetings – The Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least twenty-five percent of the directors present are resident Canadians, or, if the Corporation has less than four directors, at least one of the directors present is a resident Canadian, except where

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)	the required number of resident Canadian directors would have been present had that director been present at the meeting.

Section 3.04        Vacancies – Subject to the Act, vacancies in the Board may be filled for the remainder of its term of office from among persons qualified for election by the remaining directors if constituting a quorum; otherwise such vacancies shall be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose.

Section 3.05        Chairman of Board Meetings – The chairman of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed who is present at the meeting: the Chairman, the President, or a Vice President. If no such officer is present, the directors shall choose one of their number to chair the meeting.

Section 3.06        Executive Committee – The Board may, from time to time, appoint an Executive Committee consisting of at least three directors. The Executive Committee shall be vested with all the ordinary powers and authority of the Board at all times during which the Board is not in session. All acts and proceedings of the Executive Committee shall be reported to the Board at the next meeting thereof, but any right granted or obligation incurred pursuant to the authority of the Executive Committee shall be treated as valid and binding upon the Corporation.

Section 3.07        Notice – No notice need be given of the first meeting of the Board following a meeting of shareholders at which directors are elected if such meeting of the Board is held immediately after the shareholders meeting. Notice of all other meetings of the Board and of all meetings of the Executive Committee shall be given to each director or member of the Committee, as the case may be, not less than forty-eight hours (excluding any non-business day) before the time when the meeting is to be held and may be given by mail, facsimile, telegram, telex or other electronic means of communication. No action taken at any meeting of the Board shall be invalidated by the accidental failure to give notice or sufficient notice thereof to any director.

Section 3.08        Quorum and Voting – Subject to section 3.03, the quorum for the transaction of business at any meeting of the Board or of the Executive Committee shall be a majority of the directors or of the members of such Committee, as the case may be, and every question shall be decided by a majority of the votes cast thereon. In case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

Section 3.09        Remuneration and Expenses – Directors who do not receive salary as officers or employees of the Corporation shall each be paid such amount per annum as the Board may from time to time determine. In addition they, and the salaried directors, shall each receive such amount as the Board may from time to time determine for each meeting of the Board or any Committee thereof which they attend and shall be entitled to be paid for travelling and other expenses properly incurred in connection with the affairs of the Corporation. The Board may also award special remuneration to any director undertaking any special service on the Corporation’s behalf.

Section 3.10        Officers – The Board may elect or appoint such officers having such responsibilities as the Board sees fit, provided that at all time there shall be a Chairman and a President (who may be the same person) who shall be elected from the Board and there shall be a Secretary.

Section 3.11        Indemnity and Insurance – Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

PART FOUR

Execution of Documents

Section 4.01        Execution of Documents – The Board may from time to time determine the officers or other persons by whom any particular document or instrument or class of documents or instruments of the Corporation shall be executed and the manner of execution thereof, including the use of facsimile reproductions of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.

PART FIVE

Notices

Section 5.01        Method of Giving Notices – Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a Committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s recorded address or if mailed to such person at such recorded address by prepaid ordinary or air mail or if sent to such person at such recorded address by any means of prepaid transmitted or recorded communication, or if provided in the form of an electronic document so long as the shareholder, director, officer, auditor or member of a Committee of the Board (collectively, the “addressee”) has consented to receive the notice in such form. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered for dispatch; and a notice so sent in the form of an electronic document shall be deemed to have been given when transmitted. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a Committee of the Board in accordance with any information believed by the secretary to be reliable.

Section 5.02        Consent to Receiving Notice by Electronic Document – The requirement for consent pursuant to section 5.01 shall be satisfied if (a) the addressee has consented in the manner prescribed and has designated an information system for the receipt of the electronic document, and (b) the electronic document is provided to the designated information system unless otherwise prescribed.

Section 5.03        Notice to Joint Shareholders – If two or more persons are registered as joint holders of any share, any notice may be addressed to all such jointholders, but notice addressed to one of such persons shall be sufficient notice to all of them.

Section 5.04        Computation of Time – In computing the date when notice must be given under any provision requiring specified number of days’ notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

Section 5.05        Undelivered Notices – If any notice given to a shareholder pursuant to section 5.01 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices to such shareholder until informed in writing by the shareholder of a new address.

Section 5.06        Omissions and Errors – The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a Committee of the Board or the nonreceipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

Section 5.07        Persons Entitled by Death or Operation of Law – Every person, who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

Section 5.08        Waiver of Notice – Any shareholder, proxyholder or other person entitled to attend a meeting of shareholders, director, officer, auditor or member of a Committee of the Board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under the Act, the regulations thereunder, the articles, the bylaws or otherwise, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the Board or a Committee of the Board which may be given in any manner.

Section 5.09        Interpretation – In this by-law, “recorded address” means in the case of a shareholder the address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holder or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a Committee of the Board, the latest address as recorded in the records of the Corporation.

PART SIX

Effective Date and Repeal

Section 6.01        Effective Date – This by-law shall come into force when made by the Board in accordance with the Act.

Section 6.02        Repeal – All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All directors, officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the Board with continuing effect passed under any repealed by-law shall continue to be valid except to the extent inconsistent with this by-law and until amended or repealed.

ENACTED by the Board the 5th day of March, 2002, with amendments approved by the Board the 12th day of December, 2013.

/S/ MICHAEL M. WILSON
President & Chief Executive Officer
/S/ GARY J. DANIEL
Corporate Secretary

CONFIRMED by the shareholders in accordance with the Act the 8th day of May, 2002, with amendments subject to confirmation by the shareholders in accordance with the Act.

/S/ GARY J. DANIEL
Corporate Secretary

SCHEDULE D – ADVANCE NOTICE BY-LAW NO. 2

BY-LAW NO. 2

A By-Law Relating to Advance Notice of Nominations of Directors of the Corporation

PART ONE

Introduction

Agrium Inc. (the “Corporation”) is committed to: (i) facilitating an orderly and efficient annual or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of director nominations and sufficient information with respect to all nominees; (iii) allowing the Corporation and shareholders to evaluate each nominee’s qualifications and suitability as a director of the Corporation; and (iv) allowing shareholders to cast an informed vote.

The purpose of this By-Law No. 2 of the Corporation (the “By-Law”) is to provide shareholders, directors and management of the Corporation with guidance on the nomination of directors. This By-Law is the framework by which the Corporation seeks to fix a deadline by which holders of record of common shares of the Corporation must submit director nominations to the Corporation prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Corporation for the notice to be in proper written form.

It is the belief of the Corporation and the Board that this By-Law is beneficial to shareholders and other stakeholders. This By-Law will be subject to periodic review and, subject to the Act, will reflect changes as required by securities regulatory agencies or stock exchanges and, at the discretion of the Board, amendments necessary to meet evolving industry standards.

PART TWO Advance Notice of Nominations of Directors

Section 1.01        Nomination Procedures – Subject only to the Act, Applicable Securities Law and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting,

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”) who:

(i)	at the close of business on the date of the giving of the notice provided for in this By-Law and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and

(ii)	complies with the notice procedures set forth below in this By-Law.

Section 1.02        Nominations for Election – For the avoidance of doubt, the procedures set forth in this By-Law shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

Section 1.03        Timely notice – In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this By-Law.

Section 1.04         Manner of timely notice – To be timely, a Nominating Shareholder’s notice must be given:

(a)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not less than 30 nor more than 65 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

In no event shall any adjournment, postponement, or reconvening of a meeting, or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

Section 1.05        Proper form of notice – To be in proper written form, a Nominating Shareholder’s notice must set forth or be accompanied by, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

(i)	the name, age and business and residential address of the Proposed Nominee;

(ii)	the principal occupation, business or employment of the Proposed Nominee, both present and within the five years preceding the notice;

(iii)	whether the Proposed Nominee is a resident Canadian within the meaning of the Act;

(iv)	whether the Proposed Nominee is a citizen and/or resident of the United States;

(v)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(vi)	a description of any relationship, agreement, arrangement or understanding (financial, compensation or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any Affiliates or Associates of, or any person or entity acting jointly or in concert with the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as a director;

(vii)	whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee; and

(viii)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any Applicable Securities Laws;

(b)	as to the Nominating Shareholder:

(i)	their name, business and residential address;

(ii)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person or any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation;

(iv)	full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its Affiliates or Associates, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board;

(v)	full particulars of any direct or indirect interest of the Nominating Shareholder in any contract with the Corporation or with any of the Corporation’s Affiliates;

(vi)	whether the Nominating Shareholder is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Nominating Shareholder;

(vii)	whether the Nominating Shareholder intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

(viii)	any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any Applicable Securities Laws; and

(c)	a written consent duly signed by each Proposed Nominee to being named as a nominee for election to the Board and to serve as a director of the Corporation, if elected.

References to “Nominating Shareholder” in this section 1.05 shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

Section 1.06        Other Information – The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the Corporation or that would reasonably be expected to be material to a reasonable shareholder’s understanding of the independence and/or qualifications, or lack thereof, of such Proposed Nominee.

Section 1.07        Notice to be updated – In addition, to be considered timely and in proper written form, a Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

Section 1.08        Power of the chair – The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

Section 1.09        Delivery of notice – Notwithstanding any other provision of this By-Law, notice given to the secretary of the Corporation pursuant to this By-Law may only be given by personal delivery, facsimile transmission or by e-mail (provided that the secretary of the Corporation has stipulated an e-mail address for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, e-mail (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received) to the Secretary of the Corporation at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Section 1.10        Increase in number of directors to be elected – Notwithstanding any provisions in this By-Law to the contrary, in the event that the number of directors to be elected at a meeting is increased effective after the time period for which the Nominating Shareholder’s notice would otherwise be due under this section, a notice with respect to nominees for the additional directorships required by this section shall be considered timely if it shall be given not later than the close of business on the 10th day following the day on which the first public announcement of such increase was made by the Corporation.

Section 1.11        Board Discretion – Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this By-Law.

Section 1.12        Definitions – For purposes of this By-Law,

(a)	“Act” means the Canada Business Corporations Act, or any statute that may be substituted therefor, as from time to time amended;

(b)	“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(c)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province and territory of Canada;

(d)	“Associate”, when used to indicate a relationship with a specified person, shall mean:

(i)	any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding,

(ii)	any partner of that person,

(iii)	any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity,

(iv)	a spouse of such specified person,

(v)	any person of either sex with whom such specified person is living in conjugal relationship outside marriage, or

(vi)	any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

(e)

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Corporation by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities;

(f)	“Board” means the Board of directors of the Corporation;

(g)	“close of business” means 5:00 p.m. (Calgary time) on a business day in Alberta, Canada;

(h)	“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Corporation or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Corporation or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

(i)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

PART THREE

Effective Date

Section 1.13        Effective Date - This by-law shall come into force when made by the Board in accordance with the Act.

ENACTED by the Board the 12th day of December, 2013.

/S/ MICHAEL M. WILSON
President & Chief Executive Officer
/S/ GARY J. DANIEL
Corporate Secretary

SCHEDULE E

BOARD OF DIRECTORS CHARTER

1.	Introduction

This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.

2.	Duties and Responsibilities

(a)  Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long-term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. The Board has the power to delegate (subject to subsection 2(b) herein) its authority and duties to Committees of the Board or to individual members of the Board or to management as the Board considers appropriate. Any responsibility not delegated to management or a Committee of the Board or an individual member of the Board remains with the Board.

(b)  Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-Laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i)	planning its composition and size;

(ii)	determining independence of Board members;

(iii)	selecting its Chair;

(iv)	nominating candidates for election to the Board;

(v)	appointing Committees;

(vi)	determining Director compensation;

(vii)	periodically discussing matters of interest separate from and independent of any influence from management; and

(viii)	assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c)  Management and Human Resources. The Board has the responsibility to:

(i)	appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii)	approve Terms of Reference for the Chief Executive Officer;

(iii)	evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv)	satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v)	approve certain decisions relating to senior management, including the:

(A)	appointment and discharge of executive officers;

(B)	compensation and benefits for executive officers;

(C)	acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D)	employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi)	take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A)	the succession plan for the Chief Executive Officer;

(B)	a succession planning program with respect to other senior management, including a program to train and develop management; and

(C)	criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii)	take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii)	approve certain matters relating to all employees, including:

(A)	the annual salary/incentive policies and programs for employees;

(B)	new benefit programs or material changes to existing programs;

(C)	material changes in retirement plans; and

(D)	material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d)  Strategy and Plans. The Board has the responsibility to:

(i)	adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii)	approve the annual business plans that implement the strategic plan;

(iii)	approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv)	approve the Corporation’s political donations policy;

(v)	approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi)	approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii)	approve material divestitures and acquisitions;

(viii)	monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix)	review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e)  Financial and Corporate Issues. The Board has the responsibility to:

(i)	take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii)	monitor operating and financial performance relative to budgets and objectives;

(iii)	review and approve the annual financial statements and notes, and related MD&A of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv)	review and approve the quarterly financial results and approve the release thereof by management;

(v)	declare dividends;

(vi)	approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii)	subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditors’ fees;

(viii)	approve banking resolutions and significant changes in banking relationships;

(ix)	approve appointments of, or material changes in relationships with, corporate trustees;

(x)	approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi)	approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f)  Business and Risk Management. The Board has the responsibility to:

(i)	take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii)	receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii)	review corporate insurance.

(g)  Policies and Procedures. The Board has the responsibility to:

(i)	develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii)	monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii)	direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv)	review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h)  Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i)	adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii)	approve interaction with shareholders on all items requiring shareholder approval;

(iii)	approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv)	take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v)	take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi)	report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i)  Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group,

and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j)  Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s website under “Governance” at www.agrium.com.

3.	General Legal Obligations of the Board of Directors

(a)  Legal Matters. The Board has the responsibility to:

(i)	direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii)	approve changes in the By-Laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii)	approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv)	perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to an individual member of the Board or to management.

4.	Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.

5.	Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.

6.	Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX 1 TO SCHEDULE E

TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS

1.	Introduction

These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.

2.	Responsibilities of Corporate Stewardship

Each Director has the responsibility to:

(a) advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b) exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c) provide constructive counsel to and oversight of management;

(d) preserve the confidentiality of non-public and proprietary information;

(e) be available as a resource to management and the Board; and

(f) demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.

3.	Responsibilities of Integrity and Loyalty

Each Director has the responsibility to:

(a) comply with the Corporation’s Code of Business Conduct and Ethics;

(b) disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c) promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d) disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.

4.	Responsibilities of Diligence

Each Director has the responsibility to:

(a) prepare for each Board and Committee meeting by reading the reports and background materials provided for the meeting;

(b) attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c) as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.	Responsibilities of Effective Communication

Each Director has the responsibility to:

(a) participate fully and frankly in the deliberations and discussions of the Board;

(b) encourage free and open discussion of the Corporation’s affairs by the Board;

(c) establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d) focus inquiries on issues related to strategy, policy, and results;

(e) respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f) indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.

6.	Responsibilities of Committee Work

Each Director has the responsibility to:

(a) participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b) understand the process of Committee work, and the role of management and staff supporting the Committee.

7.	Responsibilities of Knowledge Acquisition

Each Director has the responsibility to:

(a) become generally knowledgeable of the Corporation’s business and its industry;

(b) participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c) maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d) become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.

8.	Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a) demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b) career experience, business knowledge, and sound judgement relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c) understanding of fiduciary duty;

(d) communication, advocacy, and consensus-building skills;

(e) experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f) willingness to devote sufficient time and energies to the work of the Board and its Committees.

SCHEDULE F

HUMAN RESOURCES & COMPENSATION COMMITTEE WORK PLAN

Agenda Items	Q1	Q2	Q3	Q4	As Required
Compensation Programs and Design
Annual review and recommendation to the Board of Agrium’s philosophy, strategy and policies on executive compensation				✓
Review status of pension plan investment performance and administration		✓
Scheduled review of any anticipated changes to Agrium’s compensation plans or benefit programs			✓
Receive scheduled update on annual and long-term incentive plans			✓
Review U.S. retirement savings plans audits			✓
Review peer group data				✓
Scheduled review of program and/or plan design changes for following fiscal year				✓
Review anticipated PSU payments to be made in January with respect to vested PSUs				✓
Review and approve new compensation plans and benefit programs and any material changes					✓
Chief Executive Officer Performance and Compensation
Review and approve proposed Chief Executive Officer performance goals and objectives for pending fiscal year				✓
Review the evaluation process for Chief Executive Officer in prior fiscal year and evaluate Chief Executive Officer performance in prior fiscal year	✓

Recommend to the independent members of the Board for approval the Chief Executive Officer annual incentive compensation for pending fiscal year, base salary for current fiscal year and long-term equity incentive allocations

✓
Receive update on Chief Executive Officer goal achievement			✓	✓
Chief Executive Officer look-back/look-forward total take analysis (bi-annually)				✓
Senior Executive Performance and Compensation (other than Chief Executive Officer)
In consultation with the Chief Executive Officer, review and approve key performance indicators for senior executives for pending fiscal year	✓
Review and approve annual incentive pools for previous year’s performance	✓
Review pay positions relative to peer groups	✓		✓
Recommend to the Board for approval the senior executive’s annual incentive compensation for pending fiscal year, base salary for current fiscal year and long-term equity incentive allocations	✓
Receive update on achievement of key performance indicators and corporate performance goals			✓	✓
General Compensation Matters
Review and monitor compliance with senior executive share ownership guidelines	✓			✓
Annual in camera session with Senior Vice President, Human Resources				✓
Annual review of compensation consultant independence and performance				✓
Annual review of senior employment agreements and termination and change in control benefits for senior officers				✓

Comprehensive review of trends in termination and change in control practices, senior executive contract provisions, and incremental and aggregate payments pursuant to officer contracts and corporate policies and programs

✓
Recommend appointment and compensation of new executive officers					✓
Succession Planning
Chief Executive Officer succession planning and development	✓	✓	✓	✓
Annual succession and development plan review for senior executives and management		✓
Review organizational changes					✓
Miscellaneous
Assess the HR literacy, and financial literacy and financial expertise of the members of the HR&C Committee	✓

Annual assessment of whether Agrium’s executive compensation plans, policies, programs and specific arrangements for senior executives aligns with the Corporation’s executive compensation philosophy, strategy and principles, taking in account Agrium’s risk profile

✓
Review and approve CD&A and compensation disclosure for inclusion in management proxy circular	✓
Annual review of HR&C Committee Charter	✓

F-1

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